Exhibit 10.3

LIMITED LIABILITY COMPANY AGREEMENT

ARCHSTONE RESIDUAL JV, LLC

by and between

AVB DEVELOPMENT TRANSACTIONS, INC.

and

EQR-RESIDUAL JV MEMBER, LLC

FEBRUARY 27, 2013

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(continued)

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LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) is made and entered into as of February 27, 2013 (the “Effective Date”) between AVB Development Transactions, Inc., a Maryland corporation (“AVB Member”), and EQR-Residual JV Member, LLC, a Delaware limited liability company (“ERP Member”).

R E C I T A L S

A. WHEREAS, AVB (as such term and any other capitalized term used in this Agreement is defined in Article II), Equity Residential and ERP have entered into the Purchase Agreement with Seller, pursuant to which they have agreed to acquire certain assets of Enterprise from Seller; and

B. WHEREAS, AVB, Equity Residential and ERP have entered into the Buyers Agreement, which sets forth certain understandings among AVB, Equity Residential and ERP concerning the acquisition of the assets of Enterprise pursuant to the Purchase Agreement; and

C. WHEREAS, the Buyers Agreement provides for the formation of a joint venture (referred to therein as “Archstone Residual JV”) and attaches a term sheet setting forth the terms applicable to the governance of such joint venture (referred to therein as the “Archstone Residual JV Term Sheet”) which are to be set forth in a definitive joint venture agreement (referred to therein as the “Definitive Archstone Residual JV Agreement”); and

D. WHEREAS, AVB Member is a wholly-owned subsidiary of AVB and ERP Member is a wholly-owned subsidiary of ERP; and

E. WHEREAS, AVB Member and ERP Member desire to form the Company and to set forth in this Agreement the definitive terms for the governance of the Company, in furtherance of the provisions of the Buyers Agreement calling for the formation of Archstone Residual JV and the execution and delivery of the Definitive Archstone Residual JV Agreement consistent with the Archstone Residual JV Term Sheet.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AVB Member and ERP Member hereby agree as follows:

ARTICLE I

IN GENERAL

Section 1.1 Name.

The name of the limited liability company is Archstone Residual JV, LLC (the “Company”).

Section 1.2 Formation of Limited Liability Company.

The Company was duly formed upon the filing of a certificate of formation of the Company with the Secretary of State of the State of Delaware on February 15, 2013, which certificate sets forth the information required by Section 18-201 of the Delaware Limited Liability Company Act (the “Certificate of Formation”). Michelle La Pelle, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, such execution, delivery and filing being hereby ratified and approved by the Members. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, such person’s powers as an “authorized person” ceased.

Section 1.3 Agreement; Inconsistencies with Act.

(a) This Agreement constitutes the “limited liability company agreement” of the Company within the meaning of the Act.

(b) This Agreement shall govern the relationship of the Members, except to the extent a provision of this Agreement is expressly prohibited under the Act. If any provision of this Agreement is prohibited under the Act, this Agreement shall be considered amended to the least degree possible in order to make such provision effective under the Act.

Section 1.4 Principal Place of Business.

The principal place of business of the Company shall be c/o Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606. The Company may locate its place of business at any other place or places as may be Approved by the Members from time to time.

Section 1.5 Registered Office and Registered Agent.

The Company’s initial registered office shall be at the office of its registered agent at 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent is The Corporation Trust Company. The registered office and registered agent may be changed with the Approval of the Members from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

Section 1.6 Term.

The term of existence of the Company (the “Term”) shall continue until the Company is terminated, dissolved or liquidated in accordance with this Agreement and the Act.

Section 1.7 Permitted Businesses.

(a) The business of the Company shall be: (i) to acquire (in accordance with the Purchase Agreement and the Buyers Agreement), own, manage, operate, improve, develop, sell and otherwise deal with the Archstone Residual Assets, and any other assets that may, from time to time, be acquired by the Company pursuant to this Agreement, directly or through Subsidiary

Entities; (ii) to incur, assume, pay, perform, discharge, satisfy, settle or otherwise resolve the Assumed Archstone Liabilities and any other liabilities that may, from time to time, be incurred by the Company pursuant to this Agreement, directly or through Subsidiary Entities; and (iii) to do all other lawful acts and things as may be necessary, desirable, expedient, convenient for or incidental to the furtherance and accomplishment of the foregoing objectives and purposes and for the protection and benefit of the Company. The Company shall not engage in any other business without the Approval of the Members.

(b) In connection with the Company’s business, the Company shall have the power and authority, subject to any Approval of the Members or Approval of the Management Committee required under this Agreement:

(i) to acquire, hold and dispose of any real or personal property;

(ii) to borrow money from banks, other lending institutions, Members, or Affiliates of Members, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(iii) to purchase liability and other insurance to protect the Company’s property and business and to protect the assets of the Members and Management Committee Representatives;

(iv) to invest any Company funds temporarily (by way of example but not limitation) in demand deposits, money-market mutual funds, short-term governmental obligations, commercial paper or other investments;

(v) to sell or otherwise dispose of any, all or substantially all of the assets of the Company;

(vi) to execute all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; contracts; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary to conduct the business of the Company;

(vii) to employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(viii) to enter into any and all other agreements, with any other Person as may be necessary or appropriate to the conduct of the Company’s business; and

(ix) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

(c) In connection with the formation of the Company and the execution of this Agreement, on or prior to the date hereof, the Company acquired the interests in certain Subsidiary Entities certain of which may be reflected on the organizational chart that is or may hereafter be attached hereto as Schedule A, and the Members hereby authorize ERP Member as the applicable Designated Manager to execute such documents and instruments, deliver such notices, make such filings and take such other acts as it may consider to be necessary to reflect in any official records in accordance with applicable legal requirements the acquisition by the Company of ownership or control over such Subsidiary Entities or otherwise further to effectuate the acquisition by the Company of ownership or control over such Subsidiary Entities.

Section 1.8 Qualification in Other Jurisdictions; Ongoing Organizational Maintenance.

ERP Member as the applicable Designated Manager is authorized to cause the Company to be qualified or registered as required under applicable laws in any jurisdiction in which the Company transacts business and to execute, deliver and file any certificates and documents necessary to effect such qualification or registration. ERP Member as the applicable Designated Manager is authorized to cause the Company to comply with all applicable requirements of the State of Delaware for the filing of annual statements with the Secretary of State of the State of Delaware, and shall be responsible for the maintenance of minute books and the organizational documents of the Company.

Section 1.9 Rules of Construction.

The following rules of construction shall apply to this Agreement:

(a) Unless otherwise specifically and expressly limited in the context, any reference herein to a decision, determination, act, action, exercise of a right, power or privilege, or other procedure by a Member, Transition Team member or Management Committee Representative shall mean and refer to the decision, determination, act, action, exercise of a right, power, privilege, or other procedure by the Member, Transition Team member or Management Committee Representative in its sole and absolute discretion acting in the best interests of such Member (or, in the case of a Management Committee Representative or Transition Team member, the best interests of the Member which appointed such Management Committee Representative or Transition Team member) and not as a fiduciary for the Company or the other Member.

(b) All references in this Agreement to “Dollars” as a unit of currency shall be deemed a reference to United States dollars and United States currency.

(c) Unless explicitly stated to the contrary, the term “includes”, “including” and other expressions of inclusion shall be construed in each instance to mean “includes without limitation”, “including but not limited to” or other phraseology denoting the non-exclusive nature of the item to which reference is being made.

(d) The Members acknowledge that, as identified pursuant to express statements that appear on the face or cover page of certain schedules attached to this Agreement, certain schedules attached to this Agreement are incomplete or have been left blank. In such cases, the references to such schedule in this Agreement shall be disregarded (except for the provisions which are included in such schedule as attached hereto on the date hereof) unless and until the Management Committee or Members Approve the form of the complete, final form of the schedule that is to be considered so referenced herein.

Section 1.10 Title to Company Assets.

All Company assets, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

ARTICLE II

DEFINITIONS

Section 2.1 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Accountants” means the independent certified public accountants Approved by the Members and engaged from time to time by the Company for purposes of reviewing or auditing the Company’s financial statements and performing such other services as are required to be performed by the Accountants by this Agreement.

“Act” means the Delaware Limited Liability Company Act, as amended or superseded from time to time.

“Additional Capital Requested Amount” has the meaning set forth in Section 3.3(b).

“Adjusted Asset Value” means, with respect to any asset of the Company, such adjusted basis of such asset for federal income tax purposes, except as follows:

(i) The Adjusted Asset Value of any asset contributed to the Company by a Member shall be the gross fair market value of such asset as determined jointly by the Management Committee and the contributing Member, in their joint and reasonable discretion.

(ii) If the Management Committee reasonably determines that an adjustment is necessary or appropriate to reflect the relative Proportionate Shares of the Members in the Company, the Adjusted Asset Values of all Company assets shall be adjusted to equal their gross fair market value, as determined by the Management Committee, taking Section 7701(g) of the Code into account, as of the following times: (a) a Capital Contribution (other than a de minimis capital contribution) to the Company by a new or existing Member; (b) any distribution by the Company to an Member of more than a de minimis amount of Company property (other than cash); (c) any distribution by the Company to an Member of more than a de minimis amount of cash in connection with the redemption of all or a portion of a Member’s Membership Interest in the Company; and (d) at such other times as the Management Committee reasonably determines necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

(iii) The Adjusted Asset Values of Company property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury

Regulations; provided, however, that Adjusted Asset Values shall not be adjusted pursuant to this paragraph to the extent that the Management Committee reasonably determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iii).

(iv) The Adjusted Asset Value of an asset shall be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

Any determination to be made by the Management Committee pursuant to this definition shall be made with the Approval of the Management Committee.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affiliate” or “Affiliated” means, with respect to any Person, (i) any Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, or (ii) any Person in which such Person has, directly or indirectly, a twenty five percent (25%) or more ownership or beneficial interests. A Person shall be deemed to control a Person if it owns, directly or indirectly, at least twenty five percent (25%) of the ownership interest in such Person or otherwise has the power to direct the management, operations or business of such Person. Notwithstanding the foregoing, an Affiliate of the Company that is controlled by the Company shall not be deemed to be an Affiliate of any Member for any of the purposes of this Agreement.

“Agreement” means this Limited Liability Company Agreement and any amendments hereto.

“Annual Budget” means, for the Company, any Archstone Subsidiary, any Outside Partnership, an annual operating and, if applicable, capital budget. Each Annual Budget for the assets in the Germany Portfolio in which Parallel JV 1 holds a 10% interest shall relate to such assets in their entirety (and not merely the Company’s 90% interest therein).

“Approval of the Management Committee,” “Approval by the Management Committee” or similar phrases means the unanimous approval of the AVB Representatives and ERP Representatives excluding, with respect to any matter as to which a Capital Defaulting Member has no approval rights pursuant to Section 3.4, the Management Committee Representatives appointed by the Capital Defaulting Member.

“Approval of the Members,” “Approval by the Members” or similar phrases means the unanimous approval of the Members, excluding, with respect to any matter as to which a Capital Defaulting Member has no approval rights pursuant to Section 3.4, such Capital Defaulting Member.

“Approved Business Plan,” means (i) with respect to any Archstone Residual Asset, each Initial Business Plan and each amendment or revision thereto or update thereof which is Approved by the Members or Approved by the Management Committee, and (ii) with respect to any Outside Partnership, the then current business plan approved pursuant to the terms of the Outside Partnership Agreement. Each Approved Business Plan with respect to an Archstone Residual Asset is anticipated to set forth the mutually-agreed-upon plan for the ownership, operation, management and disposition of the relevant Archstone Residual Asset through the anticipated holding period therefor. Each Approved Business Plan for the assets in the Germany Portfolio in which Parallel JV 1 holds a 10% interest shall relate to such assets in their entirety (and not merely the Company’s 90% interest therein).

“Archstone Claims” means the interests acquired by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement in and to causes of action, claims under insurance policies, claims for indemnification, and similar claims.

“Archstone Intangible Property” means the interests acquired, directly or indirectly, by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement in and to intangible property and intellectual property, including, without limitation, rights and claims under certain contracts, warranties, guaranties, indemnification agreements, insurance policies, claims and causes of action (including with respect to certain pending lawsuits), licenses, permits, trademarks, tradenames (including, without limitation, the Archstone trademark, the name “Archstone” and derivatives thereof), logos, domain names and the content maintained on and other rights with respect to the website(s) under such domain name(s), and all other assets to be acquired pursuant to the Purchase Agreement and the Buyers Agreement that are not acquired directly by ERP or AVB or their affiliates, or acquired by Trademark JV, Legacy JV or any Parallel JV.

“Archstone Residual Assets” means the assets, interests, rights and claims acquired, directly or indirectly, by the Company pursuant to the Purchase Agreement and the Buyers Agreement, in the Archstone Residual Real Estate Assets, the Land Options, the Archstone Subsidiaries, the Office Leases, the Archstone Claims, the Archstone Intangible Property and the Miscellaneous Archstone Assets.

“Archstone Residual Real Estate Asset Adjusted Value” means, with respect to any Archstone Residual Real Estate Asset, the value (if any) designated for such Archstone Residual Real Estate Asset on Schedule C attached hereto, plus 100% of all costs capitalized to the basis for such asset on Seller’s books from September 30, 2012 to the date of this Agreement, plus any costs capitalized to the basis for the applicable asset on the Company’s books from and after the date of this Agreement to the date of the acquisition of such Archstone Residual Real Estate Asset by ERP Member or AVB Member or their respective designees pursuant to this Agreement.

“Archstone Residual Real Estate Assets” means, collectively, the Lake Mendota Portfolio, the Germany Portfolio, the National Gateway Asset and Harlem Parcel C. “Archstone Residual Real Estate Asset” means any one of the Archstone Residual Real Estate Assets.

“Archstone Subsidiaries” means the subsidiaries acquired, directly or indirectly, by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement. Certain of the Archstone Subsidiaries are or may hereafter be listed on Schedule D.

“Asset Option Expiration Date” means the date which is sixty (60) days following the date of this Agreement.

“Asset Transfer Date” has the meaning set forth in Section 9.2(e).

“Assumed Archstone Liabilities” means the liabilities assumed by the Company pursuant to the Purchase Agreement and the Buyers Agreement (or for which the Archstone Subsidiaries are obligors), including, without limitation, the liabilities allocated to the Company more fully described in and allocated pursuant to Schedule E attached hereto, exclusive of any liabilities that have been assumed or incurred by Legacy JV or its subsidiaries in accordance with the terms of the Legacy JV Agreement or that are allocated to Legacy JV or its subsidiaries pursuant to Schedule E and any liabilities that have been assumed or incurred by any Parallel JV or its subsidiaries in accordance with the terms of any Parallel JV Agreement or that are allocated to a Parallel JV or its subsidiaries pursuant to Schedule E.

“Assumed Liability Claim” has the meaning set forth in Section 4.15(a).

“Auction Process” means, with respect to the particular Archstone Real Estate Assets that this Agreement indicates will be subject to an Auction Process, a process for the determination, as between the Members, which Member shall acquire such Archstone Real Estate Asset. The Auction Process shall commence through the delivery by one Member (the “Initiating Member”) of a written notice to the other Member which identifies an Archstone Real Estate Asset and the valuation for such Archstone Real Estate Asset at which such Initiating Member would propose to acquire such Archstone Real Estate Asset. Within thirty (30) days following the delivery of such notice, the other Member may, by written notice given to the Initiating Member, identify the higher valuation for such Archstone Real Estate Asset at which such other Member would propose to acquire such Archstone Real Estate Asset. If the other Member does not provide such notice within such thirty (30) day period, it shall be deemed to have elected not to acquire the Archstone Real Estate Asset, and the Initiating Member shall be deemed to have elected to acquire the Archstone Real Estate Asset for the valuation proposed in its initiating notice. If, however, the other Member does timely provide notice to the initiating Member of the higher valuation for such Archstone Real Estate Asset at which the other Member would propose to acquire such Archstone Real Estate Asset, then within a ten (10) Business Day period following the delivery of the other Member’s notice, the Members shall meet and confer to determine which Member is prepared to elect to acquire such Archstone Real Estate Asset for the highest valuation, through such formal or informal auction procedures as may be Approved by the Members, and the Member that elects in such procedures to acquire such Archstone Real Estate Asset for the highest valuation shall be allocated the applicable Archstone Real Estate Asset, subject to the terms more fully set forth in Section 9.2.

“Authorized Assumed Liability Payment” has the meaning set forth in Section 4.15(b).

“Authorized Unilateral Decision” means any action, decision or transaction which a Member has the authority to undertake pursuant to this Agreement without the Approval of the Management Committee or Members hereunder.

“AVB” means AvalonBay Communities, Inc., a Maryland corporation, and its successors and permitted assigns.

“AVB Member” has the meaning set forth in the introductory paragraph of this Agreement and includes its successors and permitted assigns.

“AVB Representatives” has the meaning set forth in Section 4.1(a).

“AVB-Designated Land Options” means the Land Options designated to AVB pursuant to the Buyers Agreement, as more fully set forth on Schedule N attached hereto.

“Business Day” means any day excluding a Saturday, Sunday or any other day during which there is no scheduled trading on the New York Stock Exchange.

“Buyers Agreement” means that certain Joint Buyers Agreement, dated as of November 26, 2012, among Equity Residential, ERP and AVB.

“Capital Account” means the capital account established on behalf of each Member on the books of the Company. In general, the Capital Account of each Member shall be initially credited with the amount of such Member’s initial Capital Contribution to the Company, as set forth on Schedule G. Thereafter, each such Member’s Capital Account shall be increased by (a) the amount of money contributed by such Member to the Company, (b) the Adjusted Asset Value of any property contributed by such member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Code Section 752), and (c) allocations to such Member of Profits and other items of book income and gain, and is decreased by (d) the amount of money distributed to the Member by the Company, (e) the Adjusted Asset Value of property distributed by the Company to the Member (net of liabilities securing such distributed property that the Member is considered to assume or take subject to under Code Section 752) and (f) allocations to such Member of Losses and other items of book loss and deduction, and is otherwise adjusted in accordance with the additional rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Accounts shall also be adjusted (x) as reasonably determined by the Management Committee, to reflect any redemption, forfeiture or transfer of Membership Interests, and (y) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m). It is the intent of the Members that the Capital Accounts of all Members be determined and maintained in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv) at all times throughout the full term of the Company. Accordingly, the Management Committee is authorized to make any other adjustments to the Capital Accounts so that the Capital Accounts and allocations thereto comply with said Section of the Treasury Regulations, provided that such adjustments do not have a material adverse effect on any Member. Any determination to be made by the Management Committee pursuant to this definition shall be made with the Approval of the Management Committee.

“Capital Contribution” means any contribution to the capital of the Company in cash or other assets or property by a Member in accordance with Article III.

“Capital Default Amount” has the meaning set forth in Section 3.4.

“Capital Default Loan” has the meaning set forth in Section 3.4(a).

“Capital Defaulting Member” has the meaning set forth in Section 3.4.

“Capital Transaction” means the sale, financing, refinancing, total or partial destruction, condemnation or other disposition of any Archstone Residual Asset or any other substantial asset of the Company or any Subsidiary Entity.

“Certificate of Formation” has the meaning set forth in Section 1.2 of this Agreement.

“Change in Board Control” means, with respect to any Person, during any period beginning on or after the date hereof, individuals who at the beginning of such period constituted such Person’s board of directors (or equivalent governing body), and any new member of such board whose nomination to or election by such board was approved by a vote of at least a majority of the board members then still in office who either were board members at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of such board.

“Code” means the Internal Revenue Code of 1986 as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Company” has the meaning set forth in Section 1.1.

“Company Minimum Gain” means “partnership minimum gain” set forth in Section 1.704-2(b)(2) of the Treasury Regulations.

“Confidential Materials” means books, computer software, records or files (whether in a printed or electronic format) to the extent that they consist of or contain any of the following information developed exclusively for a Member in its individual capacity and not for the Company or with information obtained by such Member in its capacity as (or in the course of the performance of its duties or exercise of its rights as) a Member or Designated Manager; economic and other internal analyses developed in connection with the Member’s consideration of the amount that it would intend to bid for any asset pursuant to Section 9.2; attorney and accountant work product that is not covered by the Common Interest Agreement (as defined in the Buyers Agreement); attorney-client privileged documents that are not covered by the Common Interest Agreement; and internal correspondence.

“Contingent Obligation” means (a) any Guaranty Obligation or (b) any direct or indirect obligation or liability, contingent or otherwise, incurred pursuant to any Rate Contract.

“Contracting Member” means, in relation to any contract that is entered into between the Company, any Subsidiary Entity or any Outside Partnership and a Member or that Member’s Affiliates, the Member that is or whose Affiliate is the party to that contract.

“Covered Person” has the meaning set forth in Section 7.1.

“Depreciation” means, with respect to any Company asset for any Fiscal Year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Adjusted Asset Value and the adjusted tax basis of such asset, Depreciation means with respect to such asset “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Treasury Regulations; provided however that, if any property has a zero adjusted basis for federal income tax purposes, Depreciation may be determined under any reasonable method selected by the Management Committee.

“Designated Manager” has the meaning set forth in Section 4.2(a).

“Discussion Period” has the meaning set forth in Section 12.13.

“Dissolution Event” has the meaning set forth in Section 10.1.

“Distributable Cash” means, for any period, the excess, if any, of (a) the aggregate Gross Receipts during such period of any kind and description over (b) the sum of the aggregate Expenditures paid during such period, subject to the reserve requirements set forth in Section 4.6.

“Economic Capital Account” means, with respect to any Member, such Member’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Member is deemed obligated to restore under Treasury Regulations Section 1.704-2.

“Electing Member” has the meaning set forth in Section 9.8(a).

“Electing Member Call Right Election Date” has the meaning set forth in Section 9.8(e).

“Electing Member Call Transaction” has the meaning set forth in Section 9.8(e).

“Electing Member Proportionate Interest” has the meaning set forth in Section 9.8(b).

“Emergency Costs” means costs and expenses which are (or are to be) incurred in the reasonable belief that such expenditures are required to (i) correct a condition that if not corrected would endanger imminently the preservation or safety of an Archstone Residual Asset or asset of an Outside Partnership, (ii) avoid the imminent suspension of any necessary service in or to such Archstone Residual Asset or asset of an Outside Partnership, or (iii) prevent the Company, any Subsidiary Entity, any of the Members or Parents or any of their respective agents, officers, employees or representatives from being subjected imminently to criminal or substantial civil penalties in connection with an Archstone Residual Asset or an asset of an Outside Partnership.

“Enterprise” means Archstone Enterprise LP, a Delaware limited partnership.

“Entity” means any general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative or association or other comparable business entity.

“EQR-Designated Land Options” means the Land Options designated to Equity Residential and ERPOP pursuant to the Buyers Agreement, as more fully set forth on Schedule N attached hereto.

“Equity Residential” means Equity Residential, a Maryland real estate investment trust, and its successors and permitted assigns.

“ERP” means ERP Operating Limited Partnership, an Illinois limited partnership and its successors and permitted assigns.

“ERP Member” has the meaning set forth in the introductory paragraph of this Agreement and includes its successors and permitted assigns.

“ERP Representatives” has the meaning set forth in Section 4.1(a).

“Expenditures” means, for any period, the sum of all cash expenditures or reserves during such period (determined on a consolidated basis for the Company and all Subsidiary Entities) including, without limitation: (i) all cash expenditures for operating expenses, (ii) principal, interest, fees, debt service payments and other payments on account of any indebtedness, (iii) expenditures for capital improvements and other expenses of a capital nature with respect to any Archstone Residual Asset, (iv) additions to reserves pursuant to Section 4.6, (v) any and all expenditures related to any acquisition, development, sale, disposition, financing or refinancing of any Archstone Residual Asset or other capital asset, (vi) any expenses incurred in connection with any Assumed Archstone Liabilities, (vii) any other expenses incurred in connection with the Company’s business, and (viii) any organizational expenses incurred by or on behalf of the Company (but not any costs or expenses incurred by ERP Member or AVB Member in connection with the formation of the Company and its Subsidiary Entities as applicable, including the costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, which costs and expenses shall be the sole responsibility of ERP Member and AVB Member, respectively). In no event shall any deduction be made for non-cash expenses such as depreciation or amortization.

“Extraordinary Transaction” has the meaning set forth in Section 8.4.

“Fiscal Year” means the Company’s fiscal year. The Company’s fiscal year shall be its taxable year. The Company’s taxable year shall be the calendar year, unless otherwise required by the Code or Treasury Regulations, or other applicable law in the case of the Company’s taxable year(s) for foreign, state or local tax purposes, as reasonably determined by the Management Committee.

“Funding Notice” has the meaning set forth in Section 3.3(b).

“Germany Portfolio” means the Germany I Portfolio, any other German multi-family assets that are owned by entities acquired, directly or indirectly, from Enterprise pursuant to the

Purchase Agreement and the Buyers Agreement, and the Germany II Entities. The Members intend to wind up and dissolve the Germany II Entities.

“Germany I Portfolio” means the interests acquired, directly or indirectly, by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement in and to ASN Europe Trading Incorporated (a 100% interest), ASN Holdings LLC (a 90% interest), Archstone Holdings Germany LLC (a 90% interest) and Archstone Management Germany LLC (a 49.9% interest), the principal assets of which (directly or indirectly) are interests in U.S. and foreign subsidiaries that own apartment projects located in Germany that are more particularly described in Schedule J attached hereto.

“Germany II Entities” means the interests acquired, directly or indirectly, from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement in and to Archstone Holdings Germany II LLC, Archstone Management Germany II LLC and their direct or indirect subsidiaries.

“Governmental Authority” means any governmental or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, authority, tribunal, department, bureau or commission, in each case having jurisdiction over the matter.

“Gross Receipts” means, for any period, any and all cash receipts (including, without limitation, gross proceeds resulting from a Capital Transaction) during such period (determined on a consolidated basis for the Company and all Subsidiary Entities), including, without limitation, Capital Contributions and amounts released from (or paid from) reserves.

“Guaranty Equalization Payment” has the meaning set forth in Section 3.6(b).

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to, or the pledge or encumbrance by that Person of any of its property as collateral for, any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligation”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase securities, other properties or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) on account of any letter of credit issued to any creditor or obligee of the primary obligor or (e) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

“Harlem Parcel C” means the interests acquired, directly or indirectly, by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement in and to Archstone 125 Parcel C Member GP LLC and Archstone 125 Parcel C Member LP, the principal assets of which (directly or indirectly) are interests in entities that own rights and interests in a parcel known as “Parcel C 125th Street MEC” that is more particularly described in Schedule K attached hereto.

“Hypothetical Liquidation” shall mean a hypothetical liquidation of the Company in accordance with the terms of this Agreement that includes (i) a sale of all of the assets of the Company for cash at prices equal to their Adjusted Asset Values and (ii) the cash contribution by the Members of the aggregate maximum amounts, if any, that the Members would be required to contribute to the Company under this Agreement as and to the extent such amounts would be needed to pay all partnership recourse liabilities.

“Implicit Value of the Company’s Outside Partnership Interest” has the meaning set forth in Section 9.8(a).

“Indebtedness” of any Person means without duplication, (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (c) all reimbursement obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments (in each case, to the extent non-contingent), (d) all obligations evidenced by notes, bonds, debentures or similar instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to properties acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such properties), and (f) all obligations under capital leases, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Losses” has the meaning set forth in Section 7.1 of this Agreement.

“Initial Business Plan,” with respect to any Archstone Residual Asset, means the business plan for such asset that is described on Schedule L (or, if Schedule L does not contain a reference to a business plan for an asset, the first business plan for such asset that is developed and Approved by the Management Committee subsequent to the date hereof pursuant to Section 4.3(a)). Each Initial Business Plan shall include an Annual Budget for the applicable Archstone Residual Asset for the remainder of the 2013 calendar year. The Members have targeted the completion of the Initial Business Plans for the quarterly meeting anticipated to occur in June, 2013.

“JAMS” has the meaning set forth in Section 12.13.

“Lake Mendota Portfolio” means the interests to be acquired, directly or indirectly, by the Company from entit(y)(ies) controlled by Enterprise pursuant to the Purchase Agreement and the Buyers Agreement in and to ASN Lake Mendota Investments LLC, which owns a managing member interest in Lake Mendota Investments LLC, a limited liability company which indirectly, through various subsidiaries, owns a portfolio of apartment projects located in

California, Florida, Georgia and Texas that is more particularly described in Schedule M attached hereto.

“Land Option Expiration Date” means the date which is sixty (60) days following the date of this Agreement.

“Land Option Take-Out Price” means, with respect to any Land Option, (i) two times the value designated for such Land Option on Schedule N, which is 50% of the GAAP basis for such Land Option as of September 30, 2012, plus (ii) 100% of all costs capitalized to the basis for such Land Option on Seller’s books during the period from September 30, 2012 through the date of this Agreement plus any costs capitalized to the basis for such Land Option on the Company’s books from and after the date of this Agreement to the date of the acquisition of such Land Option by ERP Member or AVB Member or their respective designees pursuant to this Agreement, plus (iii) the value of replacement collateral necessary to have the Company’s collateral released (e.g., if a letter of credit is in place).

“Land Options” means the option rights and rights under purchase and sale agreements in and to in various land parcels held by entities, the interests in which were acquired, directly or indirectly, by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement. The land parcels to which such rights relate are more particularly described in Schedule N attached hereto, which Schedule identifies those Land Options allocated to the Equity Residential Parties and those Land Options allocated to AVB.

“Legacy JV” means Legacy Holdings JV, LLC, a Delaware limited liability company.

“Legacy JV Agreement” means that certain Limited Liability Company Agreement for Legacy JV, dated of even date herewith, entered into between EQR-Legacy Holdings JV Member, LLC and AVB.

“Major Decision” has the meaning set forth in Section 4.3.

“Management Agreement” means a written contract between a Subsidiary Entity, as the property manager, and any other Subsidiary Entity, Outside Partnership or Third Party Entity, as the owner, for the provision of property management services.

“Management Committee” has the meaning set forth in Section 4.1(a).

“Management Committee Representative” has the meaning set forth in Section 4.1(a).

“Member” or “Members” means AVB Member, ERP Member or any successors or Substitute Members thereto.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including all economic rights and voting rights of the Member in the Company, the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under law, and the obligations of such Member to comply with all of the terms and provisions set forth in this Agreement and under applicable law.

“Minimum Gain Attributable to Member Nonrecourse Debt” means “partner nonrecourse debt minimum gain” as determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

“Miscellaneous Archstone Assets” means the interests acquired, directly or indirectly, by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement (or to which the Company has succeeded through the acquisition of interests in entities acquired by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement) in and to personal property, service contracts, software/licenses, insurance policies and employee plans as identified in the Buyers Agreement, as well as certain mezzanine loans, profit participation interests and other receivables. Without limitation, certain of the Miscellaneous Archstone Assets are more particularly described in Schedule P attached hereto.

“National Gateway Asset” means the interests acquired, directly or indirectly, by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement in and to (i) Archstone National Gateway I GP LLC and Archstone National Gateway I LP, the principal assets of which (directly or indirectly) are interests in a land parcel commonly referred to as “National Gateway @ Potomac” and (ii) Archstone National Gateway II GP LLC and Archstone National Gateway II LP, the principal assets of which (directly or indirectly) are interests in a land parcel commonly referred to as “National Gateway II @ Potomac”. National Gateway @ Potomac and National Gateway II @ Potomac are more particularly described in Schedule Q attached hereto.

“Non-Contracting Member” means, in any relation to any contract that is entered into between the Company, any Subsidiary Entity or any Outside Partnership and a Member or that Member’s Affiliates, the Member that is not the Contracting Member.

“Non-Discretionary Funding Requirements” means funds needed to meet any or all of the following obligations of the Company or any Subsidiary Entity (including, without limitation, in relation to a Subsidiary Entity’s proportional obligations with respect to any Outside Partnership), except to the extent that an Approved Business Plan expressly provides for the non-payment of any of the following amounts:

(i) real estate taxes and assessments on any Archstone Residual Asset or any asset of an Outside Partnership;

(ii) payment required to be made pursuant to any mortgage or mezzanine loan on, or any ground lease of, any Archstone Residual Asset or any asset of an Outside Partnership, any lease of any portion of any Archstone Residual Asset, or any contractual obligations relating to an Archstone Residual Asset or any asset of an Outside Partnership (except in each case for payment of principal, interest or other sums on any nonrecourse indebtedness);

(iii) insurance premiums and utility payments relating to an Archstone Residual Asset or any asset of an Outside Partnership;

(iv) any alteration, repair or replacement relating to an Archstone Residual Asset or any asset of an Outside Partnership required by any present or future law, ordinance, order, rule, regulation or requirement of any Governmental Authority except to the extent that the Management Committee or Members have Approved the failure to perform such alteration, repair or replacement, or have Approved action to contest the application of such law, ordinance, rule, regulation or requirement or have Approved action to appeal such order; and

(v) any amount required to be paid pursuant to any final non-appealable order, judgment, or decree of any Governmental Authority having jurisdiction over any Archstone Residual Asset or any asset of an Outside Partnership.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Treasury Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

“Office Leases” means the interests acquired, directly or indirectly, by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement (or to which the Company has succeeded through the acquisition of interests in entities acquired by the Company from Enterprise pursuant to the Purchase Agreement and the Buyers Agreement) in and to the office leases as described in Section 6.3 of the Buyers Agreement and more particularly described in Schedule S attached hereto.

“Outside Partner” means, with respect to any Outside Partnership, any Third Party Entity that is a partner or member in such Outside Partnership.

“Outside Partner Offered Interest” has the meaning set forth in Section 9.8(a).

“Outside Partner Purchase Notice” has the meaning set forth in Section 9.8(a).

“Outside Partner Purchase Offer” has the meaning set forth in Section 9.8(a).

“Outside Partner Purchase Offer Election Date” has the meaning set forth in Section 9.8(b).

“Outside Partnership” means (a) any partnership, limited liability company or fund between (i) the Company or any Subsidiary Entity and (ii) one or more Third Party Entities, and (b) any subsidiaries of any Outside Partnerships.

“Outside Partnership Agreement” means the partnership agreement, limited liability company agreement or fund documentation governing an Outside Partnership.

“Over-Guarantying Member” has the meaning set forth in Section 3.6(b).

“Parallel JV” means either Archstone Parallel Residual JV, LLC, a Delaware limited liability company, or Archstone Parallel Residual JV 2, LLC, a Delaware limited liability company, or both as the context may require. Archstone Parallel Residual JV, LLC is sometimes referred to herein as “Parallel JV 1.”

“Parallel JV Agreement” means (i) with respect to Archstone Parallel Residual JV, LLC, that certain Limited Liability Company Agreement, dated of even date herewith, entered into between ERP Member and AVB Member and (ii) with respect to Archstone Parallel Residual JV 2, LLC, that certain Limited Liability Company Agreement, dated of even date herewith, entered into between EQR-Parallel Residual JV 2 Member, LLC and AVB.

“Parent” means (a) in relation to ERP Member, ERP, and (b) in relation to AVB Member, AVB.

“Parent Guaranty” means (a) that certain Guaranty, of even date herewith, executed and delivered by ERP in favor of AVB Member (but not any other person), pursuant to which ERP has guaranteed the obligations of ERP Member to fund its Capital Contributions to the Company and to pay and perform its other obligations under this Agreement, and (b) that certain Guaranty, of even date herewith, executed and delivered by AVB in favor of ERP Member (but not any other person), pursuant to which AVB has guaranteed the obligations of AVB Member to fund its Capital Contributions to the Company and to pay and perform its other obligations under this Agreement. The form of each such Parent Guaranty is substantially in the form of Exhibit 2 attached hereto.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

“Profits” and “Losses” means, for each Fiscal Year or other period, the Company’s items of taxable income or loss for such year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss; (iii) gain or loss resulting from any disposition of a property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Adjusted Asset Value; (iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the Depreciation of a property; (v) if the Adjusted Asset Value of an asset is adjusted pursuant to the definition of Adjusted Asset Value (except with respect to Depreciation), then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of Profits and Losses; and (vi) items of Company gross income, gains, deductions and losses allocated pursuant to Sections B(1) through (and including) B(7) of Schedule T shall not be included in the computation of Profits and Losses.

“Proportionate Share” means, unless and until there has been a transfer of an interest in the Company or an admission of a new Member, with respect to AVB Member, 40%, and with respect to ERP Member, 60%.

“Purchase Agreement” means that certain Asset Purchase Agreement, dated as of November 26, 2012, among Equity Residential, ERP, AVB, Lehman Brothers Holdings, Inc., a Delaware corporation, and Enterprise.

“Rate Contract” means interest rate and currency swap agreement, cap, floor and collar agreement, interest rate insurance, currency spot and forward contract and other agreement or arrangement designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate Asset Election Notice” has the meaning set forth in Section 9.2(a).

“Recipient Member” has the meaning set forth in Section 9.8(a).

“Recipient Member Proportionate Interest” has the meaning set forth in Section 9.8(b).

“Recipient Member Put Right Election Date” has the meaning set forth in Section 9.8(d).

“Recipient Member Put Transaction” has the meaning set forth in Section 9.8(d).

“REIT” means a “real estate investment trust” as defined in Section 856 of the Code.

“Responsible Member” has the meaning set forth in Section 3.6(c).

“Restricted Holder” has the meaning set forth in Section B(1) of Schedule T.

“Seller” means Enterprise and Lehman Brothers Holdings, Inc., collectively.

“Subsidiary Entity” means any Entity that is directly or indirectly wholly-owned and controlled by the Company or by the Company and Parallel JV 1.

“Substitute Member” means a Person that acquires a Membership Interest and that has been admitted as a Member pursuant to Article VIII of this Agreement.

“Successor Parent” has the meaning set forth in Section 8.4.

“Target Balance” means, with respect to any Member as of the close of any period for which allocations are made under Schedule T, the net amount such Member would receive (or be required to contribute) in a Hypothetical Liquidation of the Company as of the close of such period, expressed as a negative number if the Member is required to contribute a net amount to the Company in connection with a Hypothetical Liquidation and expressed as a positive number if the Member would receive a net distribution in connection with a Hypothetical Liquidation.

“Tax Items” has the meaning set forth in Section C(1) of Schedule T.

“Tax Matters Member” means the “tax matters partner” as defined in Section 6231(a)(7) of the Code.

“Term” has the meaning set forth in Section 1.6 of this Agreement.

“Third Party Entity” means any Entity that is not an Affiliate of the Company.

“Trademark JV” means Archstone Trademark JV, LLC, a Delaware limited liability company.

“Transfer” means sell, assign, transfer, mortgage, pledge, hypothecate, encumber, exchange or otherwise dispose of, whether or not for value, and whether voluntarily, by operation of law or otherwise.

“Transition Team” means the working group of representatives appointed by ERP Member and AVB Member to assist with the administration of routine decisions related to the Company’s acquisition of the Archstone Residual Assets, as more fully described in Section 4.2(j).

“Treasury Regulations” means the temporary and final regulations issued by the U.S. Treasury Department under the Code, as amended or superseded from time to time.

“Under-Guarantying Member” has the meaning set forth in Section 3.6(b).

ARTICLE III

MEMBERS; MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; GUARANTEES

Section 3.1 One Class of Members.

All Members of the Company shall be of one class.

Section 3.2 Members of the Company.

Effective upon the adoption and execution of this Agreement, AVB Member and ERP Member are the sole Members of the Company. The respective addresses and Proportionate Shares in the Company of AVB Member and ERP Member are set forth in Schedule G. Additional Members may not be admitted to the Company except in accordance with Section 8.7 hereof.

Section 3.3 Capital Contributions and Capital Accounts

(a) Initial Capital Contributions. Each Member has contributed or agrees to contribute to the Company the amount of capital having the value set forth opposite such Member’s name on Schedule G in exchange for its Membership Interest which capital shall be contributed in such form as may be required to enable the Company to acquire the Archstone Residual Assets pursuant to the Purchase Agreement and the Buyers Agreement.

(b) Additional Capital Contributions. If a Member, in connection with an Archstone Residual Asset, Assumed Archstone Liability or administrative function or responsibility for which it has been designated as a Designated Manager, determines (after taking into account any existing cash reserves of the Company) that capital is needed to (i) restore operating reserves to a level as contemplated in the applicable Approved Business Plan or Annual Budget, (ii) fund any cash needs of the Company as contemplated in any applicable Approved Business Plan or as would not exceed the amounts that may be expended in accordance with Section 4.3(i), or arise pursuant to Authorized Unilateral Decisions, (iii) fund Emergency Costs (provided that, in the case of any Emergency Costs applicable to the asset of any Outside Partnership, the amount of capital that may be called under this Section 3.3(b) by the applicable Designated Manager without the Approval of the Management Committee or the Members shall be limited to the Company’s or applicable Subsidiary Entity’s proportional funding share in such Outside Partnership), (iv) fund Non-Discretionary Funding Requirements (provided that, in the case of any Non-Discretionary Funding Requirements applicable to the asset of any Outside Partnership, the amount of capital that may be called under this Section 3.3(b) by the applicable Designated Manager without the Approval of the Management Committee or the Members shall be limited to the Company’s or applicable Subsidiary Entity’s proportional funding share in such Outside Partnership), or (v) fund to any Designated Manager any fees or expense reimbursements due to it hereunder or fund to any Covered Person any amounts due on account of any of the Company’s indemnification obligations or obligations to advance expenses as provided for in Section 7.1 or 7.2, such Designated Manager shall issue a notice (a “Funding Notice”) substantially in the form attached hereto as Exhibit 1 setting forth the amount of capital being requested (the “Additional Capital Requested Amount”). A Member may also deliver a Funding Notice as provided in Section 4.15(c). Within ten (10) Business Days following the date of receipt of a Funding Notice, each Member shall pay to the Company as a Capital Contribution such Member’s Proportionate Share of the Additional Capital Requested Amount. Any funds advanced by the Members to the Company pursuant to this Section constitute additional Capital Contributions to the Company.

(c) Limitations. No Member shall have any liability for the repayment of the Capital Contribution of any other Member and, subject to Section 3.6, each Member shall look only to the assets of the Company for return of its Capital Contributions.

(d) No Right to Return of Contribution; No Interest on Capital. Except as provided in this Agreement, no Member shall have the right to withdraw or receive any return of, or interest on, any Capital Contribution or on any balance in such Member’s Capital Account. If the Company is required to return any Capital Contribution to a Member, the Member shall not have the right to receive any property other than cash.

(e) Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member.

Section 3.4 Failure to Contribute Capital.

If any Member fails to make a Capital Contribution required under Section 3.3(b) by the date such Capital Contribution is due and such failure continues for ten (10) Business Days after written notice from the Member which has not failed to make its Capital Contribution (any such failing Member shall be a “Capital Defaulting Member” and the amount of the failed Capital Contribution shall be the “Capital Default Amount”), then the non-Capital Defaulting Member shall have any one and only one of the following remedies:

(a) to advance to the Company on behalf of, and as a loan to, the Capital Defaulting Member, an amount equal to the Capital Default Amount (each such loan, a “Capital Default Loan”). The Capital Account of the Capital Defaulting Member shall be credited with the amount of such Capital Default Loan, which shall be deemed to be a Capital Contribution made by the Capital Defaulting Member, and such amount shall constitute a debt owed by the Capital Defaulting Member to the non-Capital Defaulting Member. Any Capital Default Loan shall bear interest at a rate equal to 15% per annum and shall be payable from any distributions due the Capital Defaulting Member hereunder, but shall in all events be payable in full by the ninetieth (90th) day following the date such Capital Default Loan was made. Interest on a Capital Default Loan to the extent unpaid shall accrue and compound monthly. A Capital Default Loan shall be prepayable at any time or from time to time without penalty. While any Capital Default Loan is outstanding, notwithstanding anything in this Agreement to the contrary, all distributions to the Capital Defaulting Member hereunder shall be applied first to payment of any interest due under any Capital Default Loan and then to principal until all amounts due thereunder are paid in full. All payments made in repayment of any Capital Default Loan shall be applied first toward payment of unpaid accrued interest and then (if any remains) toward payment of principal. If a Capital Default Loan is not paid on or prior to the date such Capital Default Loan becomes due, the non-Capital Defaulting Member may pursue all available rights and remedies against the Capital Defaulting Member and, pursuant to the applicable Parent Guaranty, its Parent;

(b) to revoke the Funding Notice for both Members, whereupon any Capital Contributions paid by the non-Capital Defaulting Member pursuant to such Funding Notice shall be returned, in which event the Members may reconsider the needs of the Company for additional Capital Contributions, and any Member may thereafter issue any Funding Notice as permitted hereunder following such reconsideration; or

(c) to contribute its required Capital Contribution and pursue its rights under the Parent Guaranty delivered by the Parent of the Capital Defaulting Member with respect to such Capital Default Amount.

Unless the non-Capital Defaulting Member shall have elected to revoke the Funding Notice for both Members pursuant to Section 3.4(b), then, until either the Capital Default Loan made by the non-Capital Defaulting Member shall have been repaid in full or the amounts due with respect to such Capital Contribution have been funded by the Capital Defaulting Member or its Parent pursuant to the Parent Guaranty, the Capital Defaulting Member and the Management Committee Representatives appointed by it shall have no voting or approval rights with respect to the applicable Archstone Residual Asset or Assumed Archstone Liability with respect to which the Capital Contribution as to which such Capital Default Loan has been funded was originally called. Such voting and approval rights shall be restored in the event that the Capital Defaulting Member (or its Parent, pursuant to its Parent Guaranty) repays the Capital Default Loan in accordance with the terms of this Agreement, but the Capital Defaulting Member and the Management Committee Representatives appointed by it shall be bound by all decisions that were made with respect to such Archstone Residual Asset or Assumed Archstone Liability without its or their approval while the Capital Default Loan was outstanding. Notwithstanding the foregoing, under no circumstances shall the non-Capital Defaulting Member or the Management Committee Representatives appointed by it have any authority, without the written consent of the Capital Defaulting Member or, as applicable, the Management Committee Representatives appointed by it, to cause the Company to incur on behalf of the Company any indebtedness which includes any recourse obligations of any Member, to engage in any transaction with any Affiliate of the non-Capital Defaulting Member, or to amend this Agreement, nor shall the Capital Defaulting Member forfeit any of its rights to receive distributions, to receive reports or obtain information as a result of the making of any Capital Default Loan.

Section 3.5 Parent Guaranties Delivered to the Members.

Concurrently with the execution and delivery of this Agreement, AVB has delivered its Parent Guaranty to ERP Member, and ERP has delivered its Parent Guaranty to AVB Member. No creditor or third party shall have rights to enforce any obligations under any Parent Guaranty.

Section 3.6 Parent Guaranties delivered to Third Parties.

(a) Allocation of Guaranty Liability. Subject to Section 3.6(c) below, liability under any Guaranty Obligation that is delivered by any of the Members or their Parents with respect to any Indebtedness or Contingent Obligation of the Company, any Subsidiary Entity or any Outside Partnership shall, as between the Members and their Parents, be apportioned in proportion to the Members’ Proportionate Shares, and any payments made under any such Guaranty Obligation (other than payments made by a Responsible Member) shall be deemed additional Capital Contributions to the Company.

(b) Guaranty Equalization Payments. Subject to Section 3.6(c), if at any time a Member or its Affiliate or Parent shall have made a payment under or otherwise satisfied any Guaranty Obligation with respect to any Indebtedness or Contingent Obligation of the Company, any Subsidiary Entity or any Outside Partnership, and on or prior to such time, the other Member or its Affiliate or Parent shall not have made a payment under or otherwise satisfied an equivalent Guaranty Obligation with respect to the same Indebtedness or Contingent Obligation of the Company, any Subsidiary Entity or any Outside Partnership in an amount that is in proportion to its Proportionate Share of the aggregate cumulative amounts by which both Members and their Affiliates and Parents have made payments under or otherwise satisfied such Guaranty Obligations, then the Member (the “Under-Guarantying Member”) that has (together with its Affiliates and Parent) paid amounts or otherwise satisfied amounts on account of such aggregate Guaranty Obligations that are less than its Proportionate Share of the aggregate cumulative amounts paid or satisfied by both Members and their Affiliates and Parents under such aggregate Guaranty Obligations shall, immediately upon demand by the other Member (the “Over-Guarantying Member”), pay or cause to be paid to the Over-Guarantying Member (on behalf of itself and as applicable its Affiliates and Parent) such sums (each, a “Guaranty Equalization Payment”) as may be sufficient to cause the sum of the amounts by which such aggregate Guaranty Obligations have been paid or satisfied by the Over-Guarantying Member and its Affiliate and Parent, minus the amount of the Guaranty Equalization Payment so paid to the Over-Guarantying Member, to equal the Over-Guarantying Member’s Proportionate Share of the aggregate cumulative amounts by which such aggregate Guaranty Obligations have been paid or satisfied by both Members and their Affiliates and Parents. The obligation of the Under-Guarantying Member and its Parent to make such Guaranty Equalization Payment shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which the Under-Guarantying Member or its Affiliate or Parent may have or claim to have against the obligee of the Guaranty Obligations. If the Under-Guarantying Member does not pay the Guaranty Equalization Payment or cause it to be paid to the Over-Guarantying Member (on behalf of itself and as applicable its Affiliates and Parent) immediately upon demand therefor, then the unpaid amount of such Guaranty Equalization Payment shall bear interest at the rate applicable to Capital Default Loans until paid in full (which interest shall be immediately due and payable), and, without limiting any other available rights or remedies of the Over-Guarantying Member against the Under-Guarantying Member or its Parent (including any rights or remedies under such Parent’s Parent Guaranty), any distributions or payments thereafter otherwise payable by the Company to the Under-Guarantying Member shall be withheld from such Member and instead paid to the Over-Guarantying Member until such time as the full amount of the Guaranty Equalization Payment (plus all accrued but unpaid interest thereon) has been paid to the Over-Guarantying Member. The Under-Guarantying Member shall be deemed a Capital Defaulting Member for purposes of this Agreement and shall lose voting rights as more particularly set forth in Section 3.4 until the Under-Guarantying Member has paid, or caused to be paid, the Guaranty Equalization Payment.

(c) Carveout Exposure. Notwithstanding the provisions of Sections 3.6(a) or (b) to the contrary, if any amount is paid or payable under any Indebtedness or Contingent Obligation of the Company, any Subsidiary Entity or any Outside Partnership, or under any Guaranty Obligation of any Member or its Parent with respect to any Indebtedness or Contingent Obligation of the Company, any Subsidiary Entity or any Outside Partnership, as a result of any act or omission on the part of one of the Members or their Affiliates which is not an Authorized Unilateral Decision or not reasonably within the scope of decisions, actions or transactions that were Approved by the Members or Approved by the Management Committee, then the Member whose act or omission (or whose Affiliate’s act or omission) solely resulted in the obligation to make such payment (such Member, the “Responsible Member”) shall have exclusive responsibility, as between the Members, for satisfying the payment obligations arising under such Indebtedness, Contingent Obligation or Guaranty Obligation as a result of such act or omission of the Responsible Member or its Affiliate; the Responsible Member shall have no rights to require the other Member or its Parent to make any Guaranty Equalization Payment on account of any such payment obligations; and the Responsible Member shall indemnify, defend, protect and hold harmless the Company, the other Member and its Parent from any losses, damages, liabilities, costs and expenses, including prepayment premiums, default rate interest, legal fees and disbursements, arising from any such act or omission under any such Indebtedness, Contingent Obligation or Guaranty Obligation, except, in each case, to the extent that the amount so paid or payable under such Indebtedness, Contingent Obligation or Guaranty Obligation is applied to reduce the principal balance due upon such Indebtedness or the principal balance due upon Indebtedness that is guaranteed or supported by such Contingent Obligation or Guaranty Obligation.

(d) Schedule U which is or may be attached hereto identifies the Guaranty Obligations of the Members, their Parents and Affiliates as of the date of this Agreement and may include certain additional provisions applicable thereto.

(e) If any Member or Parent shall recover from any Outside Partnership or Outside Partner any sums in reimbursement of or contribution for any amounts paid by the Company, any Subsidiary Entity, any Member or Parent on account of any Guaranty Obligation with respect to any Indebtedness or Contingent Obligation of such Outside Partnership, the applicable Member shall cause the amounts so recovered (net of the costs of collection) to be paid to the Members or their Parents in proportion to the aggregate amounts theretofore paid by the Members and their Parents on account of any such Guaranty Obligations to which such rights of reimbursement or contribution as against such Outside Partnership or Outside Partner apply.

Section 3.7 Members as Creditors.

With the Approval of the Members and subject to any other applicable terms in this Agreement, any Member may lend money to and transact other business with the Company as a creditor and, subject to applicable law, any Member has the same rights and obligations with respect thereto as a person who is not a Member.

Section 3.8 No Right of Withdrawal or Resignation.

No Member shall have the right to withdraw or resign from the Company except with the Approval of the Members, and then only upon such terms and conditions as may be specifically agreed upon between the Members. Notwithstanding any other provision of this Agreement, unless otherwise Approved by the Members, the withdrawing or resigning Member shall not be entitled to any return or repayment of its Capital Contribution or other distribution or transfer in the event of withdrawal or resignation. The foregoing provisions are exclusive and no Member shall be entitled to claim any distribution or transfer upon withdrawal or resignation under Section 18-604 of the Act or otherwise.

Section 3.9 Limited Liability.

Except as expressly set forth in this Agreement or required by law, no Member shall (a) be personally liable for any Indebtedness, Contingent Obligation or other liability or obligation of the Company, whether that Indebtedness, Contingent Obligation or liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member of the Company, or (b) have any obligation to restore any deficit or negative balance in the Capital Account of such Member.

Section 3.10 No Third Party Rights.

Any obligations or rights of the Company or the Members to make or require any Capital Contribution under this Article III shall not result in the grant of any rights or confer any benefits upon any Person who is not a Member.

ARTICLE IV

MANAGEMENT AND CONTROL OF THE ARCHSTONE RESIDUAL ASSETS, THE ARCHSTONE ASSUMED LIABILITIES, THE ARCHSTONE SUBSIDIARIES AND THE BUSINESS

Section 4.1 Management Committee

(a) Composition. The Company shall have a Management Committee (the “Management Committee”) which shall be composed of four (4) individuals (each, a “Management Committee Representative”). Two (2) Management Committee Representatives shall be Persons appointed by AVB Member (the “AVB Representatives”) and two Management Committee Representatives shall be Persons appointed by ERP Member (the “ERP Representatives”). As of the date hereof, the initial AVB Representatives are Sean Breslin and Matthew Birenbaum, and the initial ERP Representatives are Alan George and Mark Parrell.

(b) Vacancies; Removal. Each Management Committee Representative shall hold office at the discretion of the Member appointing such Management Committee Representative. Any AVB Representative may be removed and replaced, with or without cause and for any reason at any time, by (and only by) AVB Member. Any ERP Representative may be removed and replaced, with or without cause and for any reason at any time, by (and only by) ERP Manager. A Management Committee Representative may also resign of its own volition at any time, by written notice to the Members. In the event of any vacancy in the office of a Management Committee Representative, such vacancy shall be filled, by written notice to the Members, by an individual designated by (i) AVB Member if such vacancy relates to an AVB Representative, and (ii) ERP Member if such vacancy relates to an ERP Representative.

(c) Meetings.

(i) Meetings of the Management Committee shall be held once per fiscal quarter of the Company on such dates and at such places and times as may be Approved by the Members. The agenda items for each quarterly meeting shall include a review of the Company’s business and the progress in implementing the Approved Business Plans and the other activities of the Company.

(ii) With the Approval of the Members, Management Committee meetings may be held more frequently than quarterly.

(iii) Management Committee Representatives may vote in person or by proxy; such proxy may be granted in writing, by electronic transmission (as defined in the Act), or as otherwise permitted by applicable law.

(iv) At the election of either Member, Management Committee meetings may be held by telephone conference or other communications equipment by means of which all participating Management Committee Representatives can simultaneously hear each other during the meeting.

(v) Any action required or permitted to be taken by the Management Committee may be taken without a meeting, if a consent to such action is delivered in writing or via electronic transmission (as defined in the Act) by the requisite number of the Management Committee Representatives. Such written consent or a record of such electronic transmission shall be filed with the records of the Management Committee.

(d) Attendance at Management Committee Meetings. Subject to Section 3.4, no action may be taken at a meeting of the Management Committee unless at least one Management Committee Representative appointed by each Member is present in person or as otherwise permitted in Section 4.1(c). Notwithstanding the foregoing, during any period when a Member shall be a Capital Defaulting Member, action may be taken at a meeting of the Management Committee without regard to the attendance at such meeting of the Management Committee Representatives appointed by such Capital Defaulting Member, but only with respect to matters as to which its Management Committee Representatives have no voting rights as more fully provided in Section 3.4, and only if at least five (5) Business Days’ notice of the meeting shall have been provided to the Capital Defaulting Member and an opportunity to be present at such meeting (in person or via telephone) shall have been provided to such Capital Defaulting Member.

(e) Voting Rights; Required Votes. Except as provided below, and subject to Section 3.4, each Management Committee Representative shall be entitled to cast one vote with respect to any matter requiring Approval of the Management Committee. Any action, decision or transaction considered by the Management Committee at a meeting thereof must be Approved by the Management Committee in order to be authorized; provided that any action to be considered by the Management Committee involving any contract or agreement between the Company and a Contracting Member shall not be effective or authorized unless it is unanimously approved by the Management Committee Representatives appointed by the Non-Contracting Member (which approval shall constitute “Approval by the Management Committee” for all purposes hereof) and the Management Committee Representatives appointed by the Contracting Member shall have no right to vote or approve of any such action. Notwithstanding anything to the contrary contained herein, if only one of the Management Committee Representatives appointed by a Member is present in person, via other means permitted pursuant to Section 4.1(c) or by proxy at a meeting of the Management Committee, the votes cast by such Management Committee Representative shall count as two (2) votes and shall be deemed to consist of the entire voting power of both Management Committee Representatives appointed by such Member.

(f) Approval by Members in Lieu of the Management Committee. At any time, the Members may consider and Approve or disapprove any action, decision or transaction that this Agreement contemplates will be considered, Approved or disapproved by the Management Committee. In the event of any conflict or inconsistency between any action, decision or transaction that has been Approved by the Members and any action, decision or transaction that has been Approved by the Management Committee, the action, decision or transaction Approved by the Members shall govern and control, and shall not be overridden or superseded by an action, decision or transaction Approved by the Management Committee unless such action, decision or transaction is also Approved by the Members.

(g) Delegation to Subcommittees, Etc. Either the Management Committee or the Members may Approve from time to time the delegation of authority with respect to the administration or management of certain decisions or functions to subcommittees, working groups or individuals, whose authority shall be limited to the decisions or functions so delegated to them. Consistent with the limited authority so delegated to them, such subcommittees, working groups or individuals shall be considered to be Designated Managers for the purposes of this Agreement. Any such subcommittee, working group or individual, if appointed by Approval of the Management Committee, shall be subject to all limits upon the authority of the Management Committee provided for in this Agreement, including, without limitation, the limits set forth in Section 4.1(f). As of the date hereof, the Members have delegated to the Transition Team the authority to administer routine decisions related to the Company’s acquisition of the Archstone Residual Assets, as more fully described in Section 4.2(j).

Section 4.2 Designated Managers; Officers; Transition Team.

(a) As expressly provided in this Agreement, or at any time and from time to time hereafter with the Approval of the Members or the Approval of the Management Committee, Members or other Persons may be designated as managers or authorized signatories or agents of the Company with respect to the performance of specific duties, actions, functions or tasks, with respect to the execution of documents or consummation of transactions, or otherwise with respect to specific assets or obligations of the Company, and the scope of the authority of each such designated manager, signatory or agent, and applicable period of time within which such authority may be exercised, shall (if not expressly stated in this Agreement) be as provided for in the applicable Approval of the Members or Approval of the Management Committee. Each such designated manager, signatory or agent is referred to herein as a “Designated Manager” and is intended to be a “manager” as defined in the Act having the specific authority expressly described herein or in the applicable Approval of the Members or Approval of the Management Committee.

(b) The Designated Managers shall include, throughout the Term, general administrative managers. In accordance with the allocation of responsibilities for the administrative management of the Company that is or hereafter shall be provided for in Schedule Z or as otherwise specifically allocated pursuant to this Agreement, the applicable Designated Manager as designated in Schedule Z or otherwise in this Agreement shall have the sole authority on behalf of the Company with respect to the administrative functions and responsibilities that are allocated to it on Schedule Z or otherwise in this Agreement, together with the authority, rights and powers to do any and all acts and things necessary, proper, appropriate, advisable, incidental or convenient in connection with such functions and responsibilities, but all subject to the limitations, restrictions, conditions and requirements set forth in this Agreement. The Members acknowledge that the allocation of administrative functions and responsibilities as provided on Schedule Z may be revisited pursuant to Section 4.12(b).

(c) The Designated Managers shall also include, throughout the Term, (i) Designated Managers having the principal administrative responsibility to take the lead with respect to the development of proposals for and proposed revisions to business plans with respect to specific Archstone Residual Assets and, following the approval of such business plans by the Approval of the Members or the Approval of the Management Committee, having the sole authority, subject to the terms of this Agreement, to act on behalf of the Company with respect to the implementation and monitoring of the applicable Approved Business Plans therefor and (ii) a Designated Manager with respect to administration, management, resolution and pursuit of the Assumed Archstone Liabilities and the Archstone Claims. Pending the Approval of an Approved Business Plan for any Archstone Residual Asset for which it has been designated as the Designated Manager, the applicable Designated Manager for such asset shall have the authority to make operational decisions with respect to such asset in the ordinary course of business, consistent with the standards of operation for such asset in the past and in compliance with the terms of any applicable Outside Partnership Agreement and the standard of care set forth in Section 4.9, provided that the Approval of the Management Committee for any Major Decision related thereto shall be obtained. The Designated Managers that are allocated responsibility in accordance with this Section 4.2(c) for specific Archstone Residual Assets consisting of interests in Outside Partnerships shall be responsible for the preparation of such reports related to such Outside Partnership as is the responsibility of the Company or a Subsidiary Entity under the applicable Outside Partnership Agreement, and shall provide such reports to AVB Member in connection with its preparation of the Company-level reporting required to be prepared by it pursuant to Section 6.3.

(d) ERP Member is hereby appointed to be the Designated Manager with respect to the Germany Portfolio, the EQR-Designated Land Options and the Miscellaneous Archstone Asset referred to as the La Brea “hope certificate.” ERP Member is also hereby appointed as the Designated Manager with respect to the administration, management and resolution of the Assumed Archstone Liabilities and the pursuit of Archstone Claims, the costs, liabilities and/or recoveries with respect to which are to be allocated to the Company pursuant to Schedule E.

(e) AVB Member is hereby appointed to be the Designated Manager with respect to the Lake Mendota Portfolio, the National Gateway Asset, Harlem Parcel C and the AVB-Designated Land Options.

(f) Unless a Designated Manager is hereafter designated with the Approval of the Members or the Approval of the Management Committee to implement any Approved Business Plans or other action on behalf of the Company other than as described in Section 4.2(d) or (e), Schedule Z or in another provision of this Agreement, the Management Committee shall retain the administrative responsibilities with respect to the development of proposals for and proposed revisions to business plans, the implementation and monitoring of the applicable Approved Business Plans therefor, and the other actions of the Company.

(g) Each Person appointed as a Designated Manager shall serve at the discretion of the Members, and such Person may be removed upon the Approval of the Members (if such Person was appointed with the Approval of the Members or the Approval of the Management Committee) or removed upon the Approval of the Management Committee (if such Person was appointed with the Approval of the Management Committee).

(h) Without limiting any Designated Manager’s express obligations under this Agreement, the Members hereby agree that no Designated Manager shall have any fiduciary duty to the Company or the Members, any such requirement of fiduciary duty being forever and unconditionally waived by the Members to the extent permitted by the Act. Notwithstanding anything to the contrary in this Agreement, in addition to the express limitations set forth in this Agreement with respect to the duties and obligations of the Designated Manager, no Designated Manager shall be in default of its duties and obligations under this Agreement in the event that (i) such Designated Manager is unable to cause the Company or a Member to take any action because the action to be taken constitutes a Major Decision and such Major Decision is not then Approved, or (ii) such Designated Manager is unable to cause the Company or a Member to take any action due to a lack of available Company funds.

(i) The Members acknowledge that certain officers have been appointed prior to the date hereof with respect to certain Subsidiary Entities and Outside Partnerships, and from time to time hereafter, with the Approval of the Management Committee or the Members, officers of the Subsidiary Entities and Outside Partnerships may be appointed, removed or replaced. Notwithstanding the foregoing, any officer of a Subsidiary Entity and Outside Partnerships who is an employee of a Member (or its Parent or any Affiliate thereof) shall hold office at the discretion of such Member, and may be removed and replaced, with or without cause and for any reason at any time, by (and only by) such Member. In the event of any vacancy in any office of any Subsidiary Entity, such vacancy shall be filled by an individual designated by (i) AVB Member if such vacancy relates to an office that was previously filled by an employee of AVB Member (or its Parent or any Affiliate thereof), and (ii) ERP Member if such vacancy relates to an office that was previously filled by an employee of ERP Member (or its Parent or any Affiliate thereof).

(j) Pursuant to Section 4.1(g), the Members have delegated to the Transition Team the authority to administer routine decisions related to the Company’s acquisition of the Archstone Residual Assets, as more fully described in this Section 4.2(j). The initial members of the Transition Team includes representatives who have been appointed by ERP Member and representatives who have been appointed by AVB Member, and decisions may be made by the Transition Team only with the agreement of at least one member who has been appointed by ERP Member and one member who has been appointed by AVB Member, and without any objection to the proposed decision from any member of the Transition Team. Vacancies on the Transition Team shall be filled by the Member whose appointee has resigned or been removed. At any time, at the election of any Member, effective upon written notice to the other Member, the authority of the Transition Team to administer certain classes or categories of decisions shall be suspended, and the authority to administer such classes or categories of decisions shall revert to the Management Committee. If the Transition Team is unable to agree upon a proposed decision, then that decision shall be referred to the Management Committee for Approval in accordance with this Agreement.

Section 4.3 Major Decisions.

Notwithstanding any other provision of this Agreement to the contrary, no Member, Transition Team member or Designated Manager shall take or cause any of the following actions, make any of the following decisions or enter into any of the following transactions (each a “Major Decision”), whether by or on behalf of the Company directly, or by or on behalf of any of the Subsidiary Entities and Outside Partnerships, without first obtaining the Approval of the Management Committee (or, pursuant to Section 4.1(f), the Approval of the Members) (it being understood that such Approval may be obtained through the approvals that are granted in an Approved Business Plan or Annual Budget and that the Members’ or the Management Committee’s approval of any such Approved Business Plan or Annual Budget shall be deemed to include the approval of all matters identified therein and of the implementation thereof by the applicable Designated Managers in good faith and in the ordinary course of business) or take any other action which contravenes the conditions or limitations that expressly apply to any Approval by the Members or Approval by the Management Committee pursuant to the terms of this Agreement:

(a) Approval of or Modification to Business Plans. Approval of any Initial Business Plan or any modification of, departure from or suspension of any Approved Business Plan outside the ordinary course of business.

(b) Acquisition of Interests in Real Property. Invest in, purchase or otherwise acquire (whether by merger, consolidation or acquisition of equity interests or assets, or any other business combination, and whether directly or indirectly) any real property or direct or indirect interest therein, or elect to extend, pay further refundable or non-refundable consideration for, elect to exercise or otherwise exercise any material right with respect to any of the Land Options or any rights under any Outside Partnership Agreement with respect to assets of such Outside Partnership.

(c) Acquire or Form New Subsidiary Entities. Purchase or otherwise acquire (whether by merger, consolidation or acquisition of equity interests or assets, or any other business combination) or form any Subsidiary Entity.

(d) Amend Organizational Documents. Amend or otherwise change any material provision of any organizational document of any Subsidiary Entity or Outside Partnership.

(e) Enter into New Partnership. Enter into or establish any partnership, joint venture or similar arrangement (including, without limitation, funds or other investment vehicles) with a Third Party Entity.

(f) Changes to Governing Boards of Subsidiary Entities or Outside Partnerships. Voluntarily permit any changes to any board, management committee or similar governing board of any Subsidiary Entity or, to the extent within the Company’s control, any Outside Partnership.

(g) Sales and Dispositions. Cause any sale, transfer, assignment, conveyance, exchange or other disposition of any Archstone Residual Asset, except in accordance with the Approved Business Plan for an Archstone Residual Asset (it being understood that, in developing the Approved Business Plans, the Members intend to consider whether such plans should prescribe maximum thresholds for any seller indemnities and maximum periods for survival of post-closing seller liabilities for purchase and sale agreements that could be entered into without the Approval of the Management Committee) and for a price that is (i) not less than 95% of the target price designated in the Approved Business Plan (if such target price is expressed as a single value and not as a range of values) and (ii) not less than the lowest value designated in the Approved Business Plan (if the target price is expressed as a range of values).

(h) Restrictive Agreements. Enter into, amend or modify any agreement that would restrict the sale, transfer, assignment, conveyance, exchange or other disposition of any of the Archstone Residual Assets.

(i) Annual Budget. Approval of an Annual Budget, or modify an Annual Budget or expend (or commit to expend) sums in excess of the amounts budgeted in an Annual Budget, if such modifications or expenditures on an aggregate cumulative basis for any year would exceed 110% of the total budgeted amount in the original Annual Budget for such year (unless such modification or expenditure arises from Emergency Costs or Non-Discretionary Funding Requirements, or arises from costs incurred in connection with marketing activities for the disposition of assets in accordance with Section 4.3(g), or in connection with the defense, pursuit, satisfaction of judgments with respect to, or settlement of claims consistent with Section 4.3(q), or in connection with the review, pursuit or settlement of insurance claims or condemnation proceedings consistent with Section 4.3(u)).

(j) Additional Capital Contributions. Issue a Funding Notice other than in accordance with Section 3.3(b).

(k) Indebtedness; Contingent Obligations. Cause the Company or any Subsidiary Entity or, to the extent within the Company’s control, any Outside Partnership to incur, assume, prepay, purchase, amend, extend, renew, refinance, recast, compromise or otherwise deal with any Indebtedness or incur, assume, amend, extend, renew, refinance, recast, compromise or otherwise deal with any Contingent Obligations (other than receivables and payables incurred and equipment leases entered into in the ordinary course of business (i) in accordance with an applicable Approved Business Plan (as adjusted pursuant to Section 4.3(i)) or (ii) in accordance with an Authorized Unilateral Decision).

(l) Additional Advances/Drawdowns on Credit Facilities. Obtain advances or drawdowns on construction or development loans or any other credit facility, in each case, other than advances and drawdowns on construction or development loans or credit facilities that are in existence on the date hereof provided that such advances or drawdowns are in accordance with the terms of such loans or credit facilities and are pursuant to the applicable Approved Business Plan.

(m) Liens. Mortgage, pledge, hypothecate or subject to any type of lien (other than inchoate liens for contractors and subcontractors, real estate taxes and utility charges established by applicable law) any of the assets of the Company or any Subsidiary Entity or, to the extent within the Company’s control, any Outside Partnership, or amend, extend or renew any of the agreements entered into in connection with the foregoing.

(n) Accountants. Engage, remove or appoint any accountants for the Company or any Subsidiary Entity (other than the Accountants) or, to the extent within the Company’s control, any Outside Partnership.

(o) Change Accounting Principles or Policies. Except as required by changes in law or changes in generally accepted accounting principles, change any financial accounting principles or policies in any material respect.

(p) Repatriate Funds. Repatriate funds held in overseas accounts.

(q) Legal Proceedings. (i) Commence any legal or arbitration proceeding on behalf of the Company, any Subsidiary Entity or, to the extent within the Company’s control, any Outside Partnership (except for routine collection matters, tenant disputes or matters that arise from disputes the resolution of which is within the settlement authority of the applicable Designated Manager under this Section 4.3(q)); (ii) confess a judgment against the Company, any Subsidiary Entity or, to the extent within the Company’s control, any Outside Partnership; (iii) settle on behalf of the Company, any Subsidiary Entity or, to the extent within the Company’s control, any Outside Partnership any claim that has been asserted in any legal or arbitration proceeding or that has been threatened (regardless of whether any such proceeding has been commenced) except (A) with respect to the Assumed Archstone Liabilities, in accordance with a settlement agreement approved by the ERP Member as the applicable Designated Manager in which the claimant’s claims against any Parent, the Company or applicable Subsidiary Entity or Outside Partnership on account of the matters so asserted or threatened are fully released and the amount paid or payable in connection with the settlement of any claim or claims asserted or threatened by any single claimant with respect to the subject matter of such proceeding or threat does not exceed the sum of $250,000 and (B) with respect to any liabilities other than Assumed Archstone Liabilities arising from acts or occurrences after the Effective Date related to any Archstone Residual Asset or other subject matter for which a Member has been designated the Designated Manager, in accordance with a settlement agreement approved by such Designated Manager in which the claimant’s claims against any Parent, the Company or applicable Subsidiary Entity or Outside Partnership (as applicable) on account of the matters so asserted or threatened are fully released and the amount paid or payable in connection with the settlement of any claim or claims asserted or threatened by any single claimant with respect to the subject matter of such proceeding or threat does not exceed the sum of $250,000; or (iv) except in connection with the management and administration of the Assumed Archstone Liabilities by the ERP Member as the applicable Designated Manager or in connection with the management and administration of the Archstone Residual Assets within the authority of the applicable Designated Manager, engage legal counsel for the Company or any Subsidiary Entity. Each Designated Manager that enters into a settlement agreement on behalf of the Company as provided in clause (A) or (B) shall provide prompt notice of such settlement to the other Member, and shall provide prompt notification to the other Member from time to time of material developments and material anticipated costs and expenses in connection with any material legal or arbitration proceeding for any Archstone Residual Asset for which it has been designated the Designated Manager and the Assumed Archstone Liabilities.

(r) Transactions with Members, Affiliates. Enter into, consummate, amend, modify or terminate any transaction or arrangement between the Company, any Subsidiary Entity or Outside Partnership and any Member or any Affiliate of any Member.

(s) Bankruptcy. Cause any of the following to occur with respect to the Company, any Subsidiary Entity or Outside Partnership: (i) making an assignment for the benefit of creditors; (ii) filing a voluntary petition in bankruptcy; (iii) filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation; (iv) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; (v)

filing a petition seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator, whether for itself or for all or any substantial part of its properties; or (vi) taking any action in furtherance of the foregoing.

(t) Lending Company Funds. Lend funds belonging to the Company, any Subsidiary Entity or Outside Partnership, or extend credit on behalf of the Company, any Subsidiary Entity or Outside Partnership, to any Person other than to a Subsidiary Entity in connection with the implementation of the funding of capital which has been Approved by the Members or Approved by the Management Committee but only if the funding of such capital in the form of a loan, rather than as an equity contribution (unless Approved by the Members or Approved by the Management Committee) would not reasonably be anticipated to have any material adverse impact upon any Member; and if such funds are so lent or credit is so extended, extend, renew, recast, compromise or otherwise deal with such lent funds or extension of credit.

(u) Insurance and Condemnation Awards. Except for the settlement of insurance claims or condemnation or eminent domain proceedings that are within the Assumed Archstone Liabilities for which ERP Member is the Designated Manager, settle any insurance claims or condemnation or eminent domain proceedings affecting any of the Archstone Residual Assets where the damage arising from any single casualty event or series of related casualty events or any single exercise or threatened exercise of the power or condemnation or eminent domain would reasonably be expected to be in excess of $5,000,000.

(v) Reorganization. Cause the formation of any Subsidiary Entity or any Affiliate of the Company, or merge the Company or any Subsidiary Entity or Outside Partnership into any other Person, or convert the form of such Entity into a different form of Entity or otherwise enter into any similar entity reorganization.

(w) Dissolution of the Company; In-Kind Distributions. Except in accordance with Section 10.1, cause the dissolution and winding-up of the Company or any Subsidiary Entity, except for the dissolution and liquidation of a Subsidiary Entity following the approved sale of all of the assets owned by such Subsidiary Entity, or make any in-kind distribution of the assets of the Company or any Subsidiary Entity.

(x) Insurance. Determine, modify or waive the requirements of the Company’s insurance program, including insurers, coverage and policy amounts, as set forth in or to be set forth in Schedule V.

(y) Material Liabilities. Take any action that is not contemplated in the Approved Business Plans and is not an Authorized Unilateral Decision that would reasonably be anticipated to create a material liability, obligation, cost or expense for the Company, any Subsidiary Entity or, to the extent within the Company’s control, any Outside Partnership other than on account of Emergency Costs or Non-Discretionary Funding Requirements.

(z) Employees. Except for routine decisions as approved by the Transition Team: hire or terminate (except in accordance with the Transition Plan referenced in Section 9.6) any employee of the Company or any Subsidiary Entity; increase the compensation or benefits payable to any employee of the Company or any Subsidiary Entity; grant any (or any increase in)

employment, retention, bonus, severance, change of control or termination pay awards or equity-based cash awards (including cash bonuses or dividend equivalent rights); or establish, adopt, enter into or amend any collective bargaining (or similar), bonus, profit-sharing, thrift, compensation, stock option, restricted stock, stock unit, dividend equivalent, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, employee or independent contractor.

(aa) Tax Elections. Make, rescind or revoke any material tax election (whether or not such election is filed with a tax return) or change a material method of tax accounting, amend any material tax return, agree to waive or extend any period of adjustment, assessment or collection of material taxes, or settle or compromise any material federal, state, local or foreign income tax liability, audit, claim or assessment, or enter into any material closing agreement related to taxes, or surrender any right to claim any material tax refund unless in each case such action is required by applicable law.

(bb) Prohibited Tax Shelter Transactions. Use any assets of the Company or any Subsidiary Entity in a “prohibited tax shelter transaction” within the meaning of Code Section 4965(e)(1).

(cc) Reserves. Except for reserves that are expressly provided for in the Approved Business Plans or the Annual Budgets or that are consistent with Section 4.6, establish reserves for future working capital or other capital needs or for any other purpose of the Company or any Subsidiary Entity.

(dd) Initiation of Buy/Sell and Similar Processes under Outside Partnership Agreements. Any election to initiate on behalf of the Company any buy/sell, forced sale or marketing process under any Outside Partnership Agreement, and the determination of the applicable valuation to be established for the relevant asset or interest as to which such process would be initiated.

(ee) Election to Respond to Buy/Sell and Similar Processes under Outside Partnership Agreements. With respect to the initiation by any Outside Partner or any buy/sell, forced sale or marketing process under any Outside Partnership Agreement, the determination on behalf of the Company or applicable Subsidiary Entity that is the partner in the applicable Outside Partnership of the election to be made in response to the initiation of such process (i.e., the election to buy, or to sell or to choose such other option as may be permitted under the applicable Underlying Partnership Documents). Unless the Approval of the Management Committee is obtained, the Company (or the applicable Subsidiary Entity) shall be the seller (or, if applicable, shall choose the election by which the applicable asset shall be marketed in an auction-type process).

(ff) Exercise of Buy/Sell and Similar Rights by a Member under Outside Partnership Agreements. Any election by any Member to initiate for itself (and not on behalf of the Company) any buy/sell, forced sale or marketing process under any Outside Partnership Agreement.

(gg) Acquire Outside Partner’s Interest. Purchase or otherwise acquire the interest of any Outside Partner in any Partnership in any other manner, subject to the terms set forth in Section 9.8.

(hh) Designation of any Designated Manager. Except for the appointment of members of the Transition Team in accordance with Section 4.2(j), appoint or remove any Person as a Designated Manager or, subject to Section 4.2(i), appoint or remove any Person as a member, manager or officer of any Subsidiary Entity.

(ii) Outside Partnership Capital Calls. Cause any capital call under any Outside Partnership Agreement unless the applicable Designated Manager has the right to call capital from the Company for such purpose pursuant to Section 3.3(b).

It is understood and agreed that any Member or Designated Manager may initiate a request to the Management Committee for consideration of a proposed Major Decision.

Section 4.4 Budgets and Business Plans.

(a) On or before October 15th of each year during the term hereof, the applicable Designated Manager shall prepare and submit to the Members for Approval of the Members a proposed update to the Initial Business Plan and a proposed annual budget for the next calendar year for each of the Archstone Residual Assets for which it has been appointed the Designated Manager

(b) At the first quarterly Management Committee meeting following the completion of each Fiscal Year, the agenda items shall include a review of the then-current Approved Business Plans and the proposed updates and proposed annual budget submitted by the applicable Designated Managers to determine whether the proposed updates or other adjustments thereto should be Approved, and to approve of proposed Annual Budgets for the ensuing year. However, unless the Approval of the Management Committee is obtained for proposed adjustments to any previously-approved Approved Business Plan (or any previously-approved Annual Budgets), the previously-approved Approved Business Plan (including, where applicable, any capital budgets, to the extent that such previously-approved capital budgets and the Approved Business Plan contemplated the continuation of capital expenditures for particular projects in future periods inclusive of the period in question) shall remain in full force and effect (except with respect to the elements of any Approved Business Plan that consist of the portion of the previously-approved Annual Budget that involves an operating budget, as provided below). If the Management Committee does not approve of an Annual Budget that includes an operating budget for any Archstone Residual Asset for any year, then, until an operating budget for such asset for such year is Approved by the Management Committee, the operating budget included in the prior year’s Annual Budget shall be utilized with adjustments thereto to reflect (i) any increases in particular line items that have been Approved by the Management Committee, (ii) as to other items, adjustments to reflect increases in the cost of living and increases in the cost of non-discretionary items (such as debt service payments, property taxes, insurance premiums (for coverages required pursuant to the applicable Approved Business Plan), utility charges or costs required to be incurred pursuant to the requirements of contracts (including, where applicable, requirements of applicable Outside Partnership Agreements)), and (iii) increases resulting from emergencies or force majeure events.

(c) The Members acknowledge that one of the purposes of the Company is to realize upon and dispose of the Archstone Residual Assets and, accordingly, the Approved Business Plans for the Archstone Residual Assets shall include the anticipated timelines for the holding of such Archstone Residual Assets and the agreed-upon floor prices (and other applicable minimum terms) at which the Company would be authorized to dispose of its interest in the applicable assets. The applicable Designated Manager shall have the principal responsibility for coordinating the implementation of the aspects of the Approved Business Plan relating to the initiation and pursuit of the marketing of the applicable Archstone Residual Assets for which it has been appointed the Designated Manager, and for keeping the Members informed of the status of such marketing efforts. Transfers of the Archstone Residual Assets by the Company (or any Subsidiary Entity or Outside Partnership) shall be authorized subject to Section 4.3(g).

Section 4.5 Implementation of Approved Business Plans by the Designated Managers.

Each of the Designated Managers shall, subject to the availability of Company revenues and Capital Contributions, implement the then applicable Approved Business Plans for the respective Archstone Residual Assets in good faith and in the ordinary course of business and implement its strategies for the administration, management, resolution and pursuit of the Assumed Archstone Liabilities and Archstone Claims for which it has been appointed the Designated Manager in good faith and in the ordinary course of business, and, subject to Section 4.3 and the other terms of this Agreement, shall have the sole authority to manage the Company’s business in accordance therewith and to incur all expenses reasonably necessary in connection therewith. In performing their duties under this Section 4.5, the Designated Managers shall have the sole power and authority, acting alone, and in the name and on behalf of the Company, to execute for and on behalf of the Company (both on behalf of itself and on behalf of any Subsidiary Entity and, to the extent within the Company’s control, any Outside Partnership) any and all documents and instruments which may be necessary to carry on the business of the Company, the Subsidiary Entities or the Outside Partnerships, except to the extent that the prior Approval of the Members or Approval of the Management Committee is required pursuant to any provision of this Agreement (including Section 4.3) and subject, in the case of any Outside Partnership, to the terms of the applicable Outside Partnership Agreement.

Section 4.6 Reserves – General.

The Company shall maintain and shall cause the Subsidiary Entities to maintain such reserves as are Approved by the Members or Approved by the Management Committee or set forth in the Approved Business Plans. The Members intend the Approved Business Plans to provide for the retention of sufficient amounts of cash on hand in the accounts of the Company and the Subsidiary Entities to pay reasonably anticipated costs and expenses for the applicable Archstone Residual Assets covered by such Approved Business Plans.

Section 4.7 Contracts With Contracting Members; Management Agreements.

(a) Except pursuant to Section 4.7(b) or as expressly set forth in an Approved Business Plan, an Outside Partnership Agreement or otherwise Approved by the Members or Approved by the Management Committee, neither any Member nor any Designated Manager shall cause or permit the Company or any Subsidiary Entity or Outside Partnership to engage or pay any compensation to a Member or any Affiliate of a Member for the provision of services to the Company or any Subsidiary Entity or Outside Partnership.

(b) Notwithstanding the provisions of Section 4.7(a), the Designated Manager shall have the right to replace a Subsidiary Entity (or cause an Affiliate to act in a sub-agency or similar arrangement) as the property manager and/or, with respect to the Lake MendotaInvestments LLC and the Lake Mendota Portfolio, asset manager or other service provider for any Archstone Residual Real Estate Asset, provided that any required consent from the asset owner, lender and Outside Partner has been obtained. If a Designated Manager replaces a Subsidiary Entity as the property manager and/or asset manager or other service provider for any Archstone Residual Real Estate Asset with itself or its Affiliate, then the fees thereafter earned under the applicable property or asset management agreement or other arrangements (including, without limitation, any “Management Fees” as defined in the governing documents for Lake Mendota Investments LLC), shall be retained by or assigned to such Member or its Affiliate as an expense of the Company, and any liabilities under the applicable agreements and costs and expenses for providing such services accruing after the date of such replacement shall be the sole responsibility of such Member or its Affiliate.

(c) Notwithstanding any provision herein to the contrary, in its sole discretion, the Non-Contracting Member, acting on behalf of the Company or any Subsidiary Entity or Outside Partnership, may terminate (or otherwise exercise the rights and remedies of the Company or a Subsidiary Entity or Outside Partnership under) any Management Agreement or any other agreements with any Contracting Member or any Affiliate of the Contracting Member pursuant to the terms of any such agreement (after it complies with the requirements set forth in the immediately following paragraph), provided that the Non-Contracting Member may not so act on behalf of the Company or any Subsidiary Entity or Outside Partnership to terminate any such agreement pursuant to any “without cause” termination right. No decision under any such agreement that would constitute a “Major Decision” under this Agreement may be made on behalf of the Company or any Subsidiary Entity or Outside Partnership without the Approval of the Members or Approval of the Management Committee.

(d) Notwithstanding the provisions of Section 4.7(c), if the Non-Contracting Member reasonably believes that the Contracting Member or any Affiliate of the Contracting Member is not fulfilling its obligations under any Management Agreement or other relevant agreement, the Non-Contracting Member shall, before exercising any termination right or other right or remedy thereunder, (i) obtain any and all necessary consents and approvals (including, without limitation, any necessary consents and approvals from mortgage lenders or Outside Partners), and (ii) provide the Contracting Member (or Affiliate) with written notice thereof, which shall have 30 days from its receipt of the notice to remedy the situation to the Non-Contracting Member’s reasonable satisfaction; provided, that if such situation is reasonably susceptible of cure, but a period longer than 30 days is reasonably required to complete the cure, then such

Contracting Member (or Affiliate) shall have an additional period to remedy the situation so long as such Contracting Member (or Affiliate) promptly commences to remedy the situation and diligently prosecutes the same to completion, but such additional period shall not exceed an additional 60 days. If the Non-Contracting Member is not reasonably satisfied that the situation has been remedied within such period, the Non-Contracting Member shall have the right to terminate the Management Agreement or other applicable agreement pursuant to the terms thereof, and replace such Contracting Member (or Affiliate) with an Entity selected by the Contracting Member from a list provided by the Non-Contracting Member provided that the list includes the names of at least three (3) Persons unaffiliated with the Non-Contracting Member, all of whom have at least ten (10) years’ experience in performing the management or other services that were provided under the applicable terminated agreement.

Section 4.8 Limited Liability of Management Committee Representatives, Transition Team Members and Designated Managers.

Except as expressly set forth in this Agreement or as required by law, no Management Committee Representative, Transition Team member or Designated Manager shall be personally liable for any debt, obligation or liability of the Company whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Management Committee Representative, Designated Manager or Transition Team member of the Company.

Section 4.9 Standard of Care of Management Committee Representatives, Transition Team Members and Designated Managers.

Each Management Committee Representative, Transition Team member and Designated Manager shall perform the respective duties as Management Committee Representative, Transition Team member and Designated Manager in good faith, and in the ordinary course of business, consistent with the terms of this Agreement, subject, in the case of Management Committee Representatives, to the terms of Section 1.9, and subject, in the case of Management Committee Representatives, Transition Team members and Designated Managers, to the terms of Section 7.4. Management Committee Representatives, Transition Team members and Designated Managers do not, in any manner, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. Management Committee Representatives, Designated Managers and Transition Team members shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, gross negligence, willful misconduct, a willful, knowing or intentional breach of this Agreement, or the result of any act or omission performed or omitted by it not in good faith.

Section 4.10 Transactions between the Company and an Interested Management Committee Representative or Designated Manager.

Notwithstanding that it may constitute a conflict of interest, a Management Committee Representative or Designated Manager that is not a Member or Affiliate of a Member may directly or indirectly engage in any transaction (including without limitation the purchase, sale, lease, or exchange of any property, or the lending of funds, or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the

Company; provided however that in each case (a) such transaction is not expressly prohibited by this Agreement, (b) the terms and conditions of such transaction on an overall basis are fair and reasonable to the Company, and (c) the transaction has been Approved by the Members after disclosure of all material facts relating to the conflict or potential conflict.

Section 4.11 Bank Accounts.

Subject to cash management protocols to be Approved by the Management Committee (or Transition Team) (which protocols shall include, without limit, protocols with respect to the signing of checks and the authorization of wire transfers) the applicable Designated Manager as is or hereafter shall be set forth in Schedule Z may from time to time open bank accounts in the name of the Company (which shall be segregated from, and not commingled with the funds of any Person other than a Subsidiary Entity) in accordance with the terms of Schedule Z.

Section 4.12 Reimbursement of Expenses; Compensation.

(a) In connection with their respective services hereunder, the Management Committee Representatives and Designated Managers shall be entitled to reimbursement from the Company of all third-party out-of-pocket expenses of the Company reasonably incurred and paid by such Management Committee Representative or Designated Manager on behalf of the Company.

(b) In connection with their respective services as a Designated Manager, ERP Member and AVB Member shall be entitled to receive fees from the Company, as an Expenditure of the Company, in the amounts, for the term, and payable at the times set forth on Schedule W as and when Approved by the Management Committee; provided, however, that, if not provided for on Schedule W or otherwise Approved by the Management Committee, then such fees shall be paid on a quarterly basis, in advance. On a quarterly basis, the Members shall review in good faith the appropriateness of the compensation arrangements under this Agreement (including, if applicable, any fees provided for on Schedule W) in light of the magnitude of work and services that are being provided by the applicable Designated Managers in consideration thereof, and the allocation of administrative responsibilities and functions as between the Members, and shall, if mutually agreed to, make appropriate adjustments thereto. Each Member acknowledges and agrees that, unless both Members are satisfied with the compensation arrangements that are provided for pursuant to this Agreement, either Member shall have the right, in connection with the quarterly review provided for in this Section 4.12(b), to require the allocation of administrative responsibilities and functions as between the Members to be revisited, in order to obtain an allocation of the work and services required to be performed in connection with such administrative responsibilities and functions as between the Members in a manner that is consistent with their respective Proportionate Shares.

(c) Nothing contained in this Section 4.12 shall restrict the rights of any Member to receive amounts payable to it pursuant to the provisions of Schedule E attached hereto.

(d) Except as specifically provided in this Section 4.12 or in Schedule W or as Approved by the Members, Members, Management Committee Representatives and Designated Managers shall not otherwise be entitled to compensation.

Section 4.13 Reliance by Third Parties.

Any Person dealing with the Company or any Subsidiary Entity may rely upon a certificate signed by any Member or Designated Manager as to:

(i) the identity of the Members or Designated Managers;

(ii) the existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Company or any Subsidiary Entity or that are in any other manner germane to the affairs of the Company or any Subsidiary Entity;

(iii) the Persons or Designated Managers that are authorized to execute and deliver any instrument or document of, or on behalf of, the Company or any Subsidiary Entity; or

(iv) any act or failure to act by the Company or any Subsidiary Entity, or any other matter whatsoever, involving the Company or any Subsidiary Entity.

Section 4.14 Authorization of the Transactions under the Purchase Agreement and Related Transactions.

The Members have determined that it is in the best interests of the Company to acquire the interests in the Archstone Residual Assets and Subsidiary Entities and to assume or succeed to the obligations with respect to the Assumed Archstone Liabilities in accordance with Schedule E, all in accordance with the Purchase Agreement and the Buyers Agreement, and to consummate the closing under the Purchase Agreement, the transactions relating to the assumption of indebtedness and guaranties referenced in the Buyers Agreement and all transactions related thereto. The Members have approved the form, terms and provisions of the bills of sale, assignments and other transfer and other instruments by which such acquisition and other transactions are to occur, as well as the other documents identified on Schedule AA. The execution and delivery by the ERP Member or AVB Member as a Member or Designated Manager on behalf of the Company (whether in its individual capacity or in its capacity, after giving effect to the Initial Closing, as the member or manager of any Subsidiary Entity) of any such bills of sale, assignments, other transfer instruments and other documents identified on Schedule AA shall constitute the binding act of the Company (and as applicable, such Subsidiary Entity) in all respects, and all such bills of sale, assignments, other transfer and other instruments, and other documents identified on Schedule AA, are hereby approved, adopted and confirmed in all respects. The ERP Member and the AVB Member each in its capacity as a Member or Designated Manager is also hereby authorized on behalf of the Company (whether in its individual capacity or in its capacity, after giving effect to the Initial Closing (as defined in the Purchase Agreement), as the member or manager of any Subsidiary Entity) to do or cause to be done any and all such acts or things and to execute and deliver any and all such further documents and papers as it may deem necessary or appropriate to carry out the full intent and purpose of the authorizations in this Section 4.14 connection with the consummation of the transactions under the Purchase Agreement by which the Company will acquire the interests in the Archstone Residual Assets and Subsidiary Entities and assume or succeed to the obligations with respect to the Assumed Archstone Liabilities in accordance with Schedule E and all transactions related thereto, and, to the extent that ERP Member or AVB Member in its capacity as a Member or Designated Manager has already done any actions or things to effectuate the consummation of such transactions or any other purposes of the authorizations in this Section 4.14, the doing of such actions is hereby ratified, approved, confirmed and adopted in all respects. Any such documents executed or actions taken by a Member in the purported capacity of a “Designated General Administrative Co-Manager” of the Company shall be deemed for all purposes to have been executed or taken by it in its capacity as a Designated Manager, shall constitute the binding act of the Company (and as applicable, such Subsidiary Entity) in all respects, and are hereby approved, adopted and confirmed in all respects.

Section 4.15 Administration of Claims related to Assumed Archstone Liabilities.

(a) If Affiliates of AVB Member or ERP Member, in connection with any AVB Property or EQR Property (as such terms are defined in the Buyers Agreement), respectively, or any other asset acquired by such Affiliates directly from Enterprise or any of its subsidiaries pursuant to the Asset Purchase Agreement, suffer any claim for any liability that is an Assumed Archstone Liability and that is asserted to be due to a third party, such claim is referred to herein as an “Assumed Liability Claim.” AVB Member shall provide notice to ERP Member, in its capacity as the Designated Manager for administration and management of the Assumed Archstone Liabilities, promptly upon identifying any such Assumed Liability Claim suffered by Affiliates of AVB Member. Following such notice from AVB Member (with respect to Assumed Liability Claims suffered by Affiliates of AVB Member) and following its own knowledge of any Assumed Liability Claim suffered by Affiliates of ERP Member, ERP Member, in its capacity as the Designated Manager for administration and management of the Assumed Archstone Liabilities, shall manage and administer any such Assumed Liability Claim, including, where applicable, the defense thereof (and such claim shall be included within the meaning of “Assumed Archstone Liability” hereunder).

(b) Except as provided in this Section 4.15, neither the Member whose Affiliate has suffered such claim, nor any of its Affiliates, shall pay any amounts directly on account of such Assumed Liability Claim, unless either (i) the Approval of the Members for the payment of such amounts directly by such Member or its Affiliates has been obtained, or (ii) the approval of ERP Member, in its capacity as the Designated Manager for the Assumed Archstone Liabilities, for the payment of such amounts directly by such Member or its Affiliates has been obtained, or (iii) such amounts are required to be paid pursuant to a final, non-appealable judgment of a court of competent jurisdiction. Amounts so paid by a Member or its Affiliates on account of any Assumed Liability Claim either with the Approval of the Members, or with the approval of ERP Member, in its capacity as the Designated Manager for the Assumed Archstone Liabilities as aforesaid, or pursuant to such a final, non-appealable judgment, are referred to herein as “Authorized Assumed Liability Payments.” If (i) the Company fails to pursue the administration and management or, if applicable, the defense of any Assumed Liability Claim in accordance with this Agreement, and such failure continues for a period of thirty (30) days after written notice of such failure by the applicable Member to ERP Member, in its capacity as the Designated Manager for the Assumed Archstone Liabilities, then such Member shall be authorized to assume the responsibility for the administration and management of such claim and, where applicable, the defense of such claim, and to incur reasonable costs and expenses in connection therewith, and any amounts thereafter so paid by such Member shall also be deemed to be “Authorized Assumed Liability Payments.”

(c) Notwithstanding the provisions of Section 4.15(b), except as provided below in this Section 4.15(c), AVB Member may pay any Assumed Liability Claim that is an item of expense incurred in the ordinary course of operating an AVB Property without first notifying the ERP Member thereof pursuant to Section 4.15(b), if the amount of such item of expense does not exceed $10,000, and then seek reimbursement thereof from the Company through the presentation of a claim for the reimbursement thereof to the ERP Member in its capacity as a Designated Manager for the Assumed Archstone Liabilities. If AVB Member or any of its Affiliates (or their respective officers, employees, attorneys or agents) receives any service of process regarding any cause of action or claim of liability of any type described on Schedule E (whether an Assumed Archstone Liability or a liability allocated to Equity Residential, ERP or AVB, and regardless of the amount claimed), other than those that are unambiguously allocated 100% to AVB on Schedule E and for which AVB reserves no rights as against the Company or ERP Member), then AVB Member shall deliver prompt written notice of such service of process, together with a copy of the service of process, to ERP Member. If AVB Member believes that any particular claim or cause of action reflected in such service of process that is an Assumed Archstone Liability would best be resolved through the administration and management of such claim by AVB Member alone, AVB shall provide notice of such position in the written notice by which such service of process is transmitted to ERP Member, and the Members shall thereupon promptly confer to evaluate and Approve of the appropriate course of action that should be pursued.

(d) If a Member or its Affiliate suffers or incurs any Authorized Assumed Liability Payments for which ERP Member, in its capacity as a Designated Manager for the Assumed Archstone Liabilities, has not issued a Funding Notice, then the Member that has (or whose Affiliate has) suffered or incurred such Authorized Assumed Liability Payments shall have the right to deliver a Funding Notice pursuant to Section 3.3(b) requesting the funding by the Members of their respective Proportionate Shares of an Additional Capital Requested Amount equal to the amount of such Authorized Assumed Liability Payments, and the Members shall be obligated to fund their respective Proportionate Shares thereof in accordance with Section 3.3(b).

(e) Nothing contained in this Section 4.15 or this Agreement shall alter the obligations of AVB and the Equity Residential Parties under Section 7.2 of the Buyers Agreement with respect to any liabilities that are allocated to them pursuant to the provisions of Exhibit A to the Archstone Residual JV Term Sheet (which is also Schedule E hereto), whether as a result of liabilities that are to “follow the asset” (as described therein) or otherwise.

(f) AVB Member may reasonably confer from time to time with ERP Member, as Designated Manager for the administration and management of the Assumed Archstone Liabilities, on the status of any litigation in connection with the Assumed Archstone Liabilities and AVB Member may, upon request made by AVB Member upon ERP Member, and subject to the terms of a common interest privilege agreement, consult with outside counsel regarding the status of such litigation and receive copies of any briefs, motions or work product. No such right or conference or consultation in any way affects ERP Member’s status as Designated Member for the administration and management of the Archstone Assumed Liabilities.

ARTICLE V

TAXES, ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Allocations and Tax Provisions.

Notwithstanding any contrary provision of this Agreement, rules governing allocations of income, gains, losses and deductions, certain tax matters and related items are set forth in Schedule T attached hereto and made a part hereof.

Section 5.2 Distributions.

Subject to Section 3.4, distributions of Distributable Cash or other assets of the Company if any, may be made to the Members and in such amounts as may be Approved by the Management Committee from time to time not less frequently than quarterly (and, in the case of proceeds of sale, promptly following the remittance of the proceeds of sale to the Company), to the Members pro rata in accordance with their respective Proportionate Shares.

Section 5.3 Withholding.

(a) General. Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Company and each Covered Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses of whatever nature relating to the Company’s or such Covered Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to such Member or as a result of such Member’s participation in the Company.

(b) Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable or required to be deducted by the Company or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the Company (including as a result of a distribution in kind to such Member). If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received from the Company as of the time that such withholding or other tax is withheld or paid, whichever is earlier, a distribution of Distributable Cash in the amount thereof, pursuant to the Section 5.2, to the extent that such Member would have received a cash distribution, pursuant to Section 5.2, but for such withholding. To the extent that such withholding or payment exceeds the cash distribution that such Member would have received but for such withholding, ERP Member shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a Capital Contribution and, consequently, shall not increase the Capital Account of such Member.

(c) Withholding Tax Rate. Any withholdings referred to in this Section 5.3 shall be made at the maximum applicable statutory rate under the applicable tax law unless ERP

Member shall have received an opinion of counsel, or other evidence, reasonably satisfactory to the ERP Member to the effect that a lower rate is applicable or that no withholding or payment is required.

(d) Withholding from Distributions to the Company. In the event that the Company or any Subsidiary Entity receives a distribution or payment from or in respect of which tax has been withheld, the Company shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and amounts withheld shall be deemed to be Distributable Cash that has been paid to the Member to whom such withholding is attributable. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding, ERP Member shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a Capital Contribution and, consequently, shall not increase the Capital Account of such Member.

ARTICLE VI

ACCOUNTING, RECORDS AND REPORTING

Section 6.1 Accounting and Records.

The books and records of the Company shall be kept, and its financial position and the results of its operations recorded, in accordance with generally accepted accounting principles. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business in accordance with the Act. Except as specifically provided herein, all books and records of the Company shall be maintained for the Company by AVB Member.

Section 6.2 Access to Accounting and Other Records.

The following provisions of this Section 6.2 shall supersede and act in lieu of the provisions of Section 18-305 of the Act:

(a) Upon request of any Member, the other Member shall promptly deliver or cause to be delivered to the requesting Member, at the expense of the Company, a copy of the following records, to the extent that such other Member is responsible hereunder for the maintenance of such records: (i) a current list of the full name and last known address of each Member and the Capital Contributions and Proportionate Share held of record by each Member; (ii) a current list of the Management Committee Representatives and Designated Managers; and (iii) the Company’s federal, state and local income tax returns and reports, if any, for each of its taxable years.

(b) Each Member also has the right to inspect and copy during normal business hours any of the Company’s books and records required to be maintained by the other Member, including (i) the Certificate of Formation of the Company, any amendments to the Certificate of Formation, and executed copies of any powers of attorney granted for the purpose of executing the Certificate of Formation; (ii) this Agreement and any amendments to this Agreement; (iii) financial statements of the Company; and (iv) the written minutes of any meeting of the

Management Committee or the Members and any written consents of the Management Committee or the Members for actions taken without a meeting.

(c) Management Committee Representatives and Designated Managers shall also have the right to inspect any and all books and records of the Company required to be maintained hereunder by the Members for purposes reasonably related to their duties as Management Committee Representatives or Designated Managers.

(d) Each Member shall also have the right to inspect any and all books and records maintained by the other Member in connection with in connection with an Archstone Residual Asset, Assumed Archstone Liability or administrative function or responsibility for which that other Member has been designated as a Designated Manager.

Section 6.3 Required Reports.

The applicable Designated Manager as is or hereafter shall be designated on Schedule Z shall furnish to each Member the following reports prepared for and at the expense of the Company. The Designated Manager indicated in Section 4.2(c) shall also furnish to AVB Member the reports with respect to Outside Partnerships as are set forth in Section 4.2(c), in order to assist AVB Member in the preparation of the Company-level reports required hereunder. The AVB Member shall be the Designated Manager for the preparation and distribution of Company-level reports:

(a) Annual Financial Reports. Within the time period designated on Schedule Z (or, if not designated thereon, as Approved by the Management Committee), the applicable Designated Manager as is or hereafter shall be designated on Schedule Z shall arrange for, and furnish to the Members, annual audited financial statements for such (full or partial) calendar year accurately reflecting the financial condition of the Company and each Subsidiary Entity, all prepared by the Accountants in accordance with generally accepted accounting principles consistently applied. The audit shall be performed by the Accountants.

(b) Quarterly Reports; Other Information. The applicable Designated Manager as is or hereafter shall be designated on Schedule Z shall, within the time period designated on Schedule Z (or, if not designated thereon, as Approved by the Management Committee), cause to be prepared and furnished to the Members unaudited balance sheets and profit and loss statements and unaudited cash flow statements accurately reflecting the operating results of the Company and each Subsidiary Entity, a comparison to the Annual Budget, and containing a narrative executive summary. The applicable Designated Manager as is or hereafter shall be designated on Schedule Z shall provide to the Members, promptly upon receipt, copies of any and all monthly reports delivered to the Company or any Subsidiary Entity pursuant to any Management Agreement. Each Member is entitled to receive all information reasonably requested to permit such Member to complete deferred tax/FAS 109 calculations on a quarterly basis.

(c) Bank Accounts. With respect to the bank account or accounts maintained by a Member as the Designated Manager in the name of the Company, that Member shall:

(i)	promptly following the receipt of any bank account statement, send a copy of such bank account statement to the other Member;

(ii)	to the extent permitted and reasonably practicable, arrange to have the applicable bank send such bank account statements directly to the other Member; and

promptly following request, provide to the other Member information regarding deposits or withdrawals from any such bank accounts or any other information related to such bank accounts as reasonably requested by the other Member.

(d) The costs and expenses incurred by the Company or a Designated Manager in establishing and maintaining the books and records of the Company, as well as the annual audit of the books and records of the Company and the Subsidiary Entities, and the costs and expenses incurred in preparing and furnishing any and all such reports and information shall be borne by the Company.

Section 6.4 Tax Returns.

ERP Member shall cause to be prepared by the Accountants all tax returns required of the Company and each Subsidiary Entity. Not later than August 1 of each year, ERP Member shall distribute or cause to be distributed to the Members drafts of the proposed tax returns to be filed on behalf of the Company or any Subsidiary Entity. Following the distribution of such draft tax returns, but prior to ten (10) Business Days prior to the due date for the filing thereof (or such alternative date as may be Approved by the Management Committee), any of the Members may provide comments and input to such Designated Manager, and such Member and the Designated Manager shall consult with the Accountants concerning the comments and input so provided, as to the advisability of incorporating such comments and input into the tax returns to be so filed. Following the preparation of revised tax returns reflecting such input and comments (to the extent deemed appropriate by the Accountants), such Designated Manager shall timely file or cause to be timely filed all such tax returns required to be filed by the Company as reasonably determined by the Members. All decisions regarding or affecting the reporting or characterization for tax purposes of any material items of Company income, gain, loss or deduction shall require the Approval of the Members (which approval shall not be unreasonably withheld).

Section 6.5 Tax Matters Partner.

ERP Member is designated the Tax Matters Member of the Company as provided in Section 6231(a)(7) of the Code and corresponding provisions of applicable state law. This designation is effective only for the purpose of activities performed pursuant to the Code, corresponding provisions of applicable state law and under this Agreement. ERP Member shall inform the Members of all tax audits and other tax proceedings, promptly update the Members of all material developments with respect thereto and provide copies of all correspondence with and submissions to the tax authorities. ERP Member shall not make any material decision or take any material action as the Tax Matters Member that could adversely affect a Member or its Parent or Affiliate without the prior consent of such Member. ERP Member, as the Tax Matters

Member, shall permit the Members at the Company’s expense to participate in any tax audit or other proceeding which could affect the taxes of the Company or income or loss allocable to or taxes payable by any Member with respect to its interest in the Company. ERP Member shall also perform its obligations with respect to tax matters under Schedule T.

ARTICLE VII

INDEMNIFICATION, INSURANCE AND EXCULPATION

Section 7.1 Indemnification.

(a) To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend ERP Member, AVB Member, each Parent, each Affiliate of any Member, each Management Committee Representative, each Designated Manager, each Member’s, Affiliate’s, Parent’s agents, officers, partners, members, employees, representatives, directors or shareholders (including, without limitation, any members of the Transition Team) and each Subsidiary Entity’s officers, agents and employees (each, a “Covered Person”) from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement (collectively, “Indemnified Losses”), incurred or suffered by such Covered Person, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company or any Subsidiary Entity, unless the Indemnified Losses were the result of fraud, gross negligence, willful misconduct or a willful, knowing or intentional breach of this Agreement by such Covered Person, or the result of any act or omission performed or omitted by such Covered Person not in good faith (in which case the Company shall have no indemnification obligation with respect to such Indemnified Losses) or the Indemnified Losses arise pursuant to a Guaranty Obligation (in which case the Company shall have no indemnification obligation with respect to such Indemnified Losses but the provisions of Section 3.6 shall apply).

(b) Except for the Assumed Archstone Liabilities which have been allocated to a Member or its Affiliates in accordance with Schedule E, no Covered Person shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, gross negligence, willful misconduct or a willful, knowing or intentional breach of this Agreement by such Covered Person, or the result of any act or omission performed or omitted by such Covered Person not in good faith.

(c) To the fullest extent permitted by law, unless it is determined that a Covered Person is not entitled to be indemnified therefor pursuant to this Section 7.1, expenses incurred by such Covered Person in defending any claim, demand, action, suit or proceeding subject to this Section shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount.

(d) The indemnification provided by this Section 7.1 shall be in addition to any other rights to which any Covered Person may be entitled under this Agreement, any other agreement, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Covered Person.

Section 7.2 Procedures; Survival.

(a) If a Covered Person wishes to make a claim under Section 7.1, the Covered Person should notify the Company in writing within ten (10) days after receiving written notice of the commencement of any action that may result in a right to be indemnified under Section 7.1; provided however that the failure to notify the Company shall not relieve the Company of any liability for indemnification pursuant to Section 7.1 (except to the extent that the failure to give notice will have been materially prejudicial to the Company).

(b) A Covered Person shall have the right to employ separate legal counsel in any action pursuant to Section 7.1 and to participate in the defense of the action. The fees and expenses of such legal counsel shall be at the expense of the Covered Person unless (i) the Members or Management Committee have Approved the Company’s payment of such fees and expenses, (ii) the Company has failed to assume the defense of the action without reservation and employ counsel within a reasonable period of time after being given the notice required above, or (iii) the named parties to any such action (including any impleaded parties) include both the Covered Person and the Company and the Covered Person has been advised by its legal counsel that representation of the Covered Person and the Company by the same counsel would be inappropriate under applicable standards of professional conduct because of actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Covered Persons having actual or potential differing interests with the Company.

(c) The Company shall not be liable for any settlement of any action against any Covered Person for which the Company is required to indemnify such Covered Person hereunder which is agreed to without the Approval of the Members or Management Committee.

(d) The indemnification obligations set forth in this Article VII hereof shall survive the termination of this Agreement.

Section 7.3 Insurance.

The Company shall maintain, for the benefit of the Company, its Subsidiary Entities, the Members, the Management Committee Representatives and the Designated Managers, and at the expense of the Company, policies of insurance in compliance with Schedule V.

Section 7.4 Rights to Rely on Legal Counsel, Accountants.

No Covered Person shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any performance or omission to perform any acts in reliance on the advice of accountants or legal counsel for the Company.

ARTICLE VIII

TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF ADDITIONAL MEMBERS

Section 8.1 Transfer or Assignment of Membership or Manager Interests.

No Member shall be entitled to assign, convey, sell, encumber or in any manner alienate or otherwise Transfer all or part of such Member’s Membership Interest except in strict compliance with each and all of the other Sections of this Article VIII. No Designated Manager shall be entitled to assign, convey, sell, encumber or in any manner alienate or otherwise Transfer all of part of such Designated Manager’s rights, interests, duties or obligations under this Agreement, in its capacity as a Designated Manager, without the Approval of the Members, except, in the case of a Designated Manager which is also a Member, to a successor to which the entire Membership Interest of such Designated Manager has been Transferred in full compliance with this Agreement.

Section 8.2 Conditions to Transfer by Member.

Except as provided in Section 8.3 or Section 8.4, no Member may Transfer all or part of such Member’s Membership Interest, nor shall the direct or indirect interests in any Member be transferred to any Person if, as a result thereof, that Member would no longer be directly or indirectly wholly-owned by ERP or Equity Residential (in the case of a Transfer of the interests in ERP Member) or AVB (in the case of a Transfer of the interests in AVB Member), unless such Transfer has been approved in writing by the other Member in its sole and absolute discretion.

Section 8.3 Permitted Transfers.

A Member shall be permitted to Transfer all or any part of its Membership Interest without further consent hereunder to an Affiliate of that Member which is directly or indirectly wholly-owned by ERP or Equity Residential (in the case of a Transfer by ERP Member) or by AVB (in the case of a Transfer by AVB Member), so long as, in connection with such Transfer that Member’s Parent provides to the other Member a ratification and reaffirmation of its Parent Guaranty and such Transfer would not be a violation of or an event of default under, or give rise to a right to accelerate any indebtedness described in, any note, mortgage, loan agreement or similar instrument or document to which the Company or any Subsidiary Entity or Outside Partnership is a party unless such violation or event of default shall be waived by the parties thereto.

Section 8.4 Transfer of Interests in Equity Residential, ERP or AVB.

Notwithstanding anything to the contrary contained in this Agreement, (a) neither Transfers of interests in ERP, nor the issuance or redemption of interests in ERP, nor Transfers of common or preferred shares or other equity interests in Equity Residential, nor issuance or redemption of common or preferred shares or other equity interests in Equity Residential (other than those occurring in connection with an Extraordinary Transaction), shall constitute a “Transfer” of the interest of ERP Member under this Agreement, or constitute a default, breach or withdrawal by ERP Member or any other violation of this Agreement by ERP Member; (b) neither Transfers of shares of stock in AVB, nor issuance or redemption of shares of stock in AVB (other than those occurring in connection with an Extraordinary Transaction), shall constitute a “Transfer” of the interest of AVB Member under this Agreement, or constitute a default, breach or withdrawal by AVB Member or any other violation of this Agreement by AVB Member; and (c) notwithstanding clauses (a) and (b) above, neither any merger or other consolidation of Equity Residential, ERP or AVB with any other Person, nor any transfer of all or substantially all of the common equity of Equity Residential, ERP or AVB (including by way of tender offer), nor any sale of all or substantially all of the assets of Equity Residential, ERP or AVB, nor any transfer, issuance or redemption of common or preferred shares or other equity interests in ERP or Equity Residential or AVB, as applicable, in connection with such a merger or consolidation of Equity Residential, ERP or AVB, as applicable (each, an “Extraordinary Transaction”), shall constitute a “Transfer” of the interest of ERP Member or AVB Member, as applicable, under this Agreement, or constitute a default, breach or withdrawal by ERP Member or AVB Member, as applicable, or any other violation of this Agreement by ERP Member or AVB Member, as applicable, so long as, in the case of any such Extraordinary Transaction, the surviving Entity or buyer (the “Successor Parent”), as applicable, in any such transaction provides notice of such transaction to the other Member within five (5) Business Days thereafter and certifies that as of the date of consummation of, and after giving effect to, such transaction, it is either (i) a publicly traded company which continues to qualify as a REIT and has total equity as determined in accordance with U.S. generally accepted accounting principles of not less than $1.5 billion, or (ii) it has total equity as determined in accordance with U.S. generally accepted accounting principles of not less than $2 billion. If the Successor Parent delivers a notice and certificate in accordance with clause (ii) of the immediately preceding sentence, then, within ninety (90) days following the end of each fiscal year of the Successor Parent thereafter, the Successor Parent shall deliver a certificate to the other Member that certifies that, at the end of such fiscal year, it had total equity as determined in accordance with U.S. generally accepted accounting principles of not less than $2 billion. For the avoidance of doubt, a Change in Board Control of Equity Residential or AVB shall not constitute a “Transfer” of the interest of ERP Member or AVB Member, as applicable, under this Agreement, or constitute a default, breach or withdrawal by ERP Member or AVB Member, as applicable, or any other violation of this Agreement by ERP Member or AVB Member, as applicable.

Section 8.5 Unauthorized Transfers Void.

Any Transfer or purported Transfer in violation of the provisions of this Article VIII shall be null and void ab initio and shall constitute a material breach of this Agreement. In the event of any Transfer or purported Transfer of all or any part of a Member’s Membership Interest in violation of this Agreement, without limiting any other rights or remedies of the Company or the other Members, the assignee or purported assignee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, or to receive any distributions of any kind or to receive any part of the share of profits or other compensation by way of income and the return of contributions, or any allocation of income, gain, loss, deduction, credit or other items to the owner of such Membership Interest in the Company would otherwise be entitled.

Section 8.6 Admission of Substitute Member; Liabilities.

(a) An assignee of all or any part of Membership Interest shall be admitted as a Substitute Member only if (i) the Transfer of such Membership Interest complies in all respects with this Article VIII and (ii) the prospective Substitute Member delivers a signed instrument pursuant to which the assignee agrees to all of the terms and conditions of, and to be bound by, this Agreement, and to assume all of the obligations of the transferring Member and to be subject to all the restrictions and obligations to which the transferring Member is subject under the terms of this Agreement. The admission of a Substitute Member shall not release the transferring Member from any liability to the Company or to the other Members in respect of its Membership Interest that may have existed prior to such admission.

(b) ERP Member shall reflect the admission of such Substitute Member in the records of the Company as soon as possible after satisfaction of the conditions set forth in this Agreement. Schedule G of this Agreement shall be deemed to be amended to reflect the admission of the Substitute Member upon such admission; and each of Members then of record hereby consents to such amendment to the extent required by law or this Agreement.

Section 8.7 Admission of Additional Members.

Unless the Approval of the Members has been obtained, and then, only in accordance with the terms and conditions Approved by the Members, the Company shall not admit any additional Members.

ARTICLE IX

SPECIAL RIGHTS AND OBLIGATIONS OF MEMBERS AND THE COMPANY

Section 9.1 Land Options.

(a) Prior to the Land Option Expiration Date, upon five (5) Business Days’ notice to the other Member, the Member that has been allocated a Land Option on Schedule N attached hereto shall have the right to elect, by written notice to the other Member, to acquire the applicable Land Option, by paying a price equal to the Land Option Take-Out Price for such Land Option. In the event of such election, the Company (or applicable Subsidiary Entity) shall assign to the electing Member or its designee in a form Approved by the Members its interest in such Land Option in exchange for the payment to the Company by such Member or its designee of such price, in immediately available funds, which assignment shall be without any representation or warranty whatsoever.

(b) If the Member that has been allocated a Land Option on Schedule N does not exercise its rights under Section 9.1(a) to acquire the applicable Land Option on or before the Land Option Expiration Date, the other Member shall have the right, for a period of sixty (60) days after the Land Option Expiration Date by written notice to the other Member, to require the Company to transfer or distribute such Land Option to it or its designee in exchange for the payment to the Company in immediately available funds of an amount equal to the Land Value Take-Out Price therefor. In the event of such election, the Company (or applicable Subsidiary Entity) shall assign to the electing Member or its designee in a form Approved by the Members its interest in such Land Option in exchange for the payment by such Member or its designee of such price, in immediately available funds, which assignment shall be without any representation or warranty whatsoever.

(c) If the Member entitled to exercise the rights under Section 9.1(b) with respect to any Land Option shall not have exercised such rights within the sixty (60) day period stated in Section 9.1(b), then either Member shall have the right, at any time thereafter, by written notice to the other Member, to elect for an Auction Process to commence between the Members with respect to such Land Option. Within ten (10) Business Days after the delivery of such notice, the Members shall commence and thereafter continue the Auction Process for such Land Option, until such Auction Process has been completed. Upon the completion of such Auction Process, the Company (or applicable Subsidiary Entity) shall assign to the electing Member or its designee in a form Approved by the Members its interest in such Land Option in exchange for the payment by such Member or its designee of the final price for such Land Option bid by it in the Auction Process, in immediately available funds, which assignment shall be without any representation or warranty whatsoever.

(d) At the election of the Member acquiring a Land Option pursuant to this Section 9.1, and immediately prior to the consummation of such acquisition, the Company shall make a distribution in-kind to the Members of undivided interests, in proportion to their respective Proportionate Shares, in and to the Company’s interests in such Land Option, and the Member or its designee acquiring such Land Option shall concurrently purchase the undivided interest of the other Member in the Company’s interests in the applicable Land Option for a price equal to the other Member’s Proportionate Share of the applicable Land Option Take-Out Price, provided that proceeding with such acquisition in the fashion described in this Section 9.1(d) would not reasonably be anticipated to have any adverse financial, tax or other consequence to the non-electing Member or the Company.

(e) If neither Member exercises the rights pursuant to Section 9.1 prior to the date on which such Land Option is scheduled to lapse, then, unless otherwise Approved by the Members or Approved by the Management Committee, such Land Option shall be allowed to lapse.

(f) Time is of the essence of the provisions of this Section 9.1.

Section 9.2 Archstone Real Estate Assets and Certain Archstone Non-Real Estate Assets.

(a) Prior to the Asset Option Expiration Date, upon five (5) Business Days’ written notice to the other Member (a “Real Estate Asset Election Notice”), the Member that has been allocated a specific Archstone Residual Real Estate Asset on Schedule C attached hereto shall have the right to elect to acquire such Archstone Residual Real Estate Asset by paying a price equal to the applicable Archstone Residual Real Estate Asset Adjusted Value therefor. Each such Archstone Residual Real Estate Asset Adjusted Value has been determined net of the applicable indebtedness that relates to the applicable Archstone Residual Real Estate Asset, and accordingly the Member that acquires any Archstone Residual Real Estate Asset pursuant to this Section 9.2(a) shall acquire such asset subject to such indebtedness.

(b) Notwithstanding the foregoing, if a Member delivers a Real Estate Asset Election Notice, then the other Member shall have a right to initiate an Auction Process with respect to such Archstone Residual Real Estate Asset, by delivering written notice of such election within five (5) Business Days after its receipt of the applicable Real Estate Asset Election Notice, and the Member that delivers the highest bid in connection with such Auction Process shall have the right to acquire or cause its designee to acquire the applicable Archstone Residual Real Estate Asset subject thereto, by paying to the Company a price equal to the amount so bid in immediately available funds. Notwithstanding the foregoing provisions in this Section 9.2 (b), if AVB Member delivers a Real Estate Asset Election Notice with respect to the National Gateway Asset or Harlem Parcel C, such Member shall have the right to acquire such Archstone Residual Real Estate Asset in accordance with Section 9.2(a) based on the applicable Archstone Residual Real Estate Asset Adjusted Value therefor, and the other Member shall have no right to initiate an Auction Process with respect thereto pursuant to this Section 9.2(b).

(c) As of the date of this Agreement, the Members have not agreed upon an Archstone Residual Real Estate Asset Adjusted Value for the Germany Portfolio or the Lake Mendota Portfolio, and the rights provided for in Section 9.2(a) shall be exercisable with respect to any such Archstone Residual Real Estate Asset only if and when the Members agree upon a valuation for such Archstone Residual Real Estate Asset (which valuation, if and when agreed to, shall be deemed to be the “Archstone Residual Real Estate Asset Adjusted Value” therefor), and the Asset Option Expiration Date shall be calculated from the date such valuation is agreed upon by the Members.

(d) If either Member has an interest at any time after the date hereof in acquiring any Archstone Residual Real Estate Asset that is not identified on Schedule C or, after the Asset Option Expiration Date, with respect to any Archstone Residual Real Estate Asset that is identified on Schedule C but as to which neither Member has exercised its rights in Section 9.2(a) or (b), then such Member may elect, by written notice to the other Member, and only if at such time the Company is not party to a binding letter of intent or purchase agreement with a Third Party Entity providing for the sale of any such Archstone Residual Real Estate Asset, for an Auction Process to commence between the Members with respect to such Archstone Residual Real Estate Asset. Within ten (10) Business Days after the delivery of such notice, the Members shall commence and thereafter continue the Auction Process for such Archstone Residual Real Estate Asset until such Auction Process has been completed. Upon the completion of such Auction Process, the Company (or applicable Subsidiary Entity) shall transfer and assign to the Member that delivered the highest bid or its designee its interest in such Archstone Residual Real Estate Asset in compliance with Section 9.2(e).

(e) The date on which the Company or applicable Subsidiary Entity shall transfer its interest in such Archstone Residual Real Estate Asset to the electing Member pursuant to any of the provisions of this Section 9.2 shall be a Business Day selected by the electing Member in a notice given to the other Member and AVB Member. The notice shall be delivered not later than five (5) Business Days following the date on which it has been determined pursuant to the provisions of this Section 9.2 that the Company shall transfer its interest in such Archstone Residual Real Estate Asset to such Member, and the date set for the closing in such notice shall not be earlier than the fifth (5th) Business Day following the date of such notice or later than twentieth (20th) Business Day following the date of such notice. Such date is referred to herein as the “Asset Transfer Date.” The closing for the transfer of such interest shall take place pursuant to customary escrow arrangements at the office of AVB Member or such other location as may be Approved by the Members. Without being relieved of its obligations under this Section 9.2, a Member may nominate a third party designee to acquire any Archstone Real Estate Asset or interest therein that this Member has rights to acquire pursuant to this Section 9.2. At the closing, the following shall be delivered to the applicable party:

(i) the Company or applicable Subsidiary Entity and the electing Member or its nominated designee shall deliver each to the other a duly executed instrument of assignment, whereby the Company or applicable Subsidiary Entity assigns the interest to the electing Member or its nominated designee without any representations or warranties; in addition, in connection with such transaction, the Members shall agree upon a reasonable arrangement for the allocation of the Assumed Archstone Liabilities and other liabilities that relate to the applicable Archstone Residual Real Estate Asset that the electing Member would assume or succeed to, and the liabilities and recoveries that the Company would retain, and upon such agreement, the Company or applicable Subsidiary Entity and the electing Member shall enter into an assumption agreement in a form and substance that is reasonably acceptable to the Members reflecting the terms of such arrangement;

(ii) the electing Member or its nominated designee shall deliver the applicable price for the Archstone Residual Real Estate Asset that is being acquired to the Company by delivery at the closing of a wire transfer of good funds to an account of the Company designated by AVB Member;

(iii) the Members shall pay any applicable transfer, excise or similar taxes due in connection with the transfer of the interest in accordance with their Proportionate Shares;

(iv) if the Company, any Subsidiary Entity, the other Member, its Affiliates or Parent shall be obligors under any obligations with respect to recourse Indebtedness or Guaranty Obligations that relate to Archstone Residual Real Estate Asset that is being acquired, the electing Member shall have obtained from the obligee thereof, for the benefit of each of such Persons, and shall deliver to each of such Persons on the Asset Transfer Date, releases from such obligations as to matters on and after the date of such transfer (subject to Section 9.2(g) as applicable) and any consents required for such transfer;

(v) upon the Asset Transfer Date, the Company and electing Member or its nominated designee shall execute and deliver all necessary tax forms, affidavits and certificates with respect to the transferor’s status as a foreign person and otherwise, and shall provide all necessary information in support thereof; and

(vi) the Company and each Member shall cooperate and take all actions and execute all documents reasonably necessary or appropriate to consummate the transfer of such interest.

If, on or prior to the scheduled Asset Transfer Date, the foregoing matters are not delivered, then the Company shall have no obligation to transfer the applicable Archstone Residual Real Estate Asset to the electing Member or its nominated designee, and the other

Member shall have the right to elect to purchase such Archstone Residual Real Estate Asset for the same price, and on the same terms, by delivering written notice of such election to the other Member during the ten (10) Business Day period commencing on the day after the scheduled Asset Transfer Date, and otherwise on the term set forth in this Section 9.2(e).

(f) In the event that an Auction Process is initiated for any reason pursuant to this Agreement, each Member shall share all relevant data, facts and information concerning the applicable Archstone Residual Real Estate Asset with the other Member, excluding Confidential Materials, with the objective that both Members shall have access to the same information concerning the Archstone Residual Real Estate Asset that is the subject of the Auction Process.

(g) In all cases, the Member that acquires any Archstone Residual Real Estate Asset shall assume the Company’s obligations (if any) with respect to the related property mortgage debt (and obtain, as a condition to the consummation of such acquisition, the release of the Company, any Subsidiary Entity and the other Member (and its Affiliates or Parent, if they are obligors under any obligations with respect to recourse Indebtedness or Guaranty Obligations that relate to such asset) from any guaranty or other recourse obligations that it may have undertaken with respect to that asset as to matters on and after the date of such acquisition). With respect to any such guaranty or other recourse obligations for which the Company, Subsidiary Entity or other Member (and its Affiliates or Parent, if they are obligors under any obligations with respect to recourse Indebtedness or Guaranty Obligations that relate to such asset) has not been so released, the Members shall agree upon a reasonable arrangement for the allocation of such obligations as between the electing Member, on the one hand, and the Company, Subsidiary Entity or other Member (and its Affiliates or Parent, if they are obligors under any obligations with respect to recourse Indebtedness or Guaranty Obligations that relate to such asset), and upon such agreement, the parties to which such obligations have been allocated shall enter into an assumption and indemnification agreement in a form and substance that is reasonably acceptable to the Members reflecting the terms of such arrangement.

(h) In the case of the Germany Portfolio or the Lake Mendota Portfolio, if either Member desires to purchase any such assets from the Company, it may do so only if the Members have agreed upon a valuation of such asset for purposes of the disposition thereof to a Member, and any time periods shall be calculated from the date the Members have agreed upon such valuation.

(i) The Members acknowledge that any surviving rights acquired by the Company pursuant to the Purchase Agreement in the license rights with respect to the customer experience service known as “Tea Leaf” shall be deemed a Miscellaneous Archstone Asset hereunder.

(j) [Reserved]

(k) At the election of the Member acquiring an Archstone Residual Real Estate Asset pursuant to this Section 9.2, and immediately prior to the consummation of such acquisition, the Company shall make a distribution in-kind to the Members of undivided interests, in proportion to their respective Proportionate Shares, in and to the Company’s interests in such Archstone Residual Real Estate Asset, and the Member or its designee acquiring such asset shall concurrently purchase the undivided interest of the other Member in the Company’s interests in the applicable Archstone Residual Real Estate Asset for a price equal to the other Member’s Proportionate Share of the applicable price for such Archstone Residual Real Estate Asset, provided that proceeding with such acquisition in the fashion described in this Section 9.2(i) would not reasonably be anticipated to have any adverse financial, tax or other consequence to the non-electing Member or the Company.

(l) If either Member has the right to elect to acquire or nominate a third party designee to acquire, pursuant to the provisions of this Section 9.2, the interests of the Company in any of the assets in the Germany Portfolio in which the Company and Parallel JV 1 hold interests, then the electing Member may (but shall not be required to) also acquire or nominate a third party designee to acquire, the interests of Parallel JV 1 relating to such asset, in accordance with the terms and procedures set forth in Section 9.2 of the Parallel JV Agreement for Parallel JV 1.

(m) Time is of the essence of the provisions of this Section 9.2.

Section 9.3 Other Business Activities of the Members.

Neither the Members nor any Affiliates of the Members shall be obligated to present any investment opportunity to the Company or any other Member, even if the opportunity is of a character consistent with the Company’s other activities and interests. The Members and the Members’ Affiliates may engage in or possess any interest, directly or indirectly, in any other business venture of any nature or description independently or with others, including but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, or development of real property competitive with the Archstone Residual Assets. Membership in the Company and the assumption by either Member of any duties hereunder shall be without prejudice to such Member’s rights (or the rights of its affiliates) to have or pursue such other interests and activities and to receive and enjoy profits or compensation therefrom, and neither the Company nor the other Member(s) shall have any right by virtue of this Agreement in and to such ventures or the income or profits derived therefrom. The Members acknowledge that they have no objection to the registration by Affiliates of ERP Member of a trademark for the name “Ameriton.”

Section 9.4 Indemnification Claims Under Purchase Agreement.

Each Member acknowledges and agrees that any claim for indemnification which the Company may have against the Seller pursuant to the Purchase Agreement shall be asserted in compliance with Section 5.6 of the Buyer’s Agreement. If any Member determines that a basis exists for the Company to assert a claim against the Seller, it shall deliver written notice thereof to the other Member specifying in reasonable detail the factual basis of such claim, stating the amount of losses (or if not known, a good faith estimate of the amount of losses) and the method of computation thereof, containing a reference to any and all provisions of the Purchase Agreement with respect to which indemnification could be sought and stating its good faith determination (and specifying in reasonable detail the factual basis for such determination) that such claim is an “Archstone Residual Claim” as such term is defined in the Buyers Agreement. Promptly following the delivery of such notice, the Members shall meet and confer to determine whether to Approve the making of such claim pursuant to the Purchase Agreement, subject to compliance with the terms of Section 5.6 of the Buyers Agreement.

Section 9.5 Assumed Archstone Liabilities and Archstone Claims.

The ERP Member as the applicable Designated Manager shall have the principal administrative authority to administer, manage and resolve the Assumed Archstone Liabilities and pursue Archstone Claims, subject to the provisions set forth in Schedule E attached hereto and the other terms and provisions of this Agreement. Any third-party out-of-pocket costs and expenses incurred in connection with the administration, management and resolution of the Assumed Archstone Liabilities and pursuit of the Archstone Claims shall be “Expenditures” for purposes of this Agreement, and the amounts, if any, recovered by the Company or any Subsidiary on account of the Assumed Archstone Liabilities and Archstone Claims shall be “Gross Receipts” for purposes of this Agreement.

Section 9.6 Employees; Transition Plan.

(a) The Members acknowledge and agree that the Company and the Archstone Subsidiaries shall be bound by the Transition Plan (as defined in the Buyers Agreement) approved by Equity Residential, ERP and AVB pursuant to Section 6.2(b) of the Buyers Agreement. No amendment, modification, waiver or departure from the requirements of the Transition Plan or Section 6.2(b) of the Buyers Agreement shall be entered into or adopted without the Approval of the Members.

(b) If, pursuant to the Transition Plan, one or more employees are to be retained by any Subsidiary Entity following the date of this Agreement, then the Company shall cause such Subsidiary Entity to comply with all applicable laws with respect to such employees, and all policies with respect to wages, salaries, benefits, severance and all other applicable employment-related matters shall be as Approved by the Members. Any decision to terminate any employee of any Subsidiary Entity following the Transition Period (as defined in the Buyers Agreement) shall require the Approval of the Members.

(c) With respect to any employee who is to be terminated by any Subsidiary Entity subsequent to the date hereof, the Company shall cause such Subsidiary Entity to comply with the requirements of 29 USC §2101 et seq., the Worker Adjustment and Retraining Notification Act, or any state law analogue. Each Member shall be required to contribute its Proportionate Share of any Severance (as defined in the Buyers Agreement) that is due and payable to such employee to the extent that the retained cash of the Company or applicable Subsidiary Entity is insufficient therefor.

Section 9.7 Office Leases.

With respect to any Office Leases that are acquired by the Company or to which the Company succeeds as a result of the acquisition of the Archstone Residual Assets or Archstone Subsidiaries, the Members agree to use their commercially reasonable efforts to cooperate to mitigate the costs associated with such Office Lease. If any Parent shall have elected pursuant to Section 6.3(a) of the Buyers Agreement to assume any Office Lease or to obtain the sublease of premises under an Office Lease prior to the date of this Agreement, but the applicable consents or other conditions necessary to effectuate such election shall not have been obtained or satisfied prior to the date of this Agreement, then the Members shall be bound by, and shall cause the Company to comply with, the obligations of their respective Parents under the Buyers Agreement, so as to enable such assumption or sublease to be effectuated once the applicable consents or other conditions necessary to effectuate such election have been obtained or satisfied. Notwithstanding anything to the contrary contained in the Buyers Agreement, the Members agree to cooperate in good faith following the date of this Agreement on substantially the same terms as are provided in Section 6.3(a) of the Buyers Agreement should any of the Parents seek to assume any particular Office Lease or sublease any premises leased thereunder on terms consistent with the terms provided in Section 6.3(a) of the Buyers Agreement, notwithstanding that the “Initial Closing” referred to therein has occurred, but only if the Company has not, with respect to any particular Office Lease or premises leased thereunder, entered into an assignment of such Office Lease or sublease of such premises with a Third Party Entity with the Approval of the Members or the Approval of the Management Committee.

Section 9.8 Opportunity in Connection with the Acquisition of Outside Partners’ Interests.

(a) Outside Partner Purchase Offer. If a Member or its Affiliate receives a written offer from an Outside Partner or any affiliate thereof to purchase, whether directly or indirectly, the interest of the Outside Partner in an Outside Partnership (such offer is referred to herein as an “Outside Partner Purchase Offer” and the direct or indirect interest of the Outside Partner in the Outside Partnership that is offered to the Electing Member pursuant to an Outside Partner Purchase Offer is referred to herein as an “Outside Partner Offered Interest”) which that Member or its Affiliate desires to accept, that Member (the “Electing Member”) shall, within three (3) Business Days of its receipt of the Outside Partner Purchase Offer, deliver a true and correct copy of such Outside Partner Purchase Offer to the other Member (the “Recipient Member”), together with a notice (the “Outside Partner Purchase Notice”) that (i) indicates that the Electing Member desires to accept the offer set forth therein, (ii) provides a calculation of the net valuation of the Company’s interest in the applicable Outside Partnership that would be implied by such price (net of any indebtedness that will continue following the proposed transfer and as affected by the terms of the applicable Outside Partnership Agreement), in form and substance reasonably satisfactory to the Recipient Member (the value of the Company’s interest in such Outside Partnership, as so derived, is referred to herein as the “Implicit Value of the Company’s Outside Partnership Interest”) and (iii) states that the Recipient Member shall have the rights with respect to such Outside Partner Purchase Offer that are provided for in this Section 9.8. The Electing Member shall not enter into a binding written agreement regarding purchase of the Outside Partner’s interest unless and until the Electing Member complies with the provisions set forth in this Section 9.8.

(b) Elections of Recipient Member with respect to Outside Partner Purchase Offer. The Recipient Member (or any Affiliate thereof as designated by it) shall have the right to acquire a portion of the Outside Partner Offered Interest that is equivalent to its Proportionate Share thereof (such portion being referred to herein as its respective “Recipient Member Proportionate Interest”), for a price equal to its Proportionate Share of the price payable for the Outside Partner Offered Interest set forth in the Outside Partner Purchase Offer and otherwise, with respect to its Proportionate Share thereof, in accordance with the terms of the Outside Partner Purchase Offer, pursuant to a closing which shall be consummated concurrently with the closing of the acquisition by the Electing Member of the portion of the Outside Partner Offered Interest that is equivalent to its Proportionate Share thereof (such portion being referred to herein as its respective “Electing Member Proportionate Interest”). If the Recipient Member desires to acquire the Recipient Member Proportionate Interest, the Recipient Member shall deliver written notice of such election to the Electing Member within five (5) Business Days after its receipt of the Outside Partner Purchase Notice (or, if later, by the date which is three (3) Business Days prior to the date that the Outside Partner Purchase Offer expires by its own terms) (the later of such dates is referred to herein as the “Outside Partner Purchase Offer Election Date”). If the Recipient Member fails to notify the Electing Member of its decision with respect to such Outside Partner Purchase Offer by the Outside Partner Purchase Offer Election Date, the Recipient Member shall be deemed to have elected not to acquire the Recipient Member Proportionate Interest, and the Electing Member shall have the right to acquire the entire Outside Partner Offered Interest on the terms set forth in the Outside Partner Purchase Offer, subject to the provisions of Section 9.8(d) and (e) below.

(c) Consequences if Recipient Member elects to participate in the Acquisition of the Outside Partner Offered Interest. If the Recipient Member elects to acquire the Recipient Member Proportionate Interest, then the Electing Member and the Recipient Member shall proceed to consummate the acquisition of their respective Recipient Member Proportionate Interest and Electing Member Proportionate Interest upon the closing as provided for in the Outside Partner Purchase Offer. In conjunction with such closing, and provided that the Recipient Member and Electing Member reach an agreement to do so, the Recipient Member and Electing Member may require the Company to distribute to them undivided interests, in proportion to their respective Proportionate Shares, in and to the interests of the Company in the Outside Partnership, and the Recipient Member and Electing Member may elect to form a new partnership or limited liability company to hold the interests in the Outside Partnership that they are acquiring from the Outside Partner and the Company on terms and conditions that are acceptable to each of the Recipient Member and Electing Member.

(d) Put Rights of Recipient Member if Recipient Member elects not to participate in the Acquisition of the Outside Partner Offered Interest. If the Recipient Member elects or is deemed to have elected not to acquire its Recipient Member Proportionate Interest pursuant to Section 9.8(b), then on or before the tenth (10th) Business Day following the Outside Partner Purchase Offer Election Date (such tenth (10th) Business Day is referred to herein as the “Recipient Member Put Right Election Date”), the Recipient Member may elect, by written notice to the Electing Member, to require the Electing Member to purchase the indirect interest of the Recipient Member in the Company’s interest in the applicable Outside Partnership for a price equal to the Recipient Member’s Proportionate Share of the applicable Implicit Value of the Company’s Outside Partnership Interest, at a closing which shall, to the extent feasible, occur concurrently with (but in no event later than ten (10) Business Days following) the acquisition by the Electing Member of the Outside Partner Offered Interest. Such transaction is referred to herein as the “Recipient Member Put Transaction.” If the Recipient Member makes such election, then the Recipient Member shall be obligated to sell, and the Electing Member shall be obligated to purchase, the applicable Recipient Member Proportionate Interest in accordance with the terms of this Section 9.8(d) and Section 9.8(f). In connection with the closing of the Recipient Member Put Transaction, and immediately prior to the consummation thereof, the Company shall make a distribution in-kind to the Members of undivided interests, in proportion to their respective Proportionate Shares, in and to the Company’s interests in the applicable Outside Partnership, and the Electing Member or its designee shall concurrently purchase the undivided interest of the Recipient Member in the Company’s interests in the applicable Outside Partnership for a price equal to the Recipient Member’s Proportionate Share of the applicable Implicit Value of the Company’s Outside Partnership Interest. Without being relieved of its obligations under this Section 9.8(d), the Electing Member may nominate a third party designee to acquire the interest of the Recipient Member in the Company’s interest in an Outside Partnership in connection with any Recipient Member Put Transaction.

(e) Call Rights of Electing Member if the Recipient Member does not exercise its Put Right. If the Recipient Member elects or is deemed to have elected not to acquire its Recipient Member Proportionate Interest pursuant to Section 9.8(b), but does not elect to proceed with the Recipient Member Put Transaction pursuant to Section 9.8(d), then on or before the tenth (10th) Business Day following the Recipient Member Put Right Election Date (such tenth (10th) Business Day is referred to herein as the “Electing Member Call Right Election Date”), the Electing Member may elect to require the Recipient Member to sell the indirect interest of the Recipient Member in the Company’s interest in the applicable Outside Partnership to the Electing Member or its designee for a price equal to the Recipient Member’s Proportionate Share of the applicable Implicit Value of the Company’s Outside Partnership Interest, at a closing which shall, to the extent feasible, occur concurrently with (but in no event later than ten (10) Business Days following) the acquisition by the Electing Member of the Outside Partner Offered Interest (or, if later, ten (10) Business Days following the Electing Member Call Right Election Date). Such transaction is referred to herein as the “Electing Member Call Transaction.” If the Electing Member makes such election, then the Recipient Member shall be obligated to sell, and the Electing Member shall be obligated to purchase, the applicable Recipient Member Proportionate Interest in accordance with the terms of this Section 9.8(d) and Section 9.8(f). In connection with the closing of the Electing Member Call Transaction, and immediately prior to the consummation thereof, the Company shall make a distribution in-kind to the Members of undivided interests, in proportion to their respective Proportionate Shares, in and to the Company’s interests in the applicable Outside Partnership, and the Electing Member or its designee shall concurrently purchase the undivided interest of the Recipient Member in the Company’s interests in the applicable Outside Partnership for a price equal to the Recipient Member’s Proportionate Share of the applicable Implicit Value of the Company’s Outside Partnership Interest. Without being relieved of its obligations under this Section 9.8(e), the Electing Member may nominate a third party designee to acquire the interest of the Recipient Member in the Company’s interest in an Outside Partnership in connection with any Electing Member Call Transaction.

(f) Closing Procedures. In connection with any Recipient Member Put Transaction or Electing Member Call Transaction, the closing for the Company’s in-kind distribution to the Members of undivided interests in and to the Company’s interests in the applicable Outside Partnership and for the transfer of the Recipient Member’s interest in and to the Company’s interests in the applicable Outside Partnership, pursuant to Section 9.8(d) or (e) shall take place pursuant to customary escrow arrangements at the office of the applicable Designated Manager or such other location as may be Approved by the Members. At the closing, the following shall be delivered to the applicable party:

(i) the Company (or applicable Subsidiary Entity) and the Members shall deliver each to the other a duly executed instrument of assignment and assumption, whereby the Company or applicable Subsidiary Entity assigns to the Members in accordance with their Proportionate Shares undivided interests in and to the Company’s interests in the applicable Outside Partnership, without any representations or warranties;

(ii) the Recipient Member assigns the interest so acquired by it to the Electing Member or its nominated designee, without any representations or warranties;

(iii) in connection with such transaction, the Members shall agree upon a reasonable arrangement for the allocation of the Assumed Archstone Liabilities and other liabilities that relate to the applicable Outside Partnership that the Electing Member would assume or succeed to, and the liabilities and recoveries that the Company would retain (and shall, in connection with the consideration of such arrangement, consider the manner in which such liabilities are handled in connection with the Electing Member’s acquisition of the interest of the Outside Partner in such Outside Partnership), and upon such agreement, the Company or applicable Subsidiary Entity and the Electing Member shall enter into an assumption agreement in a form and substance that is reasonably acceptable to the Members reflecting the terms of such arrangement;

(iv) the Electing Member or its nominated designee delivers the applicable price to the Recipient Member by delivery at the closing of a wire transfer of good funds to an account designated by the Recipient Member;

(v) the Members shall pay any applicable transfer, excise or similar taxes due in connection with the transfer of the interest in accordance with the terms and provisions governing the payment thereof that are set forth in the Outside Partner Purchase Offer and, if not set forth therein, such taxes shall be paid by the Electing Member or its nominated designee;

(vi) if the Company, any Subsidiary Entity, the Recipient Member, its Affiliates or Parent shall be obligors under any obligations with respect to recourse Indebtedness or Guaranty Obligations that relate to such Outside Partnership, the Electing Member shall have obtained from the obligee thereof, for the benefit of each of such Persons, and shall deliver to each of such Persons on the applicable closing date, releases from such obligations as to matters on and after the date of such transfer and any consents required for such transfer;

(vii) the Electing Member shall assume the Company’s obligations (if any) with respect to the related property mortgage debt (and obtain, as a condition to the consummation of such acquisition, the release of the Company, any Subsidiary Entity and the Recipient Member (and its Affiliates or Parent, if they are be obligors under any obligations with respect to recourse Indebtedness or Guaranty Obligations that relate to such Outside Partnership) from any guaranty or other recourse obligations that it may have undertaken with respect to the applicable Outside Partnership as to matters on and after the date of such acquisition) and, with respect to any such guaranty or other recourse obligations for which the Company, Subsidiary Entity or Recipient Member (and its Affiliates or Parent, if they are be obligors under any obligations with respect to recourse Indebtedness or Guaranty Obligations that relate to such Outside Partnership) has not been so released, the Members shall agree upon a reasonable arrangement for the allocation of such obligations as between the Electing Member, on the one hand, and the Company, Subsidiary Entity or Recipient Member (and its Affiliates or Parent, if they are obligors under any obligations with respect to recourse Indebtedness or Guaranty Obligations that relate to such Outside Partnership) (and shall, in connection with the consideration of such arrangement, consider the manner in which such obligations are handled in connection with the Electing Member’s acquisition of the interest of the Outside Partner in such Outside Partnership), and upon such agreement, the parties to which such obligations have been allocated shall enter into an assumption and indemnification agreement in a form and substance that is reasonably acceptable to the Members reflecting the terms of such arrangement;

(viii) upon the closing date, the Company and Recipient Member shall execute and deliver all necessary tax forms, affidavits and certificates with respect to the transferor’s status as a foreign person and otherwise, and shall provide all necessary information in support thereof; and

(ix) the Company and each Member shall cooperate and take all actions and execute all documents reasonably necessary or appropriate to consummate the transfer of such interest.

(g) Time of Essence. Time is of the essence of the provisions of this Section 9.8.

(h) Assets in which the Company and Parallel JV 1 both have an Interest. If either Member has the right to elect to acquire or nominate a third party designee to acquire the interests of the other Member in the Company’s interest in an Outside Partnership in accordance with the provisions of this Section 9.8, the electing Member may (but shall not be required to) also acquire or nominate a third party designee to acquire the interests of the other Member in Parallel JV 1’s interest in such Outside Partnership, in accordance with the terms and procedures set forth in Section 9.8 of the Parallel JV Agreement for Parallel JV 1.

Section 9.9 Archstone Foundation.

The Members have agreed that the Company shall cause the assets of the Archstone Foundation to be donated to one or more tax-exempt charitable organizations Approved by the Management Committee or the Members. Once the Management Committee or Members have Approved the tax-exempt charitable organizations to which such assets should be donated, ERP Member in its capacity as a Designated General Administrative Co-Manager shall be authorized to do or cause to be done any and all such acts or things and to execute and deliver any and all such further documents and papers as it may deem necessary or appropriate to complete such donations.

Section 9.10 Election of AVB Member or ERP Member to Perform Services for AVB Properties or EQR Properties.

With respect to any Subsidiary Entity that provides services to any AVB Properties or EQR Properties (as those terms are defined in the Buyers Agreement) pursuant to any contract or agreement for which the respective party was unable to obtain the necessary consents to assign such contract or agreement to an Affiliate of such party, AVB Member or ERP Member, respectively, may elect to cause such services to be provided by its own Affiliates, whereupon (i)

AVB Member or ERP Member, as applicable, shall cause such Affiliates to provide such services and perform all obligations required to be provided by the applicable Subsidiary Entity under the applicable contract or agreement pertaining thereto, (ii) the Company or applicable Subsidiary Entity shall, in consideration of the provision of such services by such Affiliates of AVB Member or ERP Member, allocate or redirect all fees and other compensation received or to be received by such Subsidiary Entity to the applicable Affiliates of AVB Member or ERP Member that are providing such services, and (iii) the AVB Member or ERP Member, as applicable, shall cause its Affiliates to assume and pay all costs, expenses and liabilities, if any, incurred by such Subsidiary Entity in connection with such contract or agreement from and after such election. The Members hereby acknowledge and agree that the foregoing arrangement is intended to properly allocate income, liability and expense under such contracts and agreements until such time as the necessary consents are obtained to assign such contracts and agreements, and the Members shall cause their respective Affiliates to use any and all commercially reasonable efforts to promptly obtain such consents and assign such contracts and agreements.

ARTICLE X

DISSOLUTION AND

LIQUIDATION OF THE COMPANY

Section 10.1 Events Causing Dissolution.

The Company shall be dissolved only upon the occurrence of any of the following events (“Dissolution Event”):

(a) The sale, exchange or other disposition or distribution of all or substantially all of the assets and properties of the Company;

(b) The Approval of the Members; or

(c) The final decree of a court of competent jurisdiction that such dissolution is required under applicable law.

The bankruptcy or dissolution of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

Section 10.2 Liquidation and Winding Up.

Upon the occurrence of a Dissolution Event, the Company shall be liquidated and the Management Committee (or other Person designated by the Management Committee or a decree of court) shall wind up the affairs of the Company. In such case, the Management Committee (or such Designated Manager or other Person designated by the Management Committee or a decree of court) shall have the authority, in its sole and absolute discretion, to sell the Company’s assets and properties or distribute them in kind. The Management Committee or other Person winding up the affairs of the Company shall promptly proceed to the liquidation of the Company. In proceeding with the winding-up process, it is the Members’ objective that the winding-up process for the Company shall be completed within three (3) years following the sale of the

Company’s last asset (assuming that the Company and its Subsidiary Entities are not then parties to any outstanding litigation which has not been resolved). If the Approval of the Members is obtained, the Members may elect to accelerate the winding-up process by mutually agreeing to set aside reserves or entering into a cost-sharing agreement with respect to any trailing liabilities of the Company or its Subsidiary Entities. In a liquidation, the assets and property of the Company shall be distributed in the following order of priority:

(a) To the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from a Member or Management Committee Representative);

(b) To the establishment of any reserves deemed necessary by the Management Committee or the Person winding up the affairs of the Company, for any contingent liabilities or obligations of the Company (including those of the Person serving as the liquidator);

(c) To the repayment of any outstanding loans from a Member or Management Committee Representative to the Company; and

(d) The balance, if any, to the Members in accordance with Section 5.2 of this Agreement.

Upon liquidation of the Company, no Member shall be required to contribute any amount to the Company solely because of a deficit or negative balance in the Capital Account of such Member and any deficit or negative balance shall not be considered an asset of the Company for any purpose.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.1 Representations and Warranties of ERP Member.

ERP Member hereby represents and warrants to AVB Member as follows:

(a) Organization. ERP Member is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted.

(b) Authorization; Validity of Agreements.

(i) ERP Member has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by ERP Member of this Agreement, and the performance by ERP Member of its obligations hereunder, have been duly authorized by, and no other proceedings, actions or authorizations on the part of ERP Member or any holder of equity interest in ERP Member are necessary to authorize the execution and delivery by ERP Member of this Agreement.

(ii) This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of ERP Member, enforceable against them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) general equitable principles.

(a) Consents and Approvals; No Violations. The execution and delivery by ERP Member of this Agreement, and the performance by ERP Member of its obligations hereunder, does not and will not (a) violate, contravene or conflict with any provision of any organizational documents of ERP Member; (b) violate, contravene or conflict with any material orders or laws applicable to ERP Member or any of its material properties or assets; or (c) require on the part of ERP Member any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except for such filings or registrations with, notifications to, or authorizations, consents or approvals of any Governmental Authority as may be referenced in Section 7.3 of the Purchase Agreement.

Section 11.2 Representations and Warranties of AVB Member.

AVB member hereby represents and warrants to ERP Member as follows:

(a) Organization. AVB Member is a corporation that is duly organized, validly existing and in good standing under the laws of the state of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted.

(b) Authorization; Validity of Agreements.

(i) AVB Member has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by AVB Member of this Agreement, and the performance by AVB Member of its obligations hereunder, have been duly authorized by, and no other proceedings, actions or authorizations on the part of AVB Member or any holder of equity interest in it are necessary to authorize the execution and delivery by AVB Member of this Agreement.

(ii) This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of AVB Member, enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) general equitable principles.

(c) Consents and Approvals; No Violations. The execution and delivery by AVB Member and the performance by AVB Member of its obligations hereunder, does not and will not (a) violate, contravene or conflict with any provision of any organizational documents of AVB Member; (b) violate, contravene or conflict with any material orders or laws applicable to AVB or any of its respective material properties or assets; or (c) require on the part of AVB Member any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except for such filings or registrations with, notifications to, or authorizations, consents or approvals of any Governmental Authority as may be referenced in Section 8.3 of the Purchase Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Complete Agreement.

This Agreement and the Certificate of Formation constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter hereof. This Agreement and the Certificate of Formation replace and supersede all prior agreements by and among the Members or any of them in respect of the Company including, without limitation, the Archstone Residual JV Term Sheet that is attached to the Buyers Agreement (but does not supersede as among the Parents the provisions of the Buyers Agreement that survive the Initial Closing). This Agreement and the Certificate of Formation supersede all prior written and oral statements; and no representation, statement, condition or warranty not contained in this Agreement or the Certificate of Formation shall be binding on the Members or the Company or have any force or effect whatsoever. With respect to the Assumed Archstone Liabilities and the Archstone Claims, the Members hereby incorporate herein by this reference the terms of the Common Interest Agreement (as defined in the Buyers Agreement), and agree to be bound thereby as if each Member was directly a party thereto.

Section 12.2 Governing Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law; provided that in the event of any conflict or inconsistency between the provisions of this Agreement and the requirements of the Act, the provisions of this Agreement shall govern to the extent permitted under the Act. Proper venue for any litigation involving this Agreement shall be in any federal or state court located in the State of Delaware. Each Member hereto hereby irrevocably and unconditionally waives, to the extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any court referred to in this Section 12.2. The Members hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. This provision shall survive the termination of this Agreement.

Section 12.3 No Assignment; Binding Effect.

This Agreement may not be transferred or assigned by any party hereto other than in the case of a Member, in full compliance with Article VIII hereof as an integrated part of a permissible Transfer of all of the Membership Interest of the Member. Any purported assignment, sale, Transfer, delegation or other disposition, except as expressly permitted herein, shall be null and void and shall constitute a material breach of this Agreement. Subject to the foregoing restrictions and Article VIII hereof, this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

Section 12.4 Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the Company effective during the Term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Section 12.5 No Partition.

No Member shall have the right to partition the Company or the Archstone Residual Assets or any part thereof or interest therein, or to file a complaint or institute any proceeding at law or in equity to partition the Company or the Archstone Residual Assets or any part thereof or interest therein. Each Member, for such Member and its successors and assigns, hereby waives any such rights. The Members intend that, during the term of this Agreement, the rights of the Members and their successors in interest, as among themselves, shall be governed solely by the terms of this Agreement and by the Act.

Section 12.6 Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed a duplicate original and all of which, when taken together, shall constitute one and the same document. Execution and delivery of this Agreement by exchange of facsimile copies bearing the signatures of the parties shall constitute a valid and binding execution and delivery of this Agreement by the parties.

Section 12.7 Additional Documents and Acts.

Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby at any time.

Section 12.8 TRS Compliance.

The Company acknowledges that the AVB and ERP Members may be “taxable REIT subsidiaries,” within the meaning of Section 856(l) of the Code. The Company will conduct its operations in a manner such that such Members may continue to qualify as taxable REIT subsidiaries and shall not take any action that would cause such members to fail to qualify as taxable REIT subsidiaries, including without limitation engaging, directly or indirectly, in activities described in Section 856(l)(3) of the Code.

Section 12.9 Amendments.

All amendments and modifications to this Agreement shall be in writing and, to be effective, shall be Approved by the Members.

Section 12.10 No Waiver.

No delay, failure or waiver by any party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, shall operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor shall any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

Section 12.11 Time Periods.

Any time period hereunder which expires on, or any date for performance hereunder which occurs on, a day which is not a Business Day, shall be deemed to be postponed to the next Business Day. The first day of any time period hereunder which runs “from” or “after” a given day shall be deemed to occur on the day subsequent to that given day.

Section 12.12 Notices.

Except as otherwise provided in this Agreement regarding notices by electronic mail or other electronic means to Members and Management Committee Representatives and regarding Member proxies, all notices, consents and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to (or if that day is not a Business Day, or if delivered after 5:00 p.m., New York, New York time on a Business Day, on the first following day that is a Business Day), (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to, or (c) when successfully transmitted by facsimile to, the Member for whom intended, at the address or facsimile number for such Member set forth in Schedule Y attached hereto.

Section 12.13 Dispute Resolution; Mediation.

In the event of any claim, dispute or other matter in controversy between the Members arising under this Agreement, each Member agrees that, prior to commencing any lawsuit relating to such claim, dispute or other matter in controversy, (i) it shall notify the other Member in writing of the claim, dispute or other matter in controversy, including a reasonably detailed explanation of such Member’s understanding of the respective positions of each of the Members with respect to the matters in dispute; (ii) the respective chief executive officers of Equity Residential and AVB or their designees shall meet and confer at a mutually convenient time and place within twenty (20) Business Days following the request of either Member concerning such claim, dispute or other matter in controversy (such period is referred to herein as the “Discussion Period”); (iii) if the Members are unable during the Discussion Period to reach a final agreement concerning such claim, dispute or other matter in controversy, then, prior to commencing any lawsuit relating to such dispute, the Member that would intend to commence such lawsuit shall deliver a written request to the other Member for non-binding mediation to be administered by the New York, New York office of Judicial Arbitration & Mediation Services, Inc. or its successor (“JAMS”) or any other office of JAMS agreed to by the Members, in accordance with JAMS’s mediation procedures in effect on the date of the Agreement (and if the Members cannot agree on the selection of a mediator, the Member asserting the claim, dispute or controversy shall file a request in writing for the appointment of a mediator with the New York, New York office of JAMS, with a copy of the request being served on the other Member, and the mediation shall be conducted by the appointed mediator). Mediation shall proceed in advance of the commencement of any lawsuit for a period of 60 days from the date that the applicable Member’s request for commencement of the mediation procedure was delivered to the other Member. The parties shall share the mediator’s fee and any filing fees equally. Without limiting any other applicable limitation in this Agreement, in no event shall the procedures and limitations set forth in this Section 12.13 limit or condition the right of any Member to commence a lawsuit against any third party or to file an answer or counterclaim or cross-claim (including, without limitation, as against the other Member) in any lawsuit that has been commenced by any third party. The Members agree that the provisions in this Section 12.13 shall apply to any claim, dispute or controversy asserted by any Member, but once the Members have engaged in the Discussion Period and mediation procedures provided for herein with respect to such claim, dispute or controversy, no Member shall be bound to comply with the Discussion Period and mediation procedures provided for herein with respect to any further claim, dispute or controversy that relates to substantially the same acts, omissions or occurrences with respect to which the Discussion Period and mediation procedures provided for herein have already taken place. The Members agree that the discussions during the Discussion Period or in connection with such mediation procedures are intended to be settlement communications, and accordingly (i) none of the discussions during the Discussion Period or in connection with such mediation procedures, nor any proposals (whether written or oral), correspondence, or documents of any kind generated during the period of and in connection with the Discussion Period or in connection with such mediation procedures, shall be raised, disclosed or admissible in any judicial, arbitration or similar proceeding for any purpose nor shall any such discussions, proposals, correspondence or documents be used as a defense or counter-claim in any action; (ii) such discussions, proposals, correspondence or documents are without prejudice to any of the parties’ rights, defenses and remedies at law, in equity or hereunder; and (iii) neither the preparation, distribution, response to or failure to respond to any such discussions, proposals, correspondence or documents shall constitute an agreement, or the basis on which any party may claim reliance on any agreement, except to the extent that the Members in connection with the discussions during the Discussion Period or in connection with such mediation procedures enter into a written agreement that is intended to be definitive and binding. The foregoing provisions are intended to be broader than the restrictions on admissibility with respect to settlement discussions contained in any applicable state or federal statute or rule of court, including, without limitation, Rule 408 of the Federal Rules of Evidence. If the Members or Management Committee Representatives reach an impasse over a proposed Major Decision or any other proposed decision requiring the Approval of the Members or the Approval of the Management Committee, at the election of either Member, upon not less than ten (10) Business Days’ notice to the other Member, the Discussion Period and non-binding mediation process provided for in this Section 12.13 shall be commenced, to assist the Members in attempting to resolve the impasse, notwithstanding that no claim, dispute or other controversy with respect to which a Member may seek to commence a lawsuit then exists with respect to such matter.

Section 12.14 Specific Performance.

Because of the unique character of the Membership Interests, the Members and the Company shall be irreparably damaged if this Agreement is not specifically enforced. If any dispute arises concerning the Transfer of all or any part of a Member’s Membership Interest, an injunction may be issued restraining any purported Transfer pending the determination of such controversy. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Members or the Company may have.

Section 12.15 No Third Party Beneficiary.

This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and permitted assigns, and no other Person shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 12.16 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.16) AND EXECUTED BY EACH OF THE PARTIES HERETO). The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter herein, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 12.17 Cumulative Remedies.

The rights and remedies of any party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity, subject to the provisions of Section 12.13 hereof.

Section 12.18 Exhibits and Schedules.

All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 12.19 Interpretation.

The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of agreement of the parties. When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders. No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof.

Section 12.20 Survival.

It is the express intention and agreement of the Members that all covenants, agreements, statement, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement and, where appropriate to facilitate the intent of this Agreement, the dissolution, liquidation and winding up of the Company.

Section 12.21 Attorneys’ Fees.

If any Member seeks to enforce such Member’s rights under this Agreement by legal proceedings or otherwise the non-prevailing party shall be responsible for all costs and expenses in connection therewith, including without limitation, reasonable attorneys’ fees and costs and court costs and witness fees. In this Section 12.21, non-prevailing party shall not be meant to refer to a Member who initiates or accepts a settlement offer with regards to such legal proceeding.

Section 12.22 Confidentiality.

The Members hereby incorporate herein by this reference the terms of the Confidentiality Agreement (as defined in the Buyers Agreement), and agree to be bound thereby as if each Member was directly a party thereto. Each Member shall not disclose or furnish to any third party (other than any third party who is bound by confidentiality obligations reasonably expected to prevent further disclosure) the terms and conditions of this Agreement. Notwithstanding the foregoing, each Member may disclose the terms and conditions of this Agreement to the extent such disclosure is reasonably necessary to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) and with judicial process, and to its affiliates, partners, managers, trustees, directors, officers, employees, accountants, attorneys, advisors and other representatives, each of whom shall be informed of the confidential nature of the terms and conditions of this Agreement and directed to treat such information confidentially in accordance with the terms of this Agreement.

*  *  *

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first hereinabove set forth.

AVB MEMBER:

AVB DEVELOPMENT TRANSACTIONS, INC., a Maryland corporation

By:	/s/ Edward M. Schulman
Name:	Edward M. Schulman
Title:	Executive Vice President, General Counsel & Secretary

ERP MEMBER:

EQR-RESIDUAL JV MEMBER, LLC,
a Delaware limited liability company

By:	ERP Holding Co., Inc.,
a Delaware corporation,
its Member

	By:	/s/ Scott J. Fenster
	Name:	Scott J. Fenster
	Title:	Senior Vice President

S-1

ARCHSTONE RESIDUAL JV, LLC

LIST OF EXHIBITS AND SCHEDULES

Exhibit 1	Form of Funding Notice
Exhibit 2	Form of Parent Guaranty
Schedule A	Organization Chart for the Company
Schedule B	[Reserved]
Schedule C	Archstone Residual Real Estate Asset Adjusted Value
Schedule D	Archstone Subsidiaries
Schedule E	Assumed Archstone Liabilities
Schedule F	[Reserved]
Schedule G	Members, Capital Contributions and Proportionate Shares
Schedule H	[Reserved]
Schedule I	[Reserved]
Schedule J	Germany I Portfolio
Schedule K	Harlem Parcel C
Schedule L	Initial Business Plans
Schedule M	Lake Mendota Portfolio
Schedule N	Land Option Take-Out Price
Schedule O	[Reserved]
Schedule P	Certain Miscellaneous Archstone Assets
Schedule Q	National Gateway Asset
Schedule R	[Reserved]
Schedule S	Office Leases
Schedule T	Taxes, Allocations, Related Matters
Schedule U	Existing Guaranty Obligations of Members, Parents and Affiliates
Schedule V	Insurance Program
Schedule W	Fees
Schedule X	[Reserved]
Schedule Y	Addresses for Notices to the Members
Schedule Z	Allocation of Responsibilities/Functions to Designated Managers
Schedule AA	Certain Authorized Documents

EXHIBIT 1

FORM OF FUNDING NOTICE

$

AVB Development Transactions, Inc.

671 N. Glebe Road

Suite 800

Arlington, VA 22203

EQR-Residual JV Member, LLC

Two N. Riverside Plaza

Suite 400

Chicago, Illinois 60606

Re:	Funding of Capital to Archstone Residual JV, LLC

Gentlemen:

Reference is hereby made to the Limited Liability Company Agreement of Archstone Residual JV, LLC, dated as of February 27, 2013 (the “Limited Liability Company Agreement”). Capitalized terms not otherwise defined have the meanings ascribed to them in the Limited Liability Company Agreement.

Pursuant to Section 3.4 of the Limited Liability Company Agreement, you are advised that the                      Member has determined that capital is required to fund cash needs of the Company in the aggregate amount of $        .

Each Member is hereby requested to contribute, by wire transfer of immediately available funds to the account designated below, funds in the amount of its Proportionate Share (as set forth below) of such required amount on or before             ,          [insert appropriate time period which shall not be less than as set forth in Article III].

[add description of reason for capital]

	Contributions	Percentage Interest

AVB Member	$	40%
ERP Member	$	60%

TOTAL		100%

Exhibit 1-1

Such funds shall be wire transferred to the following account on or before

,	:

[MEMBER]

By:
Name:
Title:

Exhibit 1-2

EXHIBIT 2

FORM OF PARENT GUARANTY

(Attached)

Exhibit 2-1

Form of Parent Guaranty from AVB

AvalonBay/

Archstone Residual JV, LLC

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of the 27th day of February, 2013, is made by AVALONBAY COMMUNITIES, INC., a Maryland corporation (“Guarantor”), for the benefit of EQR-RESIDUAL JV MEMBER, LLC, a Delaware limited liability company (“Creditor Member”).

RECITALS

A. Creditor Member and AVB DEVELOPMENT TRANSACTIONS, INC., a Maryland corporation (“Guarantor-Affiliated Member”), formed and own the membership interests in Archstone Residual JV, LLC, a Delaware limited liability company (the “Company”), pursuant to that certain Limited Liability Company of the Company dated as of even date herewith (as the same may be amended from time to time, the “Limited Liability Company Agreement”). All capitalized terms which are used but not expressly defined in this Guaranty shall have the same meaning herein as are given to such terms in the Limited Liability Company Agreement.

B. Guarantor has an indirect or direct financial and/or ownership interest in Guarantor-Affiliated Member.

C. In partial consideration of Guarantor-Affiliated Member’s execution of the Limited Liability Company Agreement and as a condition precedent thereto, the Guarantor is required to execute and deliver this Guaranty for the benefit of Creditor Member and its permitted successors and assigns under the Limited Liability Company Agreement (collectively, “Beneficiary”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Creditor Member to enter into the Limited Liability Company Agreement, Guarantor hereby agrees as follows:

1. GUARANTY. Guarantor, as primary obligor and not merely as a surety, hereby absolutely and irrevocably guarantees to Beneficiary the punctual payment and performance when due of the Guaranteed Obligations (as hereinafter defined). As used herein, “Guaranteed Obligations” means, collectively, (i) the full and prompt payment of all amounts, capital contributions, sums and charges payable by Guarantor-Affiliated Member under the Limited Liability Company Agreement, including, without limitation, all obligations of Guarantor-Affiliated Member to make Guaranty Equalization Payments and all indemnification obligations of Guarantor-Affiliated Member under the Limited Liability Company Agreement, (ii) the full and punctual performance and observance of all the terms, covenants and conditions provided to be performed, observed and complied with by Guarantor-Affiliated Member under the Limited Liability Company Agreement, or provided to be performed, observed and complied with by Guarantor-Affiliated Member or an affiliate or designee thereof (each, individually and collectively, “Obligor”) under any assumption agreement or other instrument delivered by it pursuant to the Limited Liability Company Agreement, whether in respect of any Land Option, Archstone Real Estate Asset, Office Lease or otherwise, and (iii) the full and prompt payment of

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all damages, costs and expenses which shall at any time be recoverable by Creditor Member from Guarantor-Affiliated Member or any other Obligor by virtue of or under the Limited Liability Company Agreement or under any assumption agreement or other instrument delivered by it pursuant to the Limited Liability Company Agreement, including, without limitation, on account of any representations or warranties made by Guarantor-Affiliated Member thereunder. Guarantor further agrees to pay all Enforcement Costs (as hereinafter defined), in addition to all other amounts due hereunder. Any amounts owed under this Guaranty (that are not accruing interest under the Limited Liability Company Agreement) which are not timely made by Guarantor in accordance with the terms of this Guaranty shall bear interest from the date payable at the rate of fifteen percent (15%) per annum until all such amounts are fully paid. Notwithstanding anything to the contrary herein, (x) Guarantor shall have all of the same rights, remedies and defenses as Guarantor-Affiliated Member, including, without limitation, the right to exercise the dispute resolution procedures under and in accordance with the terms of the Limited Liability Company Agreement, and (y) other than the payment of Enforcement Costs, Guarantor shall have no greater liability than Guarantor-Affiliated Member or other Obligor under the Limited Liability Company Agreement or with respect to any assumption agreement or instrument delivered by it pursuant thereto.

2. NATURE OF GUARANTY. This Guaranty is an absolute, irrevocable, present and continuing guaranty of payment and performance and not of collectability. The obligations of Guarantor hereunder are independent of the obligations of Guarantor-Affiliated Member and any other Obligor and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Guarantor-Affiliated Member or any other Obligor is joined therein. Beneficiary shall not be required to prosecute collection, enforcement or other remedies against Guarantor-Affiliated Member or any other Obligor or any other guarantor of the Guaranteed Obligations, or to enforce or resort to any collateral for the repayment of the Guaranteed Obligations or other rights and remedies pertaining thereto, before calling on the Guarantor for payment. If for any reason Guarantor-Affiliated Member or any other Obligor shall fail or be unable to pay, punctually and fully, any of the Guaranteed Obligations, Guarantor shall pay such obligations to Beneficiary in full, immediately upon demand. One or more successive actions may be brought against Guarantor, as often as Beneficiary deems advisable, until all of the Guaranteed Obligations are paid and performed in full. Payment or performance by Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid and performed. Without limiting the generality of the foregoing, if Creditor Member is awarded a judgment in any suit brought to enforce Guarantor’s covenant to pay or perform a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay and perform the portion of the Guaranteed Obligations that is not the subject of such judgment.

3. ENFORCEMENT COSTS. If: (a) this Guaranty, is placed in the hands of one or more attorneys for collection or is collected through any legal proceeding, (b) one or more attorneys is retained to represent Beneficiary in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, or (c) one or more attorneys is retained to represent Beneficiary in any other proceedings whatsoever in connection with this Guaranty, then Guarantor shall pay to Beneficiary upon demand all fees, reasonable costs and expenses incurred by Beneficiary in connection therewith,

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including, without limitation, reasonable attorney’s fees, court costs and filing fees (all of which are referred to herein as the “Enforcement Costs”). Beneficiary is only entitled to Enforcement Costs if it is the prevailing party.

4. NO DISCHARGE OR DIMINISHMENT OF GUARANTY. Except as otherwise provided herein and to the extent provided herein, the obligations of Guarantor hereunder are absolute and not subject to termination for any reason other than the satisfaction of the Guaranteed Obligations or expiration of this Guaranty. Guarantor agrees that the liability of the Guarantor hereunder shall not be discharged by, and Guarantor hereby irrevocably consents to: (i) any subsequent change, modification or amendment of the Limited Liability Company Agreement in any of its terms, covenants and conditions; (ii) the renewal or extension of time for the payment or performance of the Guaranteed Obligations; (iii) any transfer, waiver, compromise, settlement, modification, surrender or release of Guarantor-Affiliated Member’s or any other Obligor’s obligations; (iv) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Limited Liability Company Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations; (v) any act or event which might otherwise discharge, reduce, limit or modify Guarantor’s obligations under this Guaranty; and (vi) any forbearance, delay or other act or omission of Creditor Member. In addition, the Guaranteed Obligations of the Guarantor hereunder are not subject to counterclaim (other than mandatory or compulsory counterclaims), set-off, abatement, deferment or defense based upon any claim that Guarantor may have against Beneficiary:

(a) unrelated to the transaction giving rise to the Guaranteed Obligations; or

(b) regarding any lack of capacity, lack of authority or any other disability or other defense of Guarantor-Affiliated Member or any other Obligor, including, without limitation, any defense based on or arising out of the lack of validity or enforceability of the Limited Liability Company Agreement or any assumption agreement or other instrument delivered thereunder; or

(c) regarding (i) the release or discharge of Guarantor-Affiliated Member or any other Obligor in any receivership, bankruptcy or other proceedings, (ii) the impairment, limitation, modification or termination of the liabilities of Guarantor-Affiliated Member or any other Obligor to Beneficiary or the estate of Guarantor-Affiliated Member or any other Obligor in bankruptcy, or any remedy for the enforcement of Guarantor-Affiliated Member’s or any other Obligor’s liability under the Limited Liability Company Agreement or any assumption agreement or other instrument delivered thereunder, resulting from the operation of any present or future provision of Title 11 of the United States Code or other statute or from the decision in any court, (iii) the cessation of the liability of Guarantor-Affiliated Member or any other Obligor from any cause other than payment and performance in full of the Guaranteed Obligations, or (iv) any rejection or disaffirmance of the Guaranteed Obligations, or any part thereof, or any security held therefor, in any proceedings in bankruptcy, insolvency or reorganization.

5. DEFENSES WAIVED. Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, to the fullest extent permitted by applicable law, any notice

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(including, without limitation, notices of protest, notices of dishonor, notices of any action or inaction, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, and notices of any extension of credit to Guarantor-Affiliated Member or any other Obligor and any right to consent to any thereof) not provided for herein or in the Limited Liability Company Agreement, as well as any requirement that at any time any action be taken by any person against Guarantor-Affiliated Member, any other Obligor or Guarantor. Guarantor further irrevocably waives: (a) any right to require Creditor Member, as a condition of payment or performance, to (i) proceed against Guarantor-Affiliated Member or any other Obligor or other Person, (ii) proceed against or exhaust any security held from Guarantor-Affiliated Member or any other Obligor or other Person, (iii) proceed against or have resort to any balance on the books of Creditor Member owed to Guarantor-Affiliated Member or any other Obligor or other Person, or (iv) pursue any other remedy in the power of Creditor Member whatsoever; (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (c) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof. Until payment of the Guaranteed Obligations by Guarantor-Affiliated Member and any other Obligor, any right of subrogation, contribution, reimbursement or indemnification on the part of Guarantor as against Guarantor-Affiliated Member or any other Obligor shall be in all respects subordinate to all rights and claims of Beneficiary for all other payments or damages which shall be or become due and payable by Guarantor-Affiliated Member or any other Obligor under the provisions of the Limited Liability Company Agreement or any assumption agreement or other instrument delivered thereunder. Beneficiary may compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with Guarantor-Affiliated Member or any other Obligor or exercise any other right or remedy available to it against Guarantor-Affiliated Member or any other Obligor without affecting or impairing in any way the liability of Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been performed.

6. REINSTATEMENT; STAY OF ACCELERATION. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Guarantor-Affiliated Member or any other Obligor or otherwise, Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Guarantor-Affiliated Member or any other Obligor, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by Guarantor forthwith on demand by the Beneficiary.

7. INFORMATION. Guarantor assumes all responsibility for being and keeping itself informed of Guarantor-Affiliated Member’s or any other Obligor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs under this Guaranty, and agrees that Beneficiary does not have any duty to advise Guarantor of any information known to it regarding those circumstances or risks.

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8. SURVIVAL. This Guaranty shall remain in full force and effect as to any Guaranteed Obligation for so long as such Guaranteed Obligation survives under the terms and conditions of the Limited Liability Company Agreement.

9. SEVERABILITY. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate, partnership or limited liability company law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by Guarantor or Beneficiary, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. This Section with respect to the maximum liability of Guarantor is intended solely to preserve the rights of Beneficiary, to the maximum extent not subject to avoidance under applicable law, and neither Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such maximum liability, except to the extent necessary so that the obligations of Guarantor hereunder shall not be rendered voidable under applicable law.

10. REPRESENTATIONS BY GUARANTOR. Guarantor represents that: (a) it is duly organized, validly existing and in good standing under the laws where it is organized and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted; (b) the execution and delivery of this Guaranty and the performance of the obligations it imposes (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not violate any law, conflict with the terms of its articles or agreement of incorporation or organization, its by-laws or any agreement by which it is bound or require the consent or approval of any governmental authority or any third party; and (c) this Guaranty is a valid and binding agreement, enforceable according to its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

11. NOTICES. All notices, requests and other communications to any party under this Guaranty must be in writing (including facsimile transmission or similar writing) and must be given to Beneficiary at the address for Beneficiary set forth in the Limited Liability Company Agreement, to Guarantor-Affiliated Member at the address for Guarantor-Affiliated Member set forth in the Limited Liability Company Agreement, and to Guarantor at the address for Guarantor-Affiliated Member set forth in the Limited Liability Company Agreement, or in each case as otherwise specified in a notice by one party to the other in accordance with the Limited Liability Company Agreement. Each notice, request or other communication shall be effective in accordance with the Limited Liability Company Agreement.

12. MISCELLANEOUS. No provision of this Guaranty may be amended, supplemented or modified, or any of its terms and provisions waived, except by a written instrument executed by Beneficiary and Guarantor. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right under this Guaranty waives that right; nor does any single or partial exercise of any right under this Guaranty preclude any other or further exercise of that or any other right. The remedies provided in this Guaranty are cumulative and

5

not exclusive of any remedies provided by law. This Guaranty binds Guarantor, and its successors and assigns, and benefits Beneficiary, and its respective successors and assigns. The use of headings does not limit the provisions of this Guaranty.

13. ASSIGNMENT OF GUARANTY. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor shall not assign, transfer or otherwise delegate its obligations under this Guaranty without first obtaining Beneficiary’s prior written consent, which shall be granted or withheld in Beneficiary’s sole and absolute discretion. No transfer of interests in Guarantor or merger involving Guarantor that is permitted under the Limited Liability Company Agreement shall be deemed to be an assignment that requires Beneficiary’s consent hereunder.

14. GOVERNING LAW. THIS GUARANTY IS TO BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF DELAWARE.

15. CONSENT TO JURISDICTION. GUARANTOR AND BENEFICIARY HEREBY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND GUARANTOR IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY NOW OR LATER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.

16. WAIVER OF JURY TRIAL. GUARANTOR AND BENEFICIARY ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE CONTEMPLATED TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 16) AND EXECUTED BY EACH OF GUARANTOR AND BENEFICIARY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

GUARANTOR:

AVALONBAY COMMUNITIES, INC.,
a Maryland corporation

By:
Name:	Edward M. Schulman
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page – Archstone Residual JV, LLC (AvalonBay)]

Form of Parent Guaranty from ERPOP

ERPOP/

Archstone Residual JV, LLC

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of the 27th day of February, 2013, is made by ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (“Guarantor”), for the benefit of AVB DEVELOPMENT TRANSACTIONS, INC., a Maryland corporation (“Creditor Member”).

RECITALS

A. Creditor Member and EQR-RESIDUAL JV MEMBER, LLC, a Delaware limited liability company (“Guarantor-Affiliated Member”), formed and own the membership interests in Archstone Residual JV, LLC, a Delaware limited liability company (the “Company”), pursuant to that certain Limited Liability Company of the Company dated as of even date herewith (as the same may be amended from time to time, the “Limited Liability Company Agreement”). All capitalized terms which are used but not expressly defined in this Guaranty shall have the same meaning herein as are given to such terms in the Limited Liability Company Agreement.

B. Guarantor has an indirect or direct financial and/or ownership interest in Guarantor-Affiliated Member.

C. In partial consideration of Guarantor-Affiliated Member’s execution of the Limited Liability Company Agreement and as a condition precedent thereto, the Guarantor is required to execute and deliver this Guaranty for the benefit of Creditor Member and its permitted successors and assigns under the Limited Liability Company Agreement (collectively, “Beneficiary”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Creditor Member to enter into the Limited Liability Company Agreement, Guarantor hereby agrees as follows:

1. GUARANTY. Guarantor, as primary obligor and not merely as a surety, hereby absolutely and irrevocably guarantees to Beneficiary the punctual payment and performance when due of the Guaranteed Obligations (as hereinafter defined). As used herein, “Guaranteed Obligations” means, collectively, (i) the full and prompt payment of all amounts, capital contributions, sums and charges payable by Guarantor-Affiliated Member under the Limited Liability Company Agreement, including, without limitation, all obligations of Guarantor-Affiliated Member to make Guaranty Equalization Payments and all indemnification obligations of Guarantor-Affiliated Member under the Limited Liability Company Agreement, (ii) the full and punctual performance and observance of all the terms, covenants and conditions provided to be performed, observed and complied with by Guarantor-Affiliated Member under the Limited Liability Company Agreement, or provided to be performed, observed and complied with by Guarantor-Affiliated Member or an affiliate or designee thereof (each, individually and collectively, “Obligor”) under any assumption agreement or other instrument delivered by it pursuant to the Limited Liability Company Agreement, whether in respect of any Land Option, Archstone Real Estate Asset, Office Lease or otherwise, and (iii) the full and prompt payment of

1

all damages, costs and expenses which shall at any time be recoverable by Creditor Member from Guarantor-Affiliated Member or any other Obligor by virtue of or under the Limited Liability Company Agreement or under any assumption agreement or other instrument delivered by it pursuant to the Limited Liability Company Agreement, including, without limitation, on account of any representations or warranties made by Guarantor-Affiliated Member thereunder. Guarantor further agrees to pay all Enforcement Costs (as hereinafter defined), in addition to all other amounts due hereunder. Any amounts owed under this Guaranty (that are not accruing interest under the Limited Liability Company Agreement) which are not timely made by Guarantor in accordance with the terms of this Guaranty shall bear interest from the date payable at the rate of fifteen percent (15%) per annum until all such amounts are fully paid. Notwithstanding anything to the contrary herein, (x) Guarantor shall have all of the same rights, remedies and defenses as Guarantor-Affiliated Member, including, without limitation, the right to exercise the dispute resolution procedures under and in accordance with the terms of the Limited Liability Company Agreement, and (y) other than the payment of Enforcement Costs, Guarantor shall have no greater liability than Guarantor-Affiliated Member or other Obligor under the Limited Liability Company Agreement or with respect to any assumption agreement or instrument delivered by it pursuant thereto.

2. NATURE OF GUARANTY. This Guaranty is an absolute, irrevocable, present and continuing guaranty of payment and performance and not of collectability. The obligations of Guarantor hereunder are independent of the obligations of Guarantor-Affiliated Member and any other Obligor and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Guarantor-Affiliated Member or any other Obligor is joined therein. Beneficiary shall not be required to prosecute collection, enforcement or other remedies against Guarantor-Affiliated Member or any other Obligor or any other guarantor of the Guaranteed Obligations, or to enforce or resort to any collateral for the repayment of the Guaranteed Obligations or other rights and remedies pertaining thereto, before calling on the Guarantor for payment. If for any reason Guarantor-Affiliated Member or any other Obligor shall fail or be unable to pay, punctually and fully, any of the Guaranteed Obligations, Guarantor shall pay such obligations to Beneficiary in full, immediately upon demand. One or more successive actions may be brought against Guarantor, as often as Beneficiary deems advisable, until all of the Guaranteed Obligations are paid and performed in full. Payment or performance by Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid and performed. Without limiting the generality of the foregoing, if Creditor Member is awarded a judgment in any suit brought to enforce Guarantor’s covenant to pay or perform a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay and perform the portion of the Guaranteed Obligations that is not the subject of such judgment.

3. ENFORCEMENT COSTS. If: (a) this Guaranty, is placed in the hands of one or more attorneys for collection or is collected through any legal proceeding, (b) one or more attorneys is retained to represent Beneficiary in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, or (c) one or more attorneys is retained to represent Beneficiary in any other proceedings whatsoever in connection with this Guaranty, then Guarantor shall pay to Beneficiary upon demand all fees, reasonable costs and expenses incurred by Beneficiary in connection therewith,

2

including, without limitation, reasonable attorney’s fees, court costs and filing fees (all of which are referred to herein as the “Enforcement Costs”). Beneficiary is only entitled to Enforcement Costs if it is the prevailing party.

4. NO DISCHARGE OR DIMINISHMENT OF GUARANTY. Except as otherwise provided herein and to the extent provided herein, the obligations of Guarantor hereunder are absolute and not subject to termination for any reason other than the satisfaction of the Guaranteed Obligations or expiration of this Guaranty. Guarantor agrees that the liability of the Guarantor hereunder shall not be discharged by, and Guarantor hereby irrevocably consents to: (i) any subsequent change, modification or amendment of the Limited Liability Company Agreement in any of its terms, covenants and conditions; (ii) the renewal or extension of time for the payment or performance of the Guaranteed Obligations; (iii) any transfer, waiver, compromise, settlement, modification, surrender or release of Guarantor-Affiliated Member’s or any other Obligor’s obligations; (iv) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Limited Liability Company Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations; (v) any act or event which might otherwise discharge, reduce, limit or modify Guarantor’s obligations under this Guaranty; and (vi) any forbearance, delay or other act or omission of Creditor Member. In addition, the Guaranteed Obligations of the Guarantor hereunder are not subject to counterclaim (other than mandatory or compulsory counterclaims), set-off, abatement, deferment or defense based upon any claim that Guarantor may have against Beneficiary:

(a) unrelated to the transaction giving rise to the Guaranteed Obligations; or

(b) regarding any lack of capacity, lack of authority or any other disability or other defense of Guarantor-Affiliated Member or any other Obligor, including, without limitation, any defense based on or arising out of the lack of validity or enforceability of the Limited Liability Company Agreement or any assumption agreement or other instrument delivered thereunder; or

(c) regarding (i) the release or discharge of Guarantor-Affiliated Member or any other Obligor in any receivership, bankruptcy or other proceedings, (ii) the impairment, limitation, modification or termination of the liabilities of Guarantor-Affiliated Member or any other Obligor to Beneficiary or the estate of Guarantor-Affiliated Member or any other Obligor in bankruptcy, or any remedy for the enforcement of Guarantor-Affiliated Member’s or any other Obligor’s liability under the Limited Liability Company Agreement or any assumption agreement or other instrument delivered thereunder, resulting from the operation of any present or future provision of Title 11 of the United States Code or other statute or from the decision in any court, (iii) the cessation of the liability of Guarantor-Affiliated Member or any other Obligor from any cause other than payment and performance in full of the Guaranteed Obligations, or (iv) any rejection or disaffirmance of the Guaranteed Obligations, or any part thereof, or any security held therefor, in any proceedings in bankruptcy, insolvency or reorganization.

5. DEFENSES WAIVED. Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, to the fullest extent permitted by applicable law, any notice

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(including, without limitation, notices of protest, notices of dishonor, notices of any action or inaction, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, and notices of any extension of credit to Guarantor-Affiliated Member or any other Obligor and any right to consent to any thereof) not provided for herein or in the Limited Liability Company Agreement, as well as any requirement that at any time any action be taken by any person against Guarantor-Affiliated Member, any other Obligor or Guarantor. Guarantor further irrevocably waives: (a) any right to require Creditor Member, as a condition of payment or performance, to (i) proceed against Guarantor-Affiliated Member or any other Obligor or other Person, (ii) proceed against or exhaust any security held from Guarantor-Affiliated Member or any other Obligor or other Person, (iii) proceed against or have resort to any balance on the books of Creditor Member owed to Guarantor-Affiliated Member or any other Obligor or other Person, or (iv) pursue any other remedy in the power of Creditor Member whatsoever; (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (c) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof. Until payment of the Guaranteed Obligations by Guarantor-Affiliated Member and any other Obligor, any right of subrogation, contribution, reimbursement or indemnification on the part of Guarantor as against Guarantor-Affiliated Member or any other Obligor shall be in all respects subordinate to all rights and claims of Beneficiary for all other payments or damages which shall be or become due and payable by Guarantor-Affiliated Member or any other Obligor under the provisions of the Limited Liability Company Agreement or any assumption agreement or other instrument delivered thereunder. Beneficiary may compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with Guarantor-Affiliated Member or any other Obligor or exercise any other right or remedy available to it against Guarantor-Affiliated Member or any other Obligor without affecting or impairing in any way the liability of Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been performed.

6. REINSTATEMENT; STAY OF ACCELERATION. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Guarantor-Affiliated Member or any other Obligor or otherwise, Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Guarantor-Affiliated Member or any other Obligor, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by Guarantor forthwith on demand by the Beneficiary.

7. INFORMATION. Guarantor assumes all responsibility for being and keeping itself informed of Guarantor-Affiliated Member’s or any other Obligor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs under this Guaranty, and agrees that Beneficiary does not have any duty to advise Guarantor of any information known to it regarding those circumstances or risks.

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8. SURVIVAL. This Guaranty shall remain in full force and effect as to any Guaranteed Obligation for so long as such Guaranteed Obligation survives under the terms and conditions of the Limited Liability Company Agreement.

9. SEVERABILITY. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate, partnership or limited liability company law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by Guarantor or Beneficiary, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. This Section with respect to the maximum liability of Guarantor is intended solely to preserve the rights of Beneficiary, to the maximum extent not subject to avoidance under applicable law, and neither Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such maximum liability, except to the extent necessary so that the obligations of Guarantor hereunder shall not be rendered voidable under applicable law.

10. REPRESENTATIONS BY GUARANTOR. Guarantor represents that: (a) it is duly organized, validly existing and in good standing under the laws where it is organized and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted; (b) the execution and delivery of this Guaranty and the performance of the obligations it imposes (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not violate any law, conflict with the terms of its articles or agreement of incorporation or organization, its by-laws or any agreement by which it is bound or require the consent or approval of any governmental authority or any third party; and (c) this Guaranty is a valid and binding agreement, enforceable according to its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

11. NOTICES. All notices, requests and other communications to any party under this Guaranty must be in writing (including facsimile transmission or similar writing) and must be given to Beneficiary at the address for Beneficiary set forth in the Limited Liability Company Agreement, to Guarantor-Affiliated Member at the address for Guarantor-Affiliated Member set forth in the Limited Liability Company Agreement, and to Guarantor at the address for Guarantor-Affiliated Member set forth in the Limited Liability Company Agreement, or in each case as otherwise specified in a notice by one party to the other in accordance with the Limited Liability Company Agreement. Each notice, request or other communication shall be effective in accordance with the Limited Liability Company Agreement.

12. MISCELLANEOUS. No provision of this Guaranty may be amended, supplemented or modified, or any of its terms and provisions waived, except by a written instrument executed by Beneficiary and Guarantor. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right under this Guaranty waives that right; nor does any single or partial exercise of any right under this Guaranty preclude any other or further exercise of that or any other right. The remedies provided in this Guaranty are cumulative and

5

not exclusive of any remedies provided by law. This Guaranty binds Guarantor, and its successors and assigns, and benefits Beneficiary, and its respective successors and assigns. The use of headings does not limit the provisions of this Guaranty.

13. ASSIGNMENT OF GUARANTY. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor shall not assign, transfer or otherwise delegate its obligations under this Guaranty without first obtaining Beneficiary’s prior written consent, which shall be granted or withheld in Beneficiary’s sole and absolute discretion. No transfer of interests in Guarantor or merger involving Guarantor that is permitted under the Limited Liability Company Agreement shall be deemed to be an assignment that requires Beneficiary’s consent hereunder.

14. GOVERNING LAW. THIS GUARANTY IS TO BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF DELAWARE.

15. CONSENT TO JURISDICTION. GUARANTOR AND BENEFICIARY HEREBY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND GUARANTOR IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY NOW OR LATER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.

16. WAIVER OF JURY TRIAL. GUARANTOR AND BENEFICIARY ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE CONTEMPLATED TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 16) AND EXECUTED BY EACH OF GUARANTOR AND BENEFICIARY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

6

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

GUARANTOR:

ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership

By:	Equity Residential, a Maryland real estate investment trust its General Partner

By:
Name:
Title:

[Signature Page – Archstone Residual JV, LLC (ERPOP)]

SCHEDULE A

ORGANIZATION CHART FOR THE COMPANY

(Final organization chart to be attached following the closing,

pursuant to the terms of the limited liability company agreement; inter alia, chart to be revised to reflect disposition of applicable interests in OC/SD and CityCenter DC)

Chart 2 – City Center JV

Archstone Multifamily Holdings I (Development Borrower) LP ["Holdings I Development Borrower"] 27-1322265
100%
Archstone Multifamily Holdings I (Development Borrower Pledgor) GP LLC
27-1322396
100% LP
0% GP
Archstone Multifamily Holdings I (Development Borrower Pledgor) LP 27-1322490
Membership Interest – Hope Note
La Brea Gateway LLC
100%
Archstone CCDC Member 1 LLC 27-3995112
Hines OCC MD Associates Limited Partnership
OCC LSDBE Partner, LLC
100% Common
100% Preferred
50%
50%
Hines/Archstone CityCenter DC, LLC
H/A PE LSDBE Member LLC
22.5% MM
77.5% MM
Hines/Archstone CCDC Partners, LLC
50%
50%
OCC Master Developer, LLC 20-8109896
DC023
[Investor Entities]
100%
Archstone CCDC Member 2 LLC 27-3995242
OCC LSDBE Partner, LLC
100% Common
100% Preferred
50%
50%
[Hines/Archstone CityCenter DC 2, LLC]
H/A PE LSDBE Member 2 LLC
22.5% MM
77.5% MM
[Hines/Archstone CCDC Partners 2, LLC]
100%
Archstone North Braeswood Mezz GP LLC
0% GP
100% LP
Archstone North Braeswood Mezz LP 45-1295753
10% MM
90% M
CitycenterDC Office Inc.
CitycenterDC Apartment Inc.
CitycenterDC Retail Inc.
CityCenterDC Investors, LLC
CitycenterDC Condo 1 Inc.
CitycenterDC Condo 2 Inc.
90% M
0%AM
10% M
90% M
0% AM
10% M
90% M
0% AM
10% M
90% M
0% AM
10% M
90% M
0% AM
10% M
CCDC Office LLC
CCDC Residential LLC 27-5385082
CCDC Retail LLC
CCDC For Sale H LLC
CCDC For Sale I LLC
DC023NM2
DC023NM1
DC023NM4
DC023NM3
100% M
CCDC Master Developer LLC
DC023NM6
Office Project
Apartment Project
Retail Project
Development Agreement
For Sale H project
For Sale I project
v4

Chart 3 – Lake Mendota Assets

EQR-Residual JV Member, LLC
AVB Development Transactions, Inc. (TRS)
60%
40%
Designated Lead Administrative Manager for assets shown below
Archstone Residual JV, LLC
100%
ASN Lake Mendota Investments LLC
20-4882071
3rd Party Investor - SWIB
20%
80%
Lake Mendota Investments LLC
20-4882032
100%
LMI Riverbend LLC
20-5409885
Archstone Yorba Linda
25550 River Bend Dr.
Yorba Linda, CA
CA193J
100%
LMI Pembroke Landings LLC
20-5282823
Archstone Pembroke Landing
10101 SW 14th St.
Pembroke Pines, FL
FL123J
100%
LMI Cheshire Bridge LLC
20-5409821
Archstone Cheshire Bridge
2430 Cheshire Bridge Rd
Atlanta, GA
GA055J
100%
LMI Windward Park LLC
36-4307286
Archstone Windward
18000 Masters Way
Alpharetta, GA
GA056J
100%
LMI Preston Park LLC
20-5355579
Archstone Preston Park
4701 Preston Park Blvd
Plano, TX
TX115J
100%
LMI Rosemont LLC
20-5499198
Archstone at MacArthur
1100 Hidden Ridge Dr.
Irving, TX
TX116J

v4

Chart 4 – Residual Katahdin Structure

Archstone Multifamily Holdings II (Borrower) LP
100%
Archstone Katahdin GP LLC
100%
LP
0%
GP
Archstone Katahdin LP
(FKA Archstone Katahdin Managing Member LP)
Archstone Champions Park LLC
27-4953987
Archstone Waterford Place LLC
27-4953726

v3

Chart 5 – Management and Securities Entities

Archstone Residual JV, LLC
100%
S/H
Archstone Builders Incorporated
Archstone Management Services Incorporated
Archstone Financial Services LLC
100
ASN Technologies, Inc.
Panorama Insurance Ltd. [Captive Insurance Company]
S/H
Move, Inc. [F/K/A Homestore, Inc.] (1,562.5 Common shares)
Golden State Mezz LLC
Capital Mezz LLC
Golden Spike Asset Management LLC
Prospector Diversified Assets LLC
Archstone-Smith Unitholder Services LLC
Sponsor
Archstone Foundation
Archstone Property Management (California) Incorporated
Archstone Property Management LLC
R. Scot Sellers
80%
20%
PTR-Colorado (1), LLC
SCA – North Carolina (1) LLC
SCA – North Carolina (2) LLC
1%
GP
99%
LP
ASN Multifamily Limited Partnership

Chart 6 – International Fund I

Archstone Residual JV, LLC
Parallel Residual JV LLC

Note: DeWAG Capital GmbH is the General Partner of both DeWAG 12 & 13. Objektgesellschaft mbH & Co. KG but has no ownership interest in either entity.

v4

Chart 7 – International Fund II

Archstone Multifamily Holdings I LP
27-1321327
Disregarded Entity
100%
Archstone Holdings Germany II LLC
US SMLLC
100%
Archstone Management Germany II LLC
38-3878161
US SMLLC
Fund II Investors
Archstone Holdings Germany II Ltd.
BER SMLLC
Archstone LT Holdings Germany II Ltd.
BER SMLLC
100%
Archstone Management Germany II B LLC
45-5508611
US SMLLC
Sub-Fund II A
LUX
Sub Fund II B
LUX
Sub-Fund II C
LUX
99%
1%
Archstone Management Germany II Coöperatief U.A.
NL SMLLC
100%
Archstone Management Germany II S.a.r.l.
LUX SMLLC

v4

Chart 8 – OC/SD Assets

OC/SD Partners LP
26-1157284
100%
OC/SD Mezz 2 LLC
100%
OC/SD Mezz 1 LLC
100%
OC/SD Holdings LLC
26-3941726
Archstone Escondido 1361 W. Ninth Ave. Escondido, CA
CA007J
Archstone Tustin 14901 Newport Ave. Tustin, CA
CA011J
Archstone Aliso Town Center 23511 Aliso Creek Rd. Aliso Viejo, CA
CA016J
Archstone La Jolla 8506 Villa La Jolla Dr. La Jolla, CA
CA017J
Archstone Huntington Beach 8945 Riverbend Dr. Huntington Beach, CA
CA021J
Archstone University Town Center 7936 Avenida Navidad San Diego, CA
CA025J
Archstone Seascape 6938 Seascape Dr. Carlsbad, CA
CA031J
Archstone Las Flores 281 Sable Rancho Santa Margarita, CA
CA032J
Archstone Aliso Viejo 5000 Capobella Aliso Viejo, CA
CA033J
Archstone Torrey Hills 11058 West Ocean Air Dr. San Diego, CA
CA034J
Archstone Mission Viejo 27268 Los Altos Mission Viejo, CA
CA038J
Archstone Mission Valley 2288 Fenton Parkway San Diego, CA
CA041J
Archstone Harborview 820 W. G Street San Diego, CA
CA077J
Archstone Fountain Valley 16425 Harbor Blvd. Fountain Valley, CA
CA087J
Archstone Pacific View 5162 Whitman Way Carlsbad, CA
CA108J
Archstone Placentia Place 310 South Jefferson Placentia, CA
CA176J

Chart 9 – Harlem 125th Street/MEC Center

Archstone Residual JV, LLC
100%
Archstone 125 Parcel C Member GP LLC
GP
LP
Archstone 125 Parcel C Member LP
Monadnock E 125 C LLC
Richman E 125 C LLC
45%
45%
Parcel C GP LLC
50%
MM
Parcel C LLC
The Richman Group Capital Corporation
U.S.A. Institutional Tax Credit Fund LXXI L.P.
GP
LP
East Harlem MEC Parcel C LP
50% LP
Nominee Agreement
El Barrio Operating Fightback Hope Community
100%
East Harlem MEC Parcel C Housing Development Fund Corporation
Parcel C 125th Street MEC
100%
Archstone 125, LLC
Richman 125 LLC
Monadnock 125 LLC
45%
45%
10%
125 MEC Center LLC
125 MEC Center NY
LDA & Contract Rights

v4

Chart 10 – Lower Tier Borrower-B Entities

Archstone Multifamily Holdings I (Borrower-B) LP
["Holdings I Borrower B"]
100%
M
Archstone 101 West End Avenue Holdings GP LLC
100%
LP
0%
GP
Archstone 101 West End Avenue Holdings LP
100%
M
Archstone 101 West End Avenue Principal GP LLC
100%
LP
0%
GP
Archstone 101 West End Avenue Principal LP
100%
M
Archstone 101 West End Avenue (Nominee) GP LLC
100%
LP
0%
GP
Archstone 101 West End Avenue (Nominee) LP
100%
M
Archstone Chelsea Holdings GP LLC
100%
LP
0%
GP
Archstone Chelsea Holdings LP
100%
M
Archstone Chelsea Principal GP LLC
100%
LP
0%
GP
Archstone Chelsea Principal LP
100%
M
Archstone Chelsea (Nominee) GP LLC
100%
LP
0%
GP
Archstone Chelsea (Nominee) LP
100%
M
Archstone East 39th Street Holdings GP LLC
100%
LP
0%
GP
Archstone East 39th Street Holdings LP
100%
M
Archstone East 39th Street Principal GP LLC
100%
LP
0%
GP
Archstone East 39th Street Principal LP
100%
M
Archstone East 39th Street (Nominee) GP LLC
100%
LP
0%
GP
Archstone East 39th Street (Nominee) LP

v4

SCHEDULE B

[Reserved]

Schedule B-1

SCHEDULE C

ARCHSTONE RESIDUAL REAL ESTATE ASSET ADJUSTED VALUE

Asset	Value ($ in thousands)	Allocation
East Harlem 125th Street – Parcel C1	N/A	N/A
Germany Portfolio	N/A	N/A
Lake Mendota Portfolio	N/A	N/A
National Gateway	32,300	AVB

[1]	East Harlem – 125th Street Parcel B West and Parcel C may only be transferred together.

Schedule C-1

SCHEDULE D

ARCHSTONE SUBSIDIARIES

[This list to be finalized following the closing,

pursuant to the terms of the limited liability agreement.]

List of Subsidiaries of Archstone Residual JV, LLC – this list will be reviewed and finalized following the closing, pursuant to the terms of the limited liability company agreement.

AOP GP LLC

Archstone Inc.

Archstone Katahdin GP LLC

Archstone Katahdin LP

Archstone Multifamily CM LLC

Archstone Multifamily Guarantor (GP) LLC

Archstone Multifamily Guarantor LLC

Archstone Multifamily Guarantor LP

Archstone Multifamily Holdings I (Borrower-A) GP LLC

Archstone Multifamily Holdings I (Borrower-A) LP

Archstone Multifamily Holdings I (Borrower-B) GP LLC

Archstone Multifamily Holdings I (Borrower-B) LP

Archstone Multifamily Holdings I (Development Borrower) GP LLC

Archstone Multifamily Holdings I (Development Borrower) LP

Archstone Multifamily Holdings I (Parent Borrower-B) GP LLC

Archstone Multifamily Holdings I (Parent Borrower-B) LP

Archstone Multifamily Holdings I LLC

Archstone Multifamily Holdings I LP

Archstone Multifamily Holdings II (Borrower) GP LLC

Archstone Multifamily Holdings II (Borrower) LP

Archstone Multifamily Holdings II LP

Archstone Multifamily Nominee (GP) LLC

Archstone Multifamily Parallel Guarantor I LLC

Archstone Multifamily Parallel Guarantor II LLC

Archstone Multifamily Parallel Guarantor LLC

Archstone Multifamily Principal LP

Archstone Multifamily Series IV Nominee (GP) LLC

Archstone Multifamily Series IV Nominee LP

Archstone Multifamily Series IV Principal LP

Archstone Nominee LP

Archstone SellCo CM LLC

Brookhaven Village Apartments LLC

API Brookhaven LLC

API Emeryville Parkside LLC

Archstone Tempe LLC

Archstone Multifamily Holdings I (Development Borrower Pledgor) GP LLC

Archstone Multifamily Holdings I (Development Borrower Pledgor) LP

Archstone National Gateway I GP LLC

Archstone National Gateway I LP

Archstone National Gateway II GP LLC

Archstone National Gateway II LP

Schedule D-1

Archstone North Braeswood Mezz GP LLC

Archstone North Braeswood Mezz LP

Block C Development Company LLC

Archstone CCDC Member 1 LLC

Archstone CCDC Member 2 LLC

CCDC For Sale H LLC

CCDC For Sale I LLC

CCDC Master Developer LLC

CCDC Office LLC

CCDC Residential Rental LLC

CCDC Retail LLC

CityCenterDC Investors LLC

H/A PE LSDBE Member 2 LLC

H/A PE LSDBE Member LLC

Hines/Archstone CCDC Partners 2 LLC

Hines/Archstone CCDC Partners LLC

Hines/Archstone CityCenter DC 2 LLC

Hines/Archstone CityCenter DC LLC

OCC Master Developer LLC

125 MEC Center LLC

East Harlem MEC Parcel C LP

Parcel C GP LLC

Parcel C LLC

BR Tech Ridge GP, LLC

BR Tech Ridge JV, LLC

BR Tech Ridge LP, LLC

BR Tech Ridge, LP

325 Lexington Venture LLC

Archstone 125 Parcel C Member GP LLC

Archstone 125 Parcel C Member LP

Archstone 125, LLC

Archstone 325 Lexington Member LLC

Archstone New Development Holdings GP LLC

Archstone New Development Holdings LP

Archstone Doral LLC

Archstone Delray Downtown LLC

Archstone Delray Downtown Manager LLC

Archstone Developer LLC

Archstone Federal Center I LLC

Archstone Federal Center II LLC

Archstone Real Estate Advisory Services GP LLC

Archstone Real Estate Advisory Services LP

Federal Center Retail LLC

Archstone Medford Member LLC

Medford Mystic Valley LLC

Archstone Terracina GP LLC

Archstone Terracina LP

Westchester at Clairmont LP

Westchester at Clairmont GP LLC

Archstone Long Beach GP LLC

Archstone Long Beach LP

Schedule D-2

Archstone 101 West End Avenue Holdings GP LLC

Archstone 101 West End Avenue Holdings LP

Archstone 101 West End Avenue Principal GP LLC

Archstone 101 West End Avenue Principal LP

Archstone 101 West End Avenue (Nominee) GP LLC

Archstone 101 West End Avenue (Nominee) LP

Archstone East 39th Street Land LLC

Archstone East 39th Street Holdings GP LLC

Archstone East 39th Street Holdings LP

Archstone East 39th Street Principal GP LLC

Archstone East 39th Street Principal LP

Archstone East 39th Street (Nominee) GP LLC

Archstone East 39th Street (Nominee) LP

Archstone 180 Montague Holdings GP LLC

Archstone 180 Montague Holdings LP

Archstone 180 Montague Principal GP LLC

Archstone 180 Montague Principal LP

Archstone 180 Montague (Nominee) GP LLC

Archstone 180 Montague (Nominee) LP

Archstone Chelsea Holdings GP LLC

Archstone Chelsea Holdings LP

Archstone Chelsea Principal GP LLC

Archstone Chelsea Principal LP

Archstone Chelsea (Nominee) GP LLC

Archstone Chelsea (Nominee) LP

Lake Mendota Investments LLC

LMI Cheshire Bridge LLC

LMI Pembroke Landings LLC

LMI Preston Park LLC

LMI Riverbend LLC

LMI Rosemont LLC

LMI Windward Park LLC

ASN Lake Mendota Investments LLC

Archstone Champions Park LLC

Archstone Waterford Place LLC

Archstone DC Investments One LP

Archstone DC Investments Two LP

Smith Property Holdings One LP

ASN Clinton Green Member LLC

Clinton Green Holdings LLC

Clinton Green Company LLC

Clinton Green Condo LLC

Archstone Builders Incorporated

Archstone Financial Services LLC

Archstone Foundation

Archstone Management Services Incorporated

Archstone-Smith Unitholder Services LLC

ASN Technologies, Inc.

Capital Mezz LLC

Golden Spike Asset Management LLC

Golden State Mezz, LLC

Schedule D-3

Panorama Insurance Ltd.

Prospector Diversified Assets LLC

Move, Inc.

Archstone Property Management LLC

ASN Multi-Family Limited Partnership

SCA – North Carolina (1) LLC

SCA – North Carolina (2) LLC

Archstone Property Management (California) Incorporated

Archstone OC/SD JV Holdings LLC

Archstone OC/SD JV LLC

OC/SD Holdings LLC

OC/SD Mezz 1 LLC

OC/SD Mezz 2 LLC

OC/SD Partners LP

Archstone Multifamily Holdings I (Parent C) GP LLC

Archstone Multifamily Holdings I (Parent C) LP

Archstone Multifamily Partners AC Funding GP LLC

Archstone Multifamily Partners AC Funding LP

Archstone Multifamily Partners C Development Investor I LLC

Archstone Multifamily Partners C Development GP LLC

Archstone Multifamily Partners C Development Investor II LLC

Archstone Multifamily Parent C Development JV LP

National Gateway REIT LLC

Archstone National Gateway CM LLC

Schedule D-4

SCHEDULE E

ASSUMED ARCHSTONE LIABILITIES

This Schedule E is the same as Exhibit A of the Archstone Residual JV Term Sheet, which is attached as Schedule O to the Buyers Agreement. Pursuant to the Term Sheet and the Buyers Agreement, ERPOP and AVB intend to cause their respective wholly-owned subsidiaries (the “ERP JV Subsidiary” and “AVB JV Subsidiary,” respectively) to form Archstone Residual Joint Venture (the “Joint Venture”).

Capitalized terms used but not defined herein have the meanings set forth in the Buyers Agreement. Certain capitalized terms used herein, as expressly noted herein, have the meanings set forth in the Purchase Agreement.

This Schedule E describes the general terms and conditions applicable to the allocation of certain litigation and other liabilities (and recoveries) that the Buyer Parties and the Joint Venture will assume and succeed to upon the Initial Closing (as defined in the Purchase Agreement). The Buyer Parties acknowledge that there may be additional pre-closing events and occurrences that are not specifically encompassed within this Schedule and which may generate claims, litigation, and other losses (or recoveries) after the Initial Closing. To the extent allocation of liability for (or of rights to recoveries for) such events and occurrences is not dealt with by this Exhibit, the Buyer Parties will endeavor to allocate such liability (and recoveries) in a fair and reasonable manner. Liabilities, claims, suits and recoveries subject to this Schedule include (but are not limited to), and shall be allocated, as follows:

1.	As a general rule, the Joint Venture shall assume all third-party claims, litigation, and other liabilities to be assumed by the Buyer Parties pursuant to the Purchase Agreement related to pre-closing events and occurrences, even if asserted post-closing, and all losses, liabilities, damages, costs, expenses and fees associated therewith shall be a “JV Expense,” meaning they will be borne 60% by the ERP JV Subsidiary and 40% by the AVB JV Subsidiary (i.e., in accordance with their percentage interests in the Joint Venture). As a general rule, first-party losses arising from the pre-closing physical condition of a particular asset shall follow the asset (and, accordingly, shall be assumed and retained by the applicable Buyer Party that drafted such asset), and shall not be assumed by the Joint Venture and not be a JV Expense (except with respect to the assets that are acquired by the Joint Venture). There will be, however, exceptions to these rules, some of which are described below.

2.	Expenses (e.g. repair costs, business interruption) incurred by a Buyer Party in connection with a pre-closing property loss at an acquired asset, such as a fire, water infiltration problem or construction defect, shall initially be borne by that Buyer Party, and any post-closing insurance reimbursement or other recovery for those expenses shall flow to that Buyer Party, provided that, in the case of casualties that are typically covered by insurance, after all expenses and insurance reimbursements are settled if there remain uninsured losses (e.g., due to a deductible, an exclusion, etc.) such uninsured losses shall be borne by the Joint Venture. Any post-closing reimbursements or other recoveries that relate to an expense paid pre-closing by Enterprise, and not a Buyer Party, or which are not used to offset repair costs, shall flow to the Joint Venture.

Schedule E-1

3.	Any liabilities incurred and receivables due or recoveries made in connection with the ordinary operation of an asset, such as those relating to real estate taxes, utilities, operating expenses, security deposits, inspection fees, contractor disputes, and compliance with state and local regulation and receivables such as rents shall follow the asset (and, accordingly, shall be assumed and retained by the applicable Buyer Party that drafted such asset), and shall not be assumed or acquired by the Joint Venture and not be a JV Expense (except with respect to the assets that are acquired by the Joint Venture). As an example, if there is a dispute with a contractor on a development site over change orders or a dispute with the local government over building permits, entitlements, etc. related to a specific property, that dispute will follow the property and not be assumed by the Joint Venture (except with respect to the assets that are acquired by the Joint Venture).

4.	Liabilities and recoveries related to accessibility claims arising under the federal Fair Housing Act and Americans With Disabilities Act or analogous federal and state statutes will follow the asset (and, accordingly, shall be assumed and retained by the applicable Buyer Party that drafted such asset), and shall not be assumed by the Joint Venture or be a JV Expense (except with respect to the assets that are acquired by the Joint Venture), provided however, that any such claim against the Joint Venture or any property or group of properties within it shall at all times be a JV Expense. A claim of this nature against an acquired asset shall be considered a pre-closing claim regardless of when asserted unless is relates to changes that a Buyer Party made to an asset after closing.

5.	With respect to the pending Hermida and Heien litigation in Massachusetts involving the Security Deposit Statute (the Mass. G.L. c. 186 Sec. 15B(1)(b) and Mass. G.L. c. 93A (the “Fee Litigation”), in which affiliates of Enterprise are defendants, any all losses, liabilities, damages, costs, expenses and fees shall be a JV Expense.

6.	All losses, liabilities, damages, costs, expenses and fees relating to the pending Perez and Vagle class action suits in California, involving late fees and security deposits respectively, the Blue Rock litigation pending in New York, and the Garibay wage and hour litigation pending in California, shall be a JV Expense.

7.	All losses, liabilities, damages, costs, expenses and fees relating to environmental claims and suits relating to soil or groundwater contamination, asbestos, and lead-based paint, regardless of when the conditions arise or manifest themselves, will follow the asset (and, accordingly, shall be assumed and retained by the applicable Buyer Party that drafted such asset), and shall not be assumed by the Joint Venture and not be a JV Expense (except with respect to the assets that are acquired by the Joint Venture), except that losses, liabilities, damages, costs, expenses and fees relating to environmental claims and suits based on pre-closing acts, occurrences or conditions in which the recovery claimed or awarded to a third party or governmental agency is for money damages, and not for remediation of soils, groundwater or other environmental remediation or for alterations or retrofitting of existing improvements, shall be a JV Expense.

8.

Without limiting the allocation to the Joint Venture of most third party claims based on pre-closing events, whether insured or uninsured, as provided in this Schedule, it is noted for clarification that the uninsured portion of all General Liability claims (primarily third-party

Schedule E-2

property damage and bodily injury claims) based on pre-closing events or occurrences at an acquired asset, whether asserted pre-closing or after, shall be a JV Expense.

9.	D & O claims against any of the Buyer Parties that are asserted in securities litigation or shareholder derivative lawsuits shall be the exclusive responsibility of the Buyer Party against whom the claim is made. Should a claim be made against the Joint Venture, all uninsured expenses related to the claim shall be a JV Expense.

10.	All losses, liabilities, damages, costs, expenses and fees relating to third-party mold claims and suits, whether for bodily injury or property damage, shall be a JV Expense if and only if the claim or suit had been asserted or was pending at closing or is asserted after the closing but involves claims or suits brought by former residents (and otherwise shall be assumed and retained by the applicable Buyer Party that drafted such asset) or involves an asset acquired by the Joint Venture. Liability for first-party property damage due to mold conditions that existed pre-closing, including conditions that may not manifest themselves until post-closing (e.g. replacement of windows, siding, drywall), shall follow the asset and, accordingly, shall be assumed and retained by the applicable Buyer Party that drafted such asset, and shall not be assumed by the Joint Venture and not be a JV Expense (except with respect to the assets that are acquired by the Joint Venture).

11.	All losses, liabilities, damages, costs, expenses and fees relating to any eminent domain or condemnation actions pending as of the closing shall follow the asset and, accordingly, shall be assumed and retained by the applicable Buyer Party that drafted such asset. Without limiting the foregoing, all losses, liabilities, damages, costs, expenses and fees (and all compensation and recoveries) related to the permanent and temporary easements required for the construction of infrastructure for a Second Avenue Subway Project at The Carmargue Apartments shall follow the asset and, accordingly, shall be assumed and retained by the applicable Buyer Party that drafted such asset.

12.	All losses, liabilities, damages, costs, expenses and fees incurred and recoveries received in connection with a development project or land parcel acquired by one or the other of the Buyer Parties (e.g., taxes, insurance, construction costs, litigation, fees, and penalties) shall follow the asset and, accordingly, shall be assumed and retained by the applicable Buyer Party that drafted such asset, and shall not be assumed by the Joint Venture and not be a JV Expense (except with respect to the assets that are acquired by the Joint Venture).

13.	Other litigation recoveries, by way of claim, counterclaim, fee award or otherwise, shall be allocated in the same manner as the liabilities described above are allocated, provided, however that any recoveries in connection with the Archstone Westbury (n/k/a Meadowbrook Crossing) mold litigation, whether from insurers, contractors or others, shall flow to the Joint Venture, and all expenses incurred in connection therewith shall be a JV Expense.

14.	[Reserved]

15.	The Joint Venture (or applicable subsidiary) shall assume the responsibility to pay obligations under Enterprise’s “Development Incentive Plan” except to the extent that the

Schedule E-3

Buyer Parties agree prior to the Initial Closing to allocate payments under such plan that vest post-Closing to the Buyer Party whose development triggers the vesting.

16.	The Joint Venture (or applicable subsidiary) shall acquire its interests in the underlying assets of the Joint Venture subject to applicable debt if any, including, without limitation, the German line of credit.

17.	Unless paid by the Buyer Parties in accordance with their respective Proportionate Shares in accordance with the Buyers Agreement, all transfer taxes (and related post-closing legal costs incurred in connection with the pursuit or defense of claims relating to the application to the transactions under the Purchase Agreement of the preemption of local transfer taxes arising under the Bankruptcy Code) shall be a JV Expense (regardless of whether the underlying property or interests to which the transfer taxes or claims relate is to be acquired by the Joint Venture, acquired directly by a Buyer Party or its affiliates, or acquired by Legacy Holdings Joint Venture).

18.	All losses, liabilities, damages, costs, expenses and fees incurred in connection with brokerage disputes with respect to assets and interests to be acquired pursuant to the Purchase Agreement (regardless of whether the underlying property or interests are to be acquired by the Joint Venture, acquired directly by one of the Buyer Parties or their affiliates, or acquired by Legacy Holdings JV, as more fully provided in the Buyers Agreement), relating to acts or events prior to the closing, shall be assumed by the Joint Venture and shall be a JV Expense, provided that losses, liabilities, damages, costs, expenses and fees incurred in connection with brokerage disputes involving claims for commissions that are earned in connection with the execution or commencement of, or exercise of extension or other rights under, leases shall be allocated such that the portion of such claims that are attributable to rents payable under the applicable lease prior to the closing shall be a JV Expense, and the portion of such claims that are attributable to rents payable under the applicable lease following the closing shall follow the asset and, accordingly, shall be assumed and retained by the applicable Buyer Party that drafted such asset, and shall not be assumed by the Joint Venture and not be a JV Expense (except with respect to the assets that are acquired by the Joint Venture).

19.	Buyer Claims provided for in Section 5.6 of the Buyers Agreement may be asserted (and recoveries on account thereof shall be allocated) as provided in said Section 5.6.

20.	The liabilities (and rights) to be assumed and acquired by the Joint Venture (or any applicable subsidiary thereof acquired pursuant to the Purchase Agreement) shall include certain Office Leases (as defined in the Term Sheet, and further addressed in Section 6.3 of the Buyers Agreement), subject to the terms of the Buyers Agreement and the Governance Documents pursuant to which the Buyer Parties will have certain rights to assume, or sublease premises under, leases of office space that are acquired pursuant to the Purchase Agreement.

21.	The liabilities to be assumed by the Joint Venture shall also include the liabilities included within “Other Liabilities” on Jupiter’s 9/30/2012 balance sheet, except to the extent that any of such liabilities are specifically allocated to one of the Buyer Parties pursuant to any of the other provisions of this Schedule.

Schedule E-4

22.	Costs of enforcement/collection that relate to the recovery or attempted recovery of any particular claim allocated pursuant to this Schedule, and costs of defenses that are incurred in connection with any specific liability allocated pursuant to this Schedule, shall be borne consistently with the allocation of the underlying claim or liability with respect to which such costs have been incurred.

23.	The liabilities to be assumed by the Joint Venture shall include any “naked” interest rate swap obligations that are not unwound by the Seller prior to the closing.

24.	The liabilities to be assumed by the Joint Venture shall include liabilities with respect to the prevailing wage claims relating to the CityCenter DC project, but if and when either Buyer Party elects to acquire the CityCenter DC project from the Joint Venture, the parties would agree upon a reasonable arrangement for liabilities/recoveries at that time.

25.	In situations where a JV Member acquires a property from the Joint Venture following the closing, the parties would agree upon a reasonable arrangement for the allocation of the liabilities and recoveries described in this Schedule related to that property that the JV Member would assume or succeed to, and the liabilities and recoveries that the Joint Venture would retain.

26.	The Governance Documents (as defined in the Term Sheet) for the Joint Venture shall include provisions addressing the administration, management and resolution of the liabilities and claims assumed and acquired by the Joint Venture. Pursuant to the Governance Documents, the Joint Venture will develop “Approved Business Plans” (as defined in the Term Sheet) for the management and resolution of litigation matters and liabilities and the pursuit of claims, the costs, liabilities and/or recoveries with respect to which are a JV Expense. If not developed prior to the Initial Closing, the Buyer Parties intend to discuss and agree upon these Approved Business Plans during the 90 day period following the execution of the Buyers Agreement. Pursuant to the Governance Documents ERP JV Subsidiary will be delegated “Administrative Lead Member” (as defined in the Term Sheet) with respect to the implementation of the Approved Business Plans relating thereto, provided that AVB JV Subsidiary shall have approval rights over any material settlements of any such litigation matters, liabilities or claims, and ERP JV Subsidiary shall be entitled to a mutually agreed-upon fee from the Joint Venture to cover its costs in connection with the administration of such matters. The Buyer Parties intend these provisions of the Governance Documents to incorporate a process for the fair, efficient and cost-effective management, including decision-making, of the claims and litigation subject to this Schedule.

Schedule E-5

SCHEDULE F

[Reserved]

Schedule F-1

SCHEDULE G

MEMBERS, CAPITAL CONTRIBUTIONS, AND PROPORTIONATE SHARES

(As of February 27, 2013)

Member Name and Address	Capital Contribution	Proportionate Share

AVB Development Transactions, Inc. 671 N. Glebe Road Suite 800 Arlington, VA 22203	$61,042,000	40%

EQR-Residual JV Member, LLC Two N. Riverside Plaza Suite 400 Chicago, Illinois 60606	$91,563,000	60%

TOTALS	$152,605,000	100%

Schedule G-1

SCHEDULE H

[Reserved]

Schedule H-1

SCHEDULE I

[Reserved]

Schedule I-1

SCHEDULE J

GERMANY I PORTFOLIO

1.	DeWAG 1. Objektgesellschaft mbH

2.	DeWAG 2. Objektgesellschaft mbH

3.	DeWAG 3. Objektgesellschaft mbH

4.	DeWAG 4. Objektgesellschaft mbH

5.	DeWAG 9. Objektgesellschaft B.V.

6.	DeWAG 10. Objektgesellschaft B.V.

7.	DeWAG 11. Objektgesellschaft B.V.

8.	DeWAG 14. Objektgesellschaft B.V.

9.	DeWAG 15. Objektgesellschaft B.V.

10.	DeWAG 16. Objektgesellschaft B.V.

11.	DeWAG 17. Objektgesellschaft B.V.

12.	DeWAG 18. Objektgesellschaft B.V.

13.	DeWAG 19. Objektgesellschaft B.V.

14.	DeWAG 20. Objektgesellschaft B.V.

15.	DeWAG 21. Objektgesellschaft B.V.

16.	DeWAG 22. Objektgesellschaft B.V.

17.	DeWAG 23. Objektgesellschaft B.V.

18.	DeWAG 24. Objektgesellschaft B.V.

19.	DeWAG 25. Objektgesellschaft B.V.

20.	DeWAG 11. Objektgesellschaft B.V.

21.	DeWAG JV Holdings 1 B.V.

22.	Archstone Deutsche RE Holding GmbH

23.	DeWAG Objektgesellschaft II-1 B.V.

24.	DeWAG Objektgesellschaft II-2 B.V.

Schedule J-1

SCHEDULE K

HARLEM PARCEL C

The Harlem Parcel C Asset is located in the East Harlem section of the Borough of Manhattan in the City of New York between East 125th Street and East 127th Street, and between Second and Third Avenues.

Schedule K-1

SCHEDULE L

INITIAL BUSINESS PLANS

(To be attached following the closing, pursuant to

the terms of the limited liability company agreement)

Schedule L-1

SCHEDULE M

LAKE MENDOTA PORTFOLIO

1.	Archstone Yorba Linda

2.	Archstone Pembroke Landing

3.	Archstone Cheshire Bridge

4.	Archstone Windward

5.	Archstone Preston Park

6.	Archstone at MacArthur

Schedule M-1

SCHEDULE N

LAND OPTION TAKE-OUT PRICE

AVB Drafted Land Option	Value ($ in thousands)
8th & Harrison	1,664
Harlem – 125th Street Parcel B West[2]	180

EQR Drafted Land Option	Value ($ in thousands)
Huntington Beach at Edinger	769

[2]	East Harlem – 125th Street Parcel B West and Parcel C may only be transferred together.

Schedule N-1

SCHEDULE O

[Reserved]

Schedule O-1

SCHEDULE P

CERTAIN MISCELLANEOUS ARCHSTONE ASSETS

The following listed herein are receivables called “Hope Notes”:

1.	Saratoga. Receivable arising from a mezzanine loan made by Capital Mezz LLC to RWN-Saratoga Court Holdings, LLC, and terms of an Amended and Restated Forbearance Agreement dated November 30, 2010.

2.	La Brea. Receivable arising from agreements by Archstone Multifamily Holdings I (Development Borrower Pledgor), LP, as successor-in-interest to Ameriton Properties Incorporated, pursuant to the Limited Liability Company Agreement for La Brea Gateway LLC, dated August 19, 2004, as amended by First Amendment thereto, dated June 4, 2009, and Second Amendment thereto, dated January 1, 2010.

Schedule P-1

SCHEDULE Q

NATIONAL GATEWAY ASSETS

1.	National Gateway Phase I – Parcel 5A – located in Arlington, Virginia, and bounded by Jefferson Davis Highway, Crystal Drive and Potomac Avenue.

2.	National Gateway Phase II – Parcels 9A and 14 – located in Arlington, Virginia, and bounded by Jefferson Davis Highway, Crystal Drive and Potomac Avenue.

Schedule Q-1

SCHEDULE R

[Reserved]

Schedule R-1

SCHEDULE S

OFFICE LEASES

1. Lease dated March 12, 2004, executed by and between Archstone-Smith and Regency Plaza International, Inc., for a property located at 2350 Mission College Blvd., Suite 1140, Santa Clara, California.

2. Lease dated September 30, 2006, executed by and between Archstone-Smith Operating Trust and Green 1250 Broadway Owner LLC, for a property located at 1250 Broadway, 12th Floor, New York, New York.

Schedule S-1

SCHEDULE T

TAX, ALLOCATION, RELATED MATTERS

(Attached)

Schedule T-1

SCHEDULE T

TAXES; ALLOCATIONS; RELATED MATTERS

A.	Target Allocations.

After application of Section B of this Schedule T, any remaining items of Profits and Losses shall be allocated among the Members and to their Capital Accounts so as to cause the balance of each Member’s Economic Capital Account to be as nearly equal to such Member’s Target Balance as possible.

B.	Regulatory Allocations and other Allocation Rules.

Notwithstanding anything in the Agreement to the contrary, the following special allocations shall be made as follows, and, as appropriate, in the following order:

(1) Items of Company loss and deduction otherwise allocable to an Member hereunder that would cause such Member (hereinafter, a “Restricted Holder”) to have a deficit balance in his or her or its Adjusted Capital Account, or would increase the deficit balance in his or her or its Adjusted Capital Account, as of the end of the Fiscal Year to which such items relate shall not be allocated to such Restricted Holder.

(2) If there is a net decrease in Company Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Company indebtedness, certain capital contributions or revaluation of the Company’s property as further outlined in Treasury Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section B(2) is intended to comply with the minimum gain chargeback requirement in said Section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section B(2) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(3) If there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain reevaluations of the Company’s property as further outlined in Treasury Regulations Section 1.704-2(i)(4)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and (j)(2). This Section B(3) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in said Section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section B(3) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

1	SCHEDULE T

(4) In the event an Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section B(4) is intended to constitute a “qualified income offset” under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(5) Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Members in accordance with their Proportionate Share, but only as permitted by the Treasury Regulations.

(6) Member Nonrecourse Deductions for any Fiscal Year or other applicable period shall be specially allocated to the Member that bears the economic risk of loss for the debt (i.e., the Member Nonrecourse Debt) in respect of which such Member Nonrecourse Deductions are attributable (as determined under Treasury Regulations Section 1.704-2(b)(4) and (i)(1)).

(7) Allocations to Members whose interests vary during a year by reason of transfer, redemption, admission, capital contributions, or otherwise, shall be made as determined by the Management Committee in accordance with permissible methods under Code Section 706.

C.	Tax Allocations.

(1) Subject to Section C(2), items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Members on the same basis as their respective book items, as provided in Sections A and B.

(2) If any Company property is subject to Code Section 704(c) or is reflected in the Capital Accounts of the Members and on the books of the Company at a value that differs from the adjusted tax basis of such property, then the Tax Items with respect to such property shall, in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(4)(i), be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its value in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ share of Tax Items under Code Section 704(c). The Management Committee is authorized to choose any reasonable method permitted by the Treasury Regulations pursuant to Code Section 704(c), including the “remedial allocation” method, the “curative” method and the “traditional” method.

(3) Pursuant to Treasury Regulations Section 1.752-3, each Member’s interest in Company profits, for purposes of determining such Member’s shares of excess “nonrecourse liabilities” for such purpose shall be that Member’s Proportionate Share.

(4) Any payment of foreign tax that may be creditable against any Member’s United States federal income tax liability shall be allocated to the Members in a manner reasonably determined by the Management Committee and in accordance with Treasury Regulation 1.704-1(b)(4)(viii). Other tax credits shall be allocated to the Members in a manner reasonably determined by the Management Committee.

2	SCHEDULE T

(5) The Members are aware of the income tax consequences of the allocations made by this Agreement and shall report their shares of Profits and Losses and other items of Company, gross income, gain, loss and deduction for income tax purposes consistently with this Agreement.

D.	Tax Classification.

It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal, state and local income and franchise tax purposes. In accordance therewith, (a) no Member shall file any election with any taxing authority to have the Company treated otherwise, and (b) each Member hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment. The Management Committee shall, except as otherwise required by applicable law, (i) not cause or permit the Company to elect (A) to be excluded from the provisions of Subchapter K of the Code, or (B) to be treated as a corporation or an association taxable as a corporation for any tax purposes; (ii) cause the Company to make any election reasonably determined to be necessary or appropriate in order to ensure the treatment of the Company as a partnership for all tax purposes; (iii) cause the Company to file any required tax returns in a manner consistent with its treatment as a partnership for tax purposes; and (iv) not take any action or cause any officer or agent or representative of the Company to take any action that would be inconsistent with the treatment of the Company as a partnership for such purposes.

E.	[Reserved.]

F.	Additional Tax Matters.

(1) The Tax Matters Member shall be the sole signatory to any federal, state, local and foreign tax on behalf of the Company, except to the extent any other Person is required by law to also sign such returns.

(2) The Tax Matters Partner shall take no action in such capacity without the authorization or consent of the other Members, other than (after reasonable notice to the other Member) such action as the Tax Matters Partner may be required to take by applicable law. The Tax Matters Partner shall comply with the responsibilities outlined in Sections 6222 through 6232 of the Code.

(3) The Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the written consent of each Member.

(4) The Tax Matters Partner shall not bind the Company to a settlement agreement without obtaining the written concurrence of the other Members. For purposes of this Section F(4), the term “settlement agreement” shall include a settlement agreement at either an administrative or judicial level. Any Member that enters into a settlement agreement with respect to any Company items (within the meaning of Section 6231(a)(3) of the Code) shall

3	SCHEDULE T

notify the other Members of such settlement agreement and its terms within ninety (90) calendar days after the date of settlement.

(5) The provisions of this Section F shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members (with respect to the period of time during which such Person is a Member) for a period of time necessary to resolve with the Internal Revenue Service or the United States Department of the Treasury any and all matters regarding the United States federal income taxation of the Company.

(6) The Tax Matters Partner, in its capacity as the Tax Matters Partner, shall be reimbursed by the Company for any third party out-of-pocket costs and expenses reasonably incurred by it in the performance of its duties as Tax Matters Partner. No Member shall be reimbursed by the Company for any costs and expenses incurred by such Member in pursuing on its own behalf any of its rights to file petitions, seek judicial review, etc. under this Section F or in participating in Company-level administrative or judicial tax proceedings unless the other Member, in its sole discretion, agrees to such reimbursement.

(7) During any Company income tax audit or other income tax controversy with any governmental agency, the Tax Matters Partner shall keep the Members informed of all material facts and developments on a reasonably prompt basis. Prompt notice shall be given to the Members upon receipt of advice that the Internal Revenue Service or other taxing authority intends to examine any income tax return, or records or books of the Company.

(8) The cost of any adjustments to all Members and the cost of any resulting audits or adjustments of Members shall be borne solely by the Members without reimbursement by the Company.

4	SCHEDULE T

SCHEDULE U

EXISTING GUARANTY OBLIGATIONS OF

MEMBERS, PARENTS AND AFFILIATES

(To be attached following the closing, pursuant to

the terms of the limited liability company agreement)

Schedule U-1

SCHEDULE V

INSURANCE PROGRAM

(Unless attached hereto, to be attached following the closing,

pursuant to the terms of the limited liability company agreement)

Schedule V-1

SCHEDULE W

FEES

[To be attached following the closing, pursuant to

the terms of the limited liability company agreement]

Schedule W-1

SCHEDULE X

[Reserved]

Schedule X-1

SCHEDULE Y

ADDRESSES FOR NOTICES TO THE MEMBERS

If to AVB Member, to:

AvalonBay Communities, Inc.

671 N. Glebe Road, Suite 800

Arlington, VA 22203

Facsimile No.: (703) 329-4830

Attention: Kevin P. O’Shea

with a copy (which shall not constitute notice) to:

AvalonBay Communities, Inc.

671 N. Glebe Road, Suite 800

Arlington, VA 22203

Facsimile No.: (703) 329-4830

Attention: Edward M. Schulman

and to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Facsimile No.: (617) 523-1231

Attention: Craig C. Todaro

If to EQR Member, to:

Equity Residential

Two N. Riverside Plaza, Suite 400

Chicago, Illinois 60606

Facsimile No.: (312) 526-9252

Attention: Mark Parrell, EVP and Chief Financial Officer

with copies (which shall not constitute notice) to:

Equity Residential

Two N. Riverside Plaza, Suite 400

Chicago, Illinois 60606

Facsimile No.: (312) 526-0680

Attention: Bruce Strohm, EVP and General Counsel

Schedule Y-1

and to:

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20004

Facsimile No.: (202) 637-5910

Attention: J. Warren Gorrell, Jr.

   Bruce W. Gilchrist

and to:

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW

Washington, DC 20006

Facsimile No.: (202) 785-7522

Attention: David P. Slotkin

and to:

Morrison & Foerster LLP

555 West Fifth Street

Los Angeles, CA 90013-1024

Facsimile No.: (213) 892-5454

Attention: Thomas R. Fileti

Schedule Y-2

SCHEDULE Z

ALLOCATION OF RESPONSIBILITIES/FUNCTIONS

TO DESIGNATED MANAGERS

(Attached)

Schedule Z-1

Archstone Acquisition

AVB/EQR – Transition Issues/Wind-Down List

Updated February 25, 2013

		Follow	Owner
Area/Issue	Items to be considered – as applicable	Properties	EQR	AVB

Risk Management (GL, WC, property)	Manage claims for preclose period and parking lot coverage and claims	X	X	X
Corporate Maintenance	File doing business qualifications where needed; file annual statements with applicable Secretary of State; maintain minute book, member list and organizational documents	N	X
Legal	Manage litigation claims for preclose period (includes and not limited to property, employment)	N	X
Office Leases	Includes lease terms or sublets, sale of office furniture, etc.	N	X
Benefit Plans	401(k) – administration for wind-down, transition and parking lot JV	N		X

	COBRA – administration for wind-down, transition and parking lot JV	N	X
Federal, State and franchise tax	Manage oversight of 2012 and 2013 stub period tax returns – to be prepared by ASN	N	X

See more detail below for services	Manage historical audits/litigation/issues	N	X

	2013 and future tax returns for parking lot JV and tax protection JV	N	X
Books and Records, JV-Level Reporting	maintain accounting and contractual records; “umbrella” quarterly and annual reporting for parking lot JV	N		X
Germany Operational oversight	Management oversight of ASN European business, including fund team, DeWag, legal, financing and accounting	Y	X
Manage JV Parking lot accounting	Germany – accounting, reporting, tax returns	N	X

	SWIB - accounting, reporting, tax returns	Y		X

	Development – National Gateway, Harlem	Y		X

	Transition accounting – payroll and other compensation, cash receipts/disbursements, etc.	N		X

	Other – liabilities (coordination with legal, risk, etc.), consolidation, etc.	N		X
Cash management/oversight See further detail below	Provide oversight over cash receipts post-close (collect and distribute)	Y		X

(lead admin members handle cash management for JVs they handle (i.e. AVB – SWIB)	Provide oversight of disbursements (A/P and wire transfers) post-close	Y		X

	Provide cash forecasts and funding requirements post-close	Y		X

	Maintain/wind-down bank accounts	Y		X
Payroll and HR related items	Employment claims/issues for termed/former employees/ employee verification – pkg lot and disposed only	Y		X

	Filing of 2012 ASN W-2s (to be done by ASN)	N		X

	Filing of 2013 ASN W-2s (to be done by ASN)	N		X

	Escheatment of Payroll	N		X

Archstone Acquisition

AVB/EQR – Transition Issues/Wind-Down List

Updated February 25, 2013

		Follow	Owner
Area/Issue	Items to be considered – as applicable	Properties	EQR	AVB
Real Estate tax claims	Management of appeals/questions/issues regarding disposed and parking lot assets	Y		X
Accounts payable related items	Sales and use taxes – filing requirements to go with property (to be done by ASN) – pkg lot and disposed (if not done by ASN) only	Y		X

	2013 1099’s (to be done by ASN) – pkg lot and disposed (if not done by ASN) only	Y		X

	A/P historical vendor questions – questions will follow the property – pkg lot and disposed only	Y		X

	Manage any vendor rebates	Y		X

	Escheatment of Accounts payable preclose period	Y		X
Collections of resident accounts	Collections of resident accounts (follow the property) pkg lot and disposed only	X		X

More detail on tax services –

***	management/oversight of, and assistance as needed with, the completion of tax return compliance obligations by the Archstone personnel for the 2012 tax year and short period ending with our closing in 2013

•	negotiation and approval of services and expenses contracted with vendors/consultants

•	regular communication and decision-making related to notices and assessments from taxing authorities

•	provision of support for audits

•	tax related services relative to the tax protection joint venture and Germany

•	general consulting relative to transition and integration matters (ie. Software/IT, Data migration, historical files and storage, etc.).

Further detail re Cash Management/Bank Accounts:

THE GENERAL RESIDUAL JV BANK ACCOUNT WILL COME UNDER THE “CASH MANAGEMENT” OVERSIGHT TO BE PROVIDED BY AVB, WITH 2 CHECK SIGNERS FROM EACH OF AVB & EQR. THERE WILL BE SOME ADDITIONAL DETAIL TO BE WORKED OUT ON WIRE AUTHORIZATION PROTOCOL WHERE MUTUAL APPROVAL NECESSARY FOR WIRES OF A CERTAIN SIZE (OTHER THAN REPETITIVE PAYMENTS AFTER APPROVAL OF INITIAL WIRE).

SCHEDULE AA

CERTAIN AUTHORIZED DOCUMENTS

1.	Consent to Transfer and Release Agreement for 101 West End

2.	Consent to Transfer and Release Agreement for Chelsea

3.	Consent to Transfer and Release Agreement for Foundry

4.	Consent to Transfer and Release Agreement for Sonoma

5.	Trademark Assignment Agreement

6.	Documents on attached list if any.

Schedule AA-1